   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1996


                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement         [ ] Confidential, for Use of the Commission
                                        Only
[ ] Definitive Proxy Statement             (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             AM INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

       Common Stock, par value $.01 per share, of the Registrant ("Common
       Stock")

   (2) Aggregate number of securities to which transaction applies:

       7,039,176 (total includes 7,008,421 issued and outstanding shares of Common Stock, options to purchase 834 shares of Common Stock and 29,921 deferred compensation award shares).

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       $5.00, based on the consideration to be paid for each share of Common Stock and to be received in satisfaction of the deferred compensation award shares. $.56 for the 834 options to purchase shares of Common Stock which have an exercise price of $4.44.

   (4) Proposed maximum aggregate value of transaction:

       $35,192,178

   (5) Total fee paid:

       $7,038.10, equaling 1/50th of one percent of the proposed maximum aggregate value of the transaction.


[X] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

--------------------------------------------------------------------------------

   (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

   (3) Filing Party:

--------------------------------------------------------------------------------

   (4) Date Filed:

--------------------------------------------------------------------------------


                    PRELIMINARY COPY DATED DECEMBER 23, 1996

                         [AM INTERNATIONAL LETTERHEAD]

                                            , 1996

DEAR AM INTERNATIONAL
STOCKHOLDERS:

     You are cordially invited to attend a Special Meeting of the Stockholders of AM International, Inc., a Delaware corporation (the "Company"), which will be
held at                  ,             , on             , 1997 at      a.m.
(Central Time). At this important meeting, you will be asked to consider and vote upon a proposal to approve and adopt a Merger Purchase Agreement dated as of October 29, 1996 (the "Merger Agreement") among the Company, 8044 Acquisition Inc., a Delaware corporation ("Buyer"), and 8044 Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Sub"), and the merger (the "Merger") of the Sub with and into the Company which will result in the Company becoming a wholly-owned subsidiary of Buyer.

     Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, each then outstanding share of Company Common Stock will be converted into the right to receive $5.00 per share payable in cash.


     The Board of Directors of the Company (the "Board") has carefully reviewed and considered the terms and conditions of the Merger Agreement and the Merger. The Board had previously retained Bear, Stearns & Co. Inc. ("Bear Stearns") to review strategic options for the Company, including the sale of all or parts of the operating units of the Company or the Company as a whole. In connection with the Board's review and consideration of the Merger Agreement and the Merger, Bear Stearns rendered an opinion, subject to the assumptions and limitations set forth therein, to the effect that the consideration to be paid in the Merger is fair, from a financial point of view, to the stockholders of the Company (without rendering an opinion as to the fairness to Buyer and its affiliates). See "SPECIAL FACTORS -- Opinion of the Company's Financial Advisor" in the accompanying Proxy Statement. The full text of the opinion of Bear Stearns is set forth as Appendix II to the accompanying Proxy Statement. In light of the opinion of Bear Stearns, among other things, the Board has approved the Merger Agreement and has determined that the terms of the Merger are fair to and in the best interests of its stockholders.


     YOUR BOARD OF DIRECTORS UNANIMOUSLY HAS APPROVED AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     Enclosed with this letter are a Notice of Special Meeting and Proxy Statement which describes in detail the Merger, its background and other relevant information. A copy of the Merger Agreement is attached as Appendix I to the accompanying Proxy Statement. Also enclosed is a form of proxy solicited by the Board of Directors of the Company in connection with the special meeting.


     HOLDERS OF COMPANY COMMON STOCK SHOULD NOT FORWARD THEIR CERTIFICATES REPRESENTING SHARES OF COMPANY COMMON STOCK WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL. STOCKHOLDERS SHOULD NOT FORWARD ANY CERTIFICATES AT THIS TIME.


     You should carefully consider all of the information in the proxy statement and execute and return the enclosed form of proxy as soon as possible, whether or not you expect to attend the special meeting. The giving of a proxy by a stockholder will not prevent voting in person at the special meeting. The vote of every stockholder of the Company is important. Your Board and management appreciates your support and cooperation.

     We look forward to seeing you on               , 1997.

                                          Cordially,

                                          Jerome D. Brady
                                          Chairman, President and
                                          Chief Executive Officer

                             AM INTERNATIONAL, INC.
                               431 LAKEVIEW COURT
                             MT. PROSPECT, IL 60056

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD                      , 1997

To The Stockholders of AM International, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of AM International, Inc. will be held at the
                                                              on             ,
1997 at      a.m. (Central Time) for the following purposes:


     (1) To consider and vote upon a proposal to approve and adopt the Merger Purchase Agreement dated October 29, 1996 among AM International, Inc., a Delaware corporation (the "Company"), 8044 Acquisition, Inc., a Delaware corporation ("Buyer"), and 8044 Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Sub"), and the merger (the "Merger") of Sub with and into the Company which will result in the Company becoming a wholly-owned subsidiary of Buyer. A copy of the Merger Agreement appears as Appendix I to the accompanying Proxy Statement. Pursuant to the terms of the Merger Agreement, each then outstanding share of Company Common Stock will be converted into the right to receive $5.00 per share payable in cash.



     (2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


     The close of business on November 26, 1996 has been fixed as the record date for the meeting. All holders of record of Company Common Stock on such date are entitled to notice of and to vote at the meeting.

     Each stockholder, even though he or she now plans to attend the meeting, is requested to sign and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting.


     HOLDERS OF COMPANY COMMON STOCK SHOULD NOT FORWARD THEIR CERTIFICATES REPRESENTING SHARES OF COMPANY COMMON STOCK WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL. STOCKHOLDERS SHOULD NOT FORWARD ANY CERTIFICATES AT THIS TIME.


                                          By Order of the Board of Directors,

                                          Steven R. Andrews, Secretary
Mt. Prospect, Illinois
            , 1996
                            ------------------------

                                   IMPORTANT

     TO ASSURE PROPER REPRESENTATION AT THE MEETING, ALL STOCKHOLDERS ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

                         THANK YOU FOR ACTING PROMPTLY.

                               TABLE OF CONTENTS


                                                                                        PAGE
INTRODUCTION.........................................................................      1
SUMMARY..............................................................................      3
  Summary Financial Information......................................................      8
VOTING RIGHTS AND PROXY INFORMATION..................................................      9
SPECIAL FACTORS......................................................................     10
  Background of the Merger...........................................................     10
  Recommendation of the Board of Directors of the Company; Reasons for the Merger....     14
  Opinion of the Company's Financial Advisor.........................................     16
  Buyer's Purpose and Reasons For the Merger; Plans Following the Merger.............     19
  Risk that the Merger Will Not be Consummated; the Company's Plans if the Merger is
     Not Consummated.................................................................     20
  Interest of Certain Persons in the Merger..........................................     20
  Certain Financial Forecasts........................................................     21
  Certain Federal Income Tax Consequences............................................     24
  Anticipated Accounting Treatment...................................................     26
  Governmental and Regulatory Approvals..............................................     26
  Certain Significant Financial Considerations.......................................     26
THE MERGER AGREEMENT.................................................................     27
  Effective Time.....................................................................     27
  The Merger.........................................................................     27
  Exchange Procedure.................................................................     27
  Representations and Warranties.....................................................     28
  Conduct of the Business Pending the Merger.........................................     29
  Covenants..........................................................................     29
  Company Stock Options..............................................................     29
  Deferred Compensation Shares.......................................................     30
  No Solicitation....................................................................     30
  Indemnification and Insurance......................................................     30
  Conditions to the Merger...........................................................     31
  Termination........................................................................     32
  Termination Fees and Expenses......................................................     32
  Amendment..........................................................................     33
  The Undertaking....................................................................     33
SOURCE AND AMOUNT OF FUNDS...........................................................     33
EXPENSES.............................................................................     34
CERTAIN INFORMATION CONCERNING THE COMPANY...........................................     34
PRO FORMA FINANCIAL INFORMATION......................................................     40
SELECTED FINANCIAL DATA..............................................................     44
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS...........................................................................     45
CERTAIN INFORMATION CONCERNING BUYER AND SUB.........................................     52
APPRAISAL RIGHTS.....................................................................     53
DIVIDENDS; MARKET PRICES OF COMMON STOCK.............................................     56
PRINCIPAL STOCKHOLDERS...............................................................     57
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS...............................     58
INDEPENDENT ACCOUNTANTS..............................................................     59
STOCKHOLDER PROPOSALS................................................................     59
AVAILABLE INFORMATION................................................................     59
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................     59
OTHER BUSINESS.......................................................................     60
INDEX TO FINANCIAL STATEMENTS........................................................    F-1
APPENDICES
Appendix I  -- Merger Purchase Agreement
Appendix II -- Opinion of Bear, Stearns & Co. Inc.
Appendix III -- Section 262 of the Delaware General Corporation Law

                             AM INTERNATIONAL, INC.
                               431 LAKEVIEW COURT
                          MT. PROSPECT, ILLINOIS 60056

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD                         , 1997

                                  INTRODUCTION

     This Proxy Statement is being furnished to the stockholders of AM International, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at a Special Meeting of Stockholders of the Company to be held
on                     , 1997 at        a.m. (Central Time) and at any
postponement or adjournment thereof (the "Special Meeting"). This Proxy Statement, the accompanying Notice of Special Meeting of Stockholders and the enclosed form of proxy are being initially mailed to holders of the Company's
Common Stock on or about                     , 1996.

     At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Purchase Agreement (the "Merger Agreement") dated October 29, 1996 among the Company, 8044 Acquisition Inc., a Delaware corporation ("Buyer"), and 8044 Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Sub"), and the merger (the "Merger") of Sub with and into the Company which will result in the Company becoming a wholly-owned subsidiary of Buyer. The Merger Agreement (without schedules and exhibits) is attached as Appendix I to this Proxy Statement.

     Thomas D. Rooney, Vice President and Chief Financial Officer of the Company and, since August 1996, President of AM Multigraphics, is expected to acquire 20% of the issued and outstanding shares of common stock of Buyer. Following the Merger, Mr. Rooney will serve as Chairman, Chief Executive Officer and President of the Company and, in such capacity, will receive compensation and benefits substantially equivalent to his current compensation. Dr. Asher O. Pacholder, the Chairman of Pacholder Associates, Inc. and a director of the Company until September 3, 1996, is also expected to acquire 20% of Buyer's issued and outstanding common stock for approximately $60,000. Dr. Pacholder's wife, Sylvia
A. Pacholder, and two other affiliates of Pacholder Associates, Inc. are expected to acquire the remaining shares of Buyer's common stock on similar terms. See "SPECIAL FACTORS -- Interest of Certain Persons in the Merger," "SOURCE AND AMOUNT OF FUNDS" and "CERTAIN INFORMATION CONCERNING BUYER AND SUB."

     The Merger Agreement provides that each outstanding share of common stock, par value $.01 per share, of the Company (the "Common Stock"), other than shares owned by Buyer or by stockholders who properly exercise dissenters' rights, will be converted in the Merger into the right to receive $5.00 per share payable in cash (the "Merger Consideration"). The Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "AM." On October 28, 1996, the last full trading day preceding the public announcement by the Company that it had entered into the Merger Agreement, the high, low and closing sale prices of the Common Stock, as reported in American Stock Exchange Composite Transactions,
were $2.75, $2.50 and $2.75 per share, respectively. On                     ,
1996, the last full trading day preceding the printing of this Proxy Statement, the closing sale price of the Common Stock, as reported in American Stock

Exchange Composite Transactions, was $     per share. If the Merger Agreement
and the Merger are approved and adopted, the Common Stock will be delisted from the AMEX upon consummation of the Merger, and the Company will no longer be obligated to file periodic reports with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


     Buyer and Sub were organized solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. As a result of the Merger, Messrs. Pacholder and Rooney and the other stockholders of the Buyer will acquire indirectly the entire equity interest in the Company and stockholders of the Company, other than those stockholders of the Company who also own common stock of Buyer, will no longer have any continuing equity interest in the Company and therefore, will not have an opportunity to share in the future earnings, if any, and potential growth of the Company.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


     The Board has carefully reviewed and considered the terms and conditions of the Merger Agreement and the Merger. The Board had previously retained Bear, Stearns & Co. Inc. ("Bear Stearns") to review strategic options for the Company, including the sale of all or parts of the operating units of the Company or the Company as a whole. In connection with the Board's review and consideration of the Merger Agreement and the Merger, Bear Stearns rendered an opinion (the "Fairness Opinion"), subject to the assumptions and limitations set forth therein, to the effect that the consideration to be paid in the Merger is fair, from a financial point of view, to the stockholders of the Company (without rendering an opinion as to the fairness to Buyer and its affiliates). See "SPECIAL FACTORS -- Opinion of the Company's Financial Advisor." The Fairness Opinion is set forth in full as Appendix II attached hereto. In light of the Fairness Opinion, among other things, the Board has approved the Merger Agreement and has determined that the terms of the Merger are fair to and in the best interests of its stockholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.


     All information contained herein concerning Buyer and Sub has been supplied by Buyer. Except as otherwise indicated, all other information contained in the Proxy Statement has been furnished by the Company.


     To the Company's knowledge, all of its executive officers and directors who are the beneficial owners of 2,488,712 issued and outstanding shares representing approximately 35.5% of the Common Stock issued and outstanding as of the Record Date in the aggregate, intend to vote all such shares for the approval and adoption of the Merger Agreement and the Merger.


     STOCKHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND TO CONSULT WITH THEIR PERSONAL FINANCIAL AND TAX ADVISORS.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
                            ------------------------

        The date of this Proxy Statement is                     , 1997.
                            ------------------------

                                    SUMMARY

     Certain significant matters discussed in the Proxy Statement are summarized below. This Summary is not intended to be complete and is qualified in all respects by reference to the more detailed information appearing or incorporated by reference in this Proxy Statement. Stockholders are urged to review carefully the entire Proxy Statement (including the Appendices and the documents incorporated herein by reference).

                              GENERAL INFORMATION

AM INTERNATIONAL, INC...The Company, through its sole remaining business unit,
                        AM Multigraphics ("AM Multigraphics"), is a distributor of equipment, supplies and services to the graphic arts industry and has recently exited the engineering and manufacturing of offset duplicating equipment to focus exclusively on distribution of equipment, supplies and service.

                        In September 1996, the Company sold its interest in its majority-owned Japanese subsidiary and distributor for AM Multigraphics in Japan, AM Japan Co., Ltd. In August 1996, the Company sold substantially all of the assets and liabilities of its Sheridan Systems division ("Sheridan Systems"), a leading supplier of systems and components to both the printing and newspaper publishing industries. In 1996, the Company discontinued its AM Multigraphics-International Operations business segment, which was a distributor to certain foreign graphics arts markets of an extensive range of sheetfed offset duplicating presses, digital color printing equipment, pre and post press equipment and a wide range of supplies and technical services. The mailing address of its principal executive offices is 431 Lakeview Court, Mt. Prospect, Illinois 60056, and its telephone number is (847) 375-1700. See "CERTAIN INFORMATION CONCERNING THE COMPANY."

BUYER...................8044 Acquisition Inc. was formed under the General
                        Corporation Law of the State of Delaware (the "Delaware GCL") on October 25, 1996 for the purpose of consummating the transactions contemplated by the Merger Agreement. Other than activities connected with or ancillary to the transactions contemplated by the Merger Agreement, Buyer has not engaged in any material business activities. Dr. Asher O. Pacholder, who was a director of the Company until September 3, 1996, three other affiliates of Pacholder Associates, Inc. and Mr. Rooney are expected to own all the issued and outstanding shares of common stock of Buyer. See "CERTAIN INFORMATION CONCERNING BUYER AND SUB."

SUB.....................8044 Acquisition Sub Inc., a wholly-owned subsidiary of
                        Buyer, was formed under the Delaware GCL on October 25, 1996 for the purpose of consummating the transactions contemplated by the Merger Agreement. Other than activities connected with or ancillary to the transactions contemplated by the Merger Agreement, Sub has not engaged in any material business activities. See "CERTAIN INFORMATION CONCERNING BUYER AND SUB."

MERGER AGREEMENT........On October 29, 1996, the Company, Buyer and Sub signed the Merger Agreement, a copy of which is attached hereto as Appendix I, providing for the Merger and the payment of the Merger Consideration to the holders of Common Stock. See "THE MERGER AGREEMENT."

MERGER..................Subject to the approval and adoption of the Merger
                        Agreement and the Merger by the stockholders of the Company and certain other conditions contained in the Merger Agreement, Sub will be merged with and into the Company, as a result of which the Company will be the surviving corporation

                        (the "Surviving Corporation"), each share of common stock of Sub will be converted into shares of common stock of the Surviving Corporation and each share of Common Stock (other than shares held by Buyer or stockholders who properly exercise appraisal rights) will be converted into the right to receive $5.00 payable in cash. As a result of the Merger, the Company will become a wholly-owned subsidiary of Buyer.

CERTAIN EFFECTS OF THE
  MERGER................As a result of the Merger, Buyer will acquire the entire equity interest in the Company. Therefore, following the Merger the holders of shares of Common Stock (other than those stockholders of the Company who also own common stock of the Buyer) will no longer have an equity interest in the Company and will not have an opportunity to share in the future earnings, if any, and potential growth of the Company.

                   INFORMATION CONCERNING THE SPECIAL MEETING

DATE, TIME AND PLACE OF
  THE SPECIAL MEETING...The Special Meeting of Stockholders of the Company is to
                        be held on                ,                , 1997, at
                                                      at      a.m. (Central
                        Time).

PURPOSES OF THE SPECIAL
  MEETING...............The purposes of the Special Meeting are (1) to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger; and (2) to transact any other business that may properly come before the Special Meeting.

RECORD DATE.............Only holders of record of shares of Common Stock at the close of business on November 26, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On that date, 7,008,421 shares of Common Stock were issued and outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting.

QUORUM AND VOTE
  REQUIRED..............The presence of the holders of a majority of the
                        7,008,421 issued and outstanding shares of Common Stock entitled to vote at the Special Meeting, present in person or represented by a properly executed proxy, are necessary to constitute a quorum for the transaction of business. Pursuant to Section 251 of the Delaware GCL, approval and adoption of the Merger Agreement and the Merger will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. See "VOTING RIGHTS AND PROXY INFORMATION."

                                SPECIAL FACTORS

RECOMMENDATION OF THE
  BOARD OF DIRECTORS
  OF THE COMPANY;
  REASONS FOR THE
  MERGER................The Board has approved the Merger Agreement and has determined that the terms of the Merger are fair to and in the best interests of its stockholders. See "SPECIAL FACTORS -- Recommendation of the Board of Directors of the Company; Reasons for the Merger."

OPINION OF THE COMPANY'S
  FINANCIAL ADVISOR.....Bear Stearns has rendered a Fairness Opinion to the effect that the consideration to be paid in the Merger is fair, from a financial point of view, to the stockholders of the Company (without rendering an opinion as to the fairness to Buyer and its affiliates). See "SPECIAL FACTORS -- Opinion of the Company's Financial Advisor." A copy of the Fairness Opinion is attached hereto as Appendix II, which Fairness Opinion sets forth the assumptions made, the matters considered and limitations on the review undertaken in rendering the Fairness Opinion.



BUYER'S PURPOSE AND
  REASONS FOR THE
MERGER;
  PLANS FOLLOWING THE
  MERGER................Buyer anticipates that it will operate the Company as a domestic provider of graphic arts supplies and prepress equipment and services. Buyer will sharpen the Company's focus on its core businesses and perhaps pursuing consolidating acquisitions as favorable opportunities present themselves. Buyer believes that the Company will benefit from private ownership, which will allow the Company to eliminate significant expenses associated with public ownership and to focus on further restructuring its business and operations. See "SPECIAL FACTORS -- Buyer's Purpose and Reasons for the Merger; Plans Following the Merger."


RISK THAT MERGER MAY NOT
  BE CONSUMMATED; PLANS
  IF MERGER NOT
  CONSUMMATED...........There are a number of conditions to the obligations of all or certain parties under the Merger Agreement to consummate the Merger. See "THE MERGER AGREEMENT -- Conditions to the Merger." It is expected that if the Merger Agreement and the Merger are not approved by the Company's stockholders, or if the other conditions to the consummation of the Merger are not satisfied or waived, the Company's management, under the general direction of the Board, will seek to continue to manage the Company as an ongoing business and may seek other purchasers for the Company or another strategic alternative. See "SPECIAL FACTORS -- Risk that the Merger May Not Be Consummated; Plans If Merger Not Consummated."


INTEREST OF CERTAIN
  PERSONS IN THE
  MERGER................In considering the recommendation of the Board with respect to the Merger Agreement and the Merger, stockholders should be aware that certain members of management and the Board at the time of such recommendation had certain interests that may present them with potential conflicts of interest in connection with the Merger. See "SPECIAL FACTORS -- Interest of Certain Persons in the Merger."


CERTAIN FINANCIAL
  FORECASTS.............For information regarding the separate forecasts of future operations that were prepared by the Company's management and by Buyer, respectively, and furnished to the Board in its consideration of the Merger Agreement and prospective lenders in connection with efforts to obtain financing for the Merger, see "SPECIAL FACTORS -- Certain Financial Forecasts."

CERTAIN FEDERAL INCOME
  TAX CONSEQUENCES......The Merger will be a taxable transaction for holders of
                        Common Stock who receive the Merger Consideration. See "SPECIAL FACTORS -- Certain Federal Income Tax Consequences." The Federal income tax consequences described herein are for general information only. Stockholders should consult their own tax advisors as to the particular tax consequences of the Merger to them, including the application of state, local and foreign tax laws.

ACCOUNTING TREATMENT....The Merger is expected to be accounted for under the
                        "purchase" method of accounting. See "SPECIAL FACTORS -- Accounting Treatment."


CERTAIN SIGNIFICANT
  FINANCIAL
  CONSIDERATIONS........If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or the Surviving Corporation as debtor in possession, were to find that, at the time the Merger Consideration was distributed to the holders of Common Stock, the Surviving Corporation (i) made such payment with actual intent to hinder, delay or defraud creditors, or (ii) did not receive reasonably equivalent value and is insolvent or will be rendered insolvent by reason of the transfer, then, subject to various defenses which might be asserted, such court could void the distributions to the holders of Common Stock and require that such holders return the same (or equivalent amounts) to the Surviving Corporation or to a fund for the benefit of its creditors (including, under certain circumstances, bank lenders and other holders of debt of the Surviving Corporation).


                        The test for insolvency for purposes of the foregoing varies depending under the federal or state statute applied, but typically means that, taking account of the effect of the proposed transaction: (i) the fair value of the company's assets is less than the sum of the company's debts, or the present fair salable value of the company's assets is less than the amount required to pay the company's probable debts as they become mature,
                        (ii) the company intends to engage in a business for which it has unreasonably small capital, or (iii) the company will likely incur debts beyond its ability to pay such debts as they mature.


                        The Board believes that the payment of the Merger Consideration will be made for proper purposes and in good faith, and that, given the equity investment being made by Buyer and based on present forecasts and other financial information, the Company is, and the Surviving Corporation will be, solvent, will have sufficient capital for carrying on its business after the Merger and will be able to pay its debts as they mature. The receipt of a satisfactory solvency opinion from the firm of Houlihan Lokey Howard & Zukin ("Houlihan Lokey") is a condition to the consummation of the Merger.


                              THE MERGER AGREEMENT

EFFECTIVE TIME OF THE
  MERGER................The "Effective Time" of the Merger will be the time of the filing of the Certificate of Merger (the
                        "Certificate of Merger") with the Secretary of State of the State of Delaware (or such later time thereafter as is provided in the Certificate of Merger). See "THE MERGER AGREEMENT -- Effective Time."


EXCHANGE OF SHARES......Immediately after the Effective Time, a letter of transmittal with instructions for completion thereof will be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Common Stock (the "Certificates"). See "THE MERGER AGREEMENT -- Exchange Procedure." HOLDERS OF COMMON STOCK SHOULD NOT FORWARD THEIR CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL. STOCKHOLDERS SHOULD NOT FORWARD ANY CERTIFICATES AT THIS TIME.


CONDITIONS TO THE
MERGER..................The closing of the Merger (the "Closing") is conditioned upon the fulfillment or waiver (where permissible) of certain conditions set forth in the Merger

                        Agreement. See "THE MERGER AGREEMENT -- Conditions to the Merger."

TERMINATION OF THE
  MERGER AGREEMENT......The Merger Agreement may be terminated (i) by mutual written agreement of the Company, Buyer and Sub, (ii) by either the Company or Buyer if the Closing has not occurred on or before April 30, 1997 and (iii) in certain other situations. See "THE MERGER AGREEMENT -- Termination."

TERMINATION FEES
  AND EXPENSES..........Whether or not the Merger is consummated, all expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such expense. Notwithstanding the foregoing, under certain circumstances, the Company must pay Buyer for its expenses upon termination of the Merger Agreement (up to an aggregate amount not to exceed $375,000), and, under certain circumstances (including acceptance by the Board of an offer by a third party to purchase the Company), the additional sum of $1,000,000. See "THE MERGER AGREEMENT -- Termination Fees and Expenses."

                    OTHER INFORMATION CONCERNING THE MERGER

SOURCE AND AMOUNT
  OF FUNDS..............It is contemplated that approximately $2,000,000 of the funds required in connection with the Merger will come from the purchase of preferred stock of Buyer by Pacholder Associates, Inc., and approximately $300,000 will come from the purchase of common stock of the Buyer by Mr. Rooney, Dr. Pacholder and three affiliates of Pacholder Associates Inc. Buyer will contribute the net proceeds from such equity investments to the capital of Sub. Sub will also borrow $35,200,000 from The Provident Bank ("Provident") pursuant to a 7-day acquisition facility bearing interest at Provident's prime rate of interest plus one percent. The acquisition facility is required to be repaid in full promptly after consummation of the Merger. After consummation of the Merger, the Surviving Corporation will also have access to a 3-year $12,000,000 working capital facility from Provident. See "INTRODUCTION" and "SOURCE AND AMOUNT OF FUNDS."

MARKET PRICES OF
  COMMON STOCK..........On October 28, 1996, the last full trading day preceding the public announcement by the Company that it had entered into the Merger Agreement, the high, low and closing sale prices of the Common Stock, as reported in American Stock Exchange Composite Transactions, were $2.75, $2.50 and $2.75 per share, respectively. On
                                       , 1996, the last full trading day
                        preceding the printing of this Proxy Statement, the closing sale price of the Common Stock, as reported in American Stock Exchange Composite Transactions, was $ per share.

APPRAISAL RIGHTS........Any person who is a holder of record of shares of Common
                        Stock and who objects to the terms of the Merger Agreement and the Merger may seek appraisal of such holder's shares of Common Stock under and in compliance with the requirements of Section 262 of the Delaware GCL. Certain procedures must be followed by any such stockholder who wishes to protect that statutory right to appraisal, including both not voting to approve and adopt the Merger Agreement and the Merger and filing with the Company, before the vote on the Merger Agreement and Merger is taken, a written demand for appraisal of the shares of Common Stock. See "APPRAISAL RIGHTS" and Appendix III to the Proxy Statement which contains the full text of Section 262 of the Delaware GCL.

                         SUMMARY FINANCIAL INFORMATION


     The following is a summary of certain consolidated financial information of the Company. This summary has been derived in part from, and should be read in conjunction with, the consolidated financial statements of the Company and the related notes thereto. See "INDEX TO FINANCIAL STATEMENTS OF AM INTERNATIONAL, INC." Due to the reorganization of the Company and the implementation of Fresh Start Reporting, financial statements for the Reorganized Company (period starting September 30, 1993) are not comparable to those of the Predecessor Company. See Note 14 to "Notes to Consolidated Financial Statements." See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for explanations of significant factors affecting comparability of the data set forth below.



                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                  REORGANIZED COMPANY                               PREDECESSOR COMPANY
                               ----------------------------------------------------------  --------------------------------------
                                  THREE MONTHS
                                     ENDED
                               ------------------  YEAR ENDED  YEAR ENDED  SEPT. 30, 1993   AUG. 1, 1993   YEAR ENDED  YEAR ENDED
                               NOV. 2,   OCT. 28,   JULY 31,    JULY 31,      THROUGH         THROUGH       JULY 31,    JULY 31,
                                1996       1995       1996        1995     JULY 31, 1994   SEPT. 19, 1993     1993        1992
                               -------   --------  ----------  ----------  --------------  --------------  ----------  ----------
Historical Data:
 Results of operations:
   Net sales................... $27,699  $ 42,994   $168,052    $191,485      $163,816        $ 26,532     $ 195,689   $ 202,419
   Income (loss) from
     continuing operations.....     519    (3,460)  $(20,157)   $ (4,151)     $  2,082        $ 21,795     $ (43,787)  $ (83,069)
   Income (loss) from
     discontinued operations...     0.0      (310)   (25,342)      8,764         4,570         (27,810)      (81,891)    (41,709)
                               -------    -------   --------    --------      --------        --------     ---------   ---------
   Net income (loss)........... $   519  $ (3,770)  $(45,499)   $  4,613      $  6,652        $ (6,015)    $(125,678)  $(124,778)
                               =======    =======   ========    ========      ========        ========     =========   =========
 Financial Position:
   Assets of continuing
     operations................ $78,300  $ 90,407   $ 55,022    $101,771      $120,669        $118,196     $  94,778   $ 117,845
   Assets of discontinued
     operations, net...........     0.0    66,386     42,940      61,301        48,605          46,242        80,654     153,957
                               -------    -------   --------    --------      --------        --------     ---------   ---------
   Total assets................ $78,300  $156,793   $ 97,962    $163,072      $169,274        $164,438     $ 175,432   $ 271,802
                               =======    =======   ========    ========      ========        ========     =========   =========
   Long-term debt.............. $ 7,257  $ 14,034   $  8,527    $ 14,915      $ 19,359        $ 25,505     $ 129,000   $  62,592
   Stockholder's equity........   2,597    43,870      2,296      48,301        42,776          36,000       (49,651)     69,337
 Per share of common stock
   Income (loss) from
     continuing operations..... $  0.07  $  (0.49)  $  (2.88)   $  (0.59)     $   0.30             N/A           N/A         N/A
   Income (loss) from
     discontinued operations...     0.0     (0.04)     (3.62)       1.25          0.65             N/A           N/A         N/A
                               -------    -------   --------    --------      --------        --------     ---------   ---------
   Net income (loss)........... $  0.07  $  (0.54)  $  (6.49)   $   0.66      $   0.95             N/A           N/A         N/A
                               =======    =======   ========    ========      ========        ========     =========   =========
   Net book value.............. $  0.37  $   6.26   $    .33    $   6.88      $   6.11             N/A           N/A         N/A



     For the fiscal years ended July 31, 1996 and 1995, and for the three months ended October 28, 1995, continuing earnings were inadequate to cover fixed charges by $20,254,000, $5,677,000 and $2,629,000, respectively. For the three months ended November 2, 1996, the ratio of earnings to fixed charges was 1.61x.


                    SUMMARY PRO FORMA FINANCIAL INFORMATION


     The following unaudited pro forma consolidated information illustrates the effect of certain adjustments to the historical consolidated results of operations from continuing operations of the Company that result from the sale of the Company's interest in AM Japan and the sale of Sheridan Systems. The pro forma information does not give effect to the Merger or related transactions. The pro forma information is not necessarily indicative of future operations. See "PRO FORMA FINANCIAL INFORMATION."



                                                                             THREE
                                                                            MONTHS      YEAR
                                                                             ENDED     ENDED
                                                                            NOV. 2,   JULY 31,
                                                                             1996       1995
                                                                            -------   --------
Pro Forma Information:
  Net sales...............................................................  $26,500   $137,900
  Income (loss) from continuing operations................................   (1,800)   (18,900)
  Income (loss) per common share from continuing operations...............    (0.26)     (2.70)

                      VOTING RIGHTS AND PROXY INFORMATION

     Proxies in the accompanying form are solicited on behalf of and at the direction of the Board, which has fixed the close of business on November 26, 1996 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. On the Record Date, 7,008,421 shares of Common Stock were issued and outstanding, which were held by approximately 1,230 holders of record. Each stockholder is entitled to one vote on each matter, exercisable in person or by properly executed proxy, for each share of Common Stock held of record on the Record Date. The presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting, present in person or represented by a properly executed proxy, is necessary to constitute a quorum for the transaction of business.

     A stockholder may, with respect to the proposal to approve and adopt the Merger Agreement and the Merger, (i) vote FOR such proposal, (ii) vote AGAINST such proposal or (iii) ABSTAIN from voting on such proposal. A vote to abstain from voting on the proposal will count for the purpose of determining the presence of a quorum. All shares of Common Stock represented by properly executed proxies will be voted at the Special Meeting or at any adjournments or postponements thereof in accordance with the direction indicated on the proxies unless such proxies have previously been revoked. If no direction is indicated, the shares will be voted FOR approval and adoption of the Merger Agreement and the Merger. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to the proposal to approve and adopt the Merger Agreement and the Merger ("non-votes"), such non-votes will not be considered present and entitled to vote on the proposal and will not count for the purpose of determining the presence of a quorum.

     Pursuant to Section 251 of the Delaware GCL, the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting is required for approval and adoption of the Merger Agreement and the Merger. Accordingly, non-votes and abstentions with respect to the proposal will have the effect of a vote against the proposal. The Board recommends that stockholders vote FOR approval and adoption of the Merger Agreement and the Merger. See "SPECIAL FACTORS -- Recommendation of the Company's Board of Directors; Reasons for the Merger." If any other matters are properly presented at the Special Meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

     To the Company's knowledge, all of its executive officers and directors who are the beneficial owners of 2,488,712 issued and outstanding shares representing approximately 35.5% of the Common Stock issued and outstanding as of the Record Date in the aggregate, intend to vote all such shares for the approval and adoption of the Merger Agreement and the Merger.

     A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted at the Special Meeting. A stockholder who wishes to revoke a proxy can do so by properly executing a later-dated proxy relating to the same shares which is either delivered to the Secretary of the Company prior to the vote at the Special Meeting or delivered to another person who votes such later-dated proxy at the Special Meeting, by giving written notice of revocation to the Secretary prior to the vote at the Special Meeting or by appearing in person at the Special Meeting and voting in person the shares to which the proxy relates. Any written notice revoking a proxy should be sent to the Company, 431 Lakeview Court, Mt. Prospect, Illinois 60056, Attention: Steven R. Andrews, Secretary.

     In addition to the use of the mail, proxies may be solicited via personal interview and telephone, telecopy or telegraph by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company has retained Corporate Investor Communications, Inc. to assist with the solicitation for a fee of $2,500 plus expenses.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     At a regular meeting of the Board on June 2, 1995, the Board determined to undertake a review of the Company's strategic alternatives to maximize stockholder value and provide liquidity to stockholders and directed management to conduct discussions with potential financial advisors. The Board further concluded that the Company's Compensation and Nominating Committee should review measures designed to secure the continued services of the Company's executive officers in view of the potential for a transaction involving the Company.

     Two prospective financial advisors were interviewed by members of management and Jeffrey D. Benjamin, a Director of the Company. Management subsequently recommended to the Board of Directors that Bear Stearns be retained as the Company's financial advisor. At a meeting of the Board on July 10, 1995, representatives of Bear Stearns, Arthur Andersen LLP, the Company's tax and audit advisor ("Arthur Andersen"), and Sidley & Austin, the Company's counsel, reviewed with the Board a range of financial, tax and legal issues concerning various strategic alternatives. Bear Stearns addressed the four primary strategic alternatives they considered to be available to maximize and realize stockholder value, which included (1) an equity offering, (2) a leveraged recapitalization, (3) a sale, or (4) maintaining the status quo. Bear Stearns advised that the strength of the market for acquisition candidates led them to the preliminary conclusion that a sale of the Company would likely produce the highest return to the Company's stockholders of all the available alternatives. Also at that meeting, the Board approved the change-in-control agreements described under "-- Interest of Certain Persons in the Merger."

     On July 19, 1995, the Company retained Bear Stearns to act as its financial advisor in connection with the consideration of possible strategic alternatives to enhance stockholder value. In light of the differences in the Company's two principal businesses that could limit a buyer's interest in acquiring the entire company, it was deemed appropriate to pursue a sale of the individual businesses as well as the Company as a whole.

     In the fall of 1995, following the preparation of audited financial statements for the Company's fiscal year ended July 31, 1995, the Company, with the assistance of Bear Stearns, prepared a confidential memorandum describing Sheridan Systems and began to solicit indications of interest from a number of parties considered by the Company and Bear Stearns to be prospective purchasers of the Sheridan Systems Division. Subsequently, a similar memorandum was prepared with respect to AM Multigraphics and circulated to various parties the Company and Bear Stearns thought might have a potential interest in acquiring AM Multigraphics. Between November 1995 and September 1996, 87 parties, including affiliates of Buyer, were contacted to solicit proposals with respect to AM Multigraphics. A total of 7 preliminary expressions of interest were received for such a transaction.

     In December 1995, the Company reported a net loss for its first fiscal quarter ended October 28, 1995, of $3.8 million, on revenues that were $19.5 million lower than the comparable prior year period. Approximately half of the revenue decrease was attributed to a low beginning backlog and weak market demand for bindery and newspaper mailroom systems at Sheridan Systems. The Company did not comply with restrictive financial covenants for the quarter ended October 28, 1995 under its principal domestic credit facility but received waivers of the violations from its lenders. The Company lowered its forecasts for Sheridan System, AM Multigraphics and the Company as a whole.

     On January 3, 1996, the Company and Winton Associates, Inc., a wholly-owned subsidiary of Pacholder Associates, Inc. and an affiliate of Buyer ("Winton"), entered into a confidentiality agreement pursuant to which Winton and its affiliates agreed to maintain the confidentiality of all nonpublic information provided to it by the Company. A separate confidentiality agreement containing substantially the same terms was executed on January 20, 1996 by A. Carl Mudd, then a Director of the Company, who was working with affiliates of Buyer in its consideration of a potential acquisition of AM Multigraphics.

     Approximately 40 prospective purchasers entered into confidentiality agreements with the Company and reviewed the confidential memorandum, and several of those prospective purchasers conducted meetings with management and due diligence. During roughly the same time period, Bear Stearns contacted approximately one hundred companies to solicit proposals with respect to the purchase of Sheridan Systems, of which approximately 40 parties entered into confidentiality agreements. No expressions of interest were received for the purchase of the entire Company.

     Also in January 1996, Directors A. Carl Mudd and Asher O. Pacholder determined to recuse themselves from further consideration by the Board of the Company's strategic alternatives in view of their expression of potential interest in acquiring AM Multigraphics.

     On February 23, 1996 the Company announced the preliminary results for its second fiscal quarter ended January 27, 1996, indicating that there would be a loss in the range of $8-9 million. The net loss resulted in part from the lower backlog at the beginning of the quarter at Sheridan Systems and weaker market conditions generally for Sheridan Systems' bindery products. AM Multigraphics' revenues and operating income declined from the comparable period in the prior year and fell short of the Company's budget, including the revenues and operating income budgeted for the Xeikon product line. As a consequence, the Company again lowered its forecasts for Sheridan Systems, AM Multigraphics and for the Company as a whole. The Company also did not comply with certain restrictive financial covenants in its credit agreement, received waivers from its lenders, and stated that its projections indicated that it might not meet income-related financial covenants in future quarters. In granting the waivers, however, the Company's lenders expressed concern over the financial results and the increased levels of borrowing and strongly encouraged the Company to consummate a transaction for the sale of one or more operating divisions or for the Company as a whole.

     On February 26, 1996, in response to bid procedures set forth by Bear Stearns in a letter to prospective bidders, an investor group including Mr. Mudd, certain affiliates of Pacholder Associates, Inc. and certain affiliates of Jefferies & Company, Inc. (the "Multigraphics Investor Group"), submitted a non-binding expression of interest in acquiring the assets of AM Multigraphics for approximately $25.0 million, subject to various terms and conditions outlined in the letter. This and other bids received by the Company were reviewed and discussions commenced about possible dates for conducting due diligence reviews with members of the Company's and AM Multigraphics' management.

     On February 28, 1996, Heidelberger Druckmaschinen AG ("Heidelberg") offered its non-binding indication of interest in purchasing the assets of the Sheridan Systems division for $55 million, subject to due diligence and certain adjustments. Following a series of meetings between representatives of the Company and Heidelberg, on March 28, 1996 Heidelberg submitted to the Company a non-binding letter of intent which included a preliminary purchase price of $65 million, subject to due diligence and other conditions. As Heidelberg's due diligence review of Sheridan Systems proceeded, however, issues were identified in Heidelberg's investigation and analysis which caused Heidelberg to indicate to the Company that their price indication would be substantially lower than previously indicated.

     Due to the activities with Heidelberg, management diligence meetings with parties interested in AM Multigraphics did not commence until the end of March 1996. On March 28, 1996, a diligence meeting took place at AM Multigraphics' headquarters in Mt. Prospect between Mr. Mudd, James P. Shanahan, Jr., Managing Director and General Counsel of Pacholder Associates, Inc., and Mark H. Prenger, Assistant Vice President of Pacholder Associates, Inc., for the Multigraphics Investor Group, and Jerome D. Brady, the Company's Chairman, President and Chief Executive Officer, David R. Roberts, then Vice President of the Company and President of AM Multigraphics, Dennis R. Lewis, then Vice President -- Finance of AM Multigraphics, Mark Duchesne, Vice President -- Marketing of AM Multigraphics and Barry E. Clark, then Vice President -- Sales of AM Multigraphics, for the Company. Most of these same participants met again at the AM Multigraphics' headquarters on April 3, 1996. Various telephone conversations and requests for materials followed these meetings.

     On May 8, 1996, the Multigraphics Investor Group sent another non-binding expression of interest in acquiring the assets of AM Multigraphics and the Company's interest in AM Japan Co. Ltd. for a price in the range of $15-20 million, subject to a number of conditions set forth in the letter. During this period, representatives of the Company continued to meet with other interested parties concerning a sale of AM Multigraphics.

     At a meeting of the Board held on May 21 and 22, 1996 at the Sheridan Systems facility in Dayton, Ohio, management reported to the Board that a review of the Company's cash resources and current revolving credit facilities had been undertaken and management did not expect that the Company's liquidity for the next twelve-month period would be adequate absent the consummation of some transaction providing capital resources to the Company. It was noted that the Company's limited availability of cash was adversely affecting the ability of each division to purchase inventory and thereby satisfy customer orders. Accordingly, management had undertaken several initiatives to further reduce expenses and had obtained preliminary indications of interest from new sources of debt financing.

     The Board considered the need for alternative sources of debt financing, as well as preliminary indications of interest from potential purchasers of AM Multigraphics and the current status of negotiations for the sale of Sheridan Systems. The Board also heard detailed presentations from Mr. Roberts with respect to the current status, future prospects and cash needs of AM Multigraphics and from members of the management team of Sheridan Systems as to the current status, future prospects and investment requirements for operation of their business segment for the foreseeable future. In addition, the Board received a report from Bear Stearns addressing their activities to market both Sheridan Systems and AM Multigraphics, the absence of any indications of interest for the purchase of the Company as a whole, and possible strategic alternatives which included: (1) continued operation of the Company with no sale, (2) sale of Sheridan Systems and continued operation of the remainder of the Company, (3) sale of AM Multigraphics and the continued operation of the remainder of the Company, and (4) sale of both operating segments and liquidation of the Company. At the conclusion of the meeting, the Board directed management to continue its efforts to find new sources of debt financing, but concluded that exploring the potential transaction with Heidelberg should be the top priority among the Company's existing options. Accordingly, at that time all formal due diligence activities and negotiations with parties interested in a transaction with AM Multigraphics were suspended.

     Representatives of the Buyer were informed of the decision to delay discussions with respect to a possible sale of AM Multigraphics. On May 31, 1996, Messrs. Brady and Shanahan met at the Company's headquarters, along with Thomas D. Rooney, the Company's Vice President and Chief Financial Officer, to discuss Buyer's interest in a transaction to acquire the Company after the disposition of Sheridan Systems. On June 6, 1996, the Company received a letter from AM Acquisition Corp., a corporation to be formed by Buyer, setting forth a non-binding expression of interest for such an acquisition through tender offer, merger or similar transaction, subject to various conditions set forth in the letter. The proposed pricing of the transaction was also subject to a number of issues discussed in the letter.

     In late May 1996, Heidelberg sent to the Company a non-binding letter of intent for the purchase by Heidelberg of the assets of the Sheridan Systems division for a total cash purchase price of $56 million, subject to certain adjustments, including a closing adjustment based on net asset value. At a special telephonic meeting of the Board held on June 10, 1996, the Board approved the execution of the letter of intent with Heidelberg.

     Following the execution of the letter of intent and public announcement of the proposed Heidelberg transaction, discussions resumed between the Company and the prospective purchasers of AM Multigraphics. On June 21 and 22, 1996, Mr. Shanahan and Robin E. Pacholder, Senior Vice President and Associate General Counsel of Pacholder Associates, Inc., met at the Company's Rosemont headquarters facility with Messrs. Brady, Rooney, Steven R. Andrews, Vice President, General Counsel & Secretary of the Company, and David L. Rutherford, the Company's Associate General Counsel to continue due diligence, particularly investigation of the liabilities of the Company. On or about June 27, 1996, however, Bear Stearns, upon instructions from the Company, informed Buyer and other parties interested in a transaction involving AM Multigraphics that any efforts in that regard would be suspended so that management could focus its attention on signing and consummating the Heidelberg transaction.

     Following numerous meetings between representatives of the Company and Heidelberg, on July 9, 1996, the definitive Asset Purchase Agreement was executed by the parties subject, among other things, to the approval of the Board. On July 10, 1996, the Board unanimously approved the Asset Purchase Agreement. The transaction was closed on August 27, 1996, following approval of the transaction by a majority of the stockholders of the Company at a meeting held on August 26, 1996. On August 27, 1996 the Company announced that it had completed the sale of the Sheridan Systems assets for $50 million in cash and that the transaction had been approved by the holders of approximately 90% of the Company's shares of Common Stock.

     In its proxy statement mailed to the Stockholders on or about August 2, 1996 in connection with the August 26 Special Meeting, the Company included the following information: "The Company continues to explore strategic alternatives with respect to the remainder of its business (including a sale of all or part of its remaining operations), as well as the retention and operation of the remaining business." In August 1996, Mr. Roberts resigned and Mr. Rooney was appointed President of AM Multigraphics as well as continuing as Vice President and Chief Financial Officer of the Company.

     While the Company was seeking approval of its stockholders for the sale of the Sheridan Systems assets, management was also involved in discussions concerning the sale of the Company's approximately 66.3% interest in AM Japan Co., Ltd. ("AM Japan"). On August 12, 1996, the Company publicly announced a non-binding letter of intent for the sale of the 2,148,000 shares of AM Japan owned by the Company for Y575 per share (approximately $5.33 per share at then-current exchange rates). Also on August 12, 1996, the Company supplemented the Proxy Statement mailed to stockholders in connection with the Heidelberg transaction, providing unaudited pro forma consolidated financial information, including pro forma adjustments to the balance sheet for net proceeds of $10.0 million in connection with the proposed sale of its interest in AM Japan and $31.9 million in net proceeds from the proposed Heidelberg transaction (after repayment of the Company's revolving credit facilities and an expected reduction of extended trade payables). On August 21, 1996, the Company announced the signing of a definitive agreement for the sale of its interest in AM Japan and on September 20, 1996, the Company announced that the sale had closed.

     On September 3, 1996, Messrs. Pacholder and Mudd resigned from the Board. On September 13, 1996, Messrs. Shanahan, Mudd and Prenger met at the Company's corporate headquarters with Messrs. Brady and Rooney to resume their due diligence review. Additional legal due diligence followed on September 17, 1996 at corporate headquarters with Mr. Shanahan, Ms. Pacholder, Mr. Andrews and Mr. Rutherford. Following additional phone conversations and due diligence review, on September 23, 1996, Mr. Shanahan informed Mr. Brady that a proposal would be forthcoming the following day.

     On September 24, 1996, the Company received a letter from Mr. Shanahan on behalf of AM Acquisition, Inc., a corporation to be formed, for the acquisition of all of the issued and outstanding capital stock of the Company, by merger, for $4.00 per share. At a meeting of the Board on September 24, 1996, the Board reviewed, but did not accept, the offer and management, at the direction of the Board, informed Mr. Shanahan that the Board wanted a price of at least $5 per share. Following this meeting, Mr. Rooney was contacted by Buyer, who asked whether Mr. Rooney would consider staying on as Chief Executive Officer and President of the Company following the acquisition, and whether Mr. Rooney would consider an ownership position in the acquisition group to be formed. On September 25, 1995, Messrs. Rooney and Shanahan had further discussions about the prospect of Mr. Rooney's continued role in the Company.

     On September 26, 1996, the Company received a letter from Mr. Shanahan on behalf of AM Acquisition, Inc. for the acquisition of all of the issued and outstanding capital stock of the Company, by merger, for $4.50 per share. On September 27, 1996, the Board considered the offer without accepting it and management, at the direction of the Board, informed Mr. Shanahan that the Board wanted a price of at least $5 per share.

     On September 27, 1996, following a discussion with Mr. Brady, Mr. Shanahan sent another letter on behalf of AM Acquisition, Inc. for the acquisition of all of the issued and outstanding capital stock of the Company, by merger, for $5.00 per share. In accordance with instructions from the Board, Mr. Brady advised Mr. Shanahan of the conditions under which the Board might consider proceeding toward a definitive agreement including, among other things, obtaining a financing commitment for the transaction. During the course of these negotiations, Mr. Mudd declined an offer to participate as a member of the Buyer group.

     On October 8, 1996, a first draft of the proposed merger agreement was circulated for review by representatives of the Keating, Meuthing & Klekamp law firm in Cincinnati, Ohio, counsel to Buyer. On October 9, Messrs. Shanahan and Prenger met with Messrs. Rooney, Lewis and Gregory T. Knipp, the Company's Treasurer, at the AM Multigraphics' facility to discuss the business plan and forecasts. On October 10, 1996, representatives of a financial institution met at the AM Multigraphics' facility with Messrs. Shanahan, Rooney, Andrews, Knipp, Duchesne and Charles Richards, Vice President -- Service

Operations of AM Multigraphics, to conduct due diligence in connection with the potential financing of the transaction. On October 11, 1996, a drafting session with respect to the Merger Agreement took place among Mr. Shanahan and a representative of Keating, Meuthing & Klekamp on behalf of Buyer, and Messrs. Brady, Rooney and Andrews, as well as representatives of Sidley & Austin, counsel to the Company.

     The parties jointly agreed to contact the specialty investment banking firm of Houlihan Lokey to discuss the possibility of rendering a solvency opinion. Following phone conversations between Messrs. Andrews and Brady and Mr. Ben Buettell, Senior Vice President of Houlihan Lokey, on October 16, 1996, Messrs. Shanahan and Brady met with Mr. Buettell at the Company's headquarters in Rosemont. On October 22, 1996, Mr. Buettell and his associates, Mr. Robert M. Gotto and Jeffrey S. Phillips, met at the AM Multigraphics facility in Mt. Prospect, Illinois, to conduct due diligence sessions with Messrs. Rooney, Andrews, Knipp, Duchesne, and Richards. Houlihan Lokey was retained on October 25, 1996.

     On October 23, 1996, Mr. Shanahan and Mr. Brady discussed a preliminary written proposal from a financing institution dated as of that date and the fact that it appeared that a financing commitment would not be obtained at the time of the proposed execution of a definitive agreement. Various phone conversations ensued between Mr. Brady and Mr. Shanahan and between Mr. Brady and members of the Company's management and Board. On October 25, 1996, a telephone conference was held between Mr. Brady, Director Jeffrey D. Benjamin, a representative of Sidley & Austin and Messrs. Rooney and Andrews to discuss the absence of a financing commitment. Tentative agreement was reached to present the Merger Agreement to the Board for approval the following Tuesday, October 29, provided that various issues in the final draft could be resolved, as well as appropriate provisions requiring Buyer to bear a larger portion of the Company's expenses in the event that financing could not be obtained within a reasonable time frame. In conversations over the weekend of October 26 and 27, Mr. Shanahan and Mr. Brady discussed a proposed solution whereby (1) the Merger Agreement would provide that (x) the parties could terminate the Merger Agreement in the event Buyer and Sub did not enter into financing commitments and furnish copies thereof to the Company (except to the extent such failure was materially attributable to breach of a representation of, or a material adverse change in, the Company) and (y) in the event of such a termination Buyer or Sub would pay the Company $500,000 as liquidated damages, and (2) Pacholder Associates, Inc. and one of its affiliates, PM Delaware, Inc., would undertake to provide equity to Buyer or Sub in the amount of $2,000,000 to enable them to perform and satisfy their respective obligations to the Company under the Merger Agreement, including (without limitation) the payment of any damages to the Company that may become payable as a result of a breach of the Merger Agreement. See "THE MERGER AGREEMENT -- Termination," "-- Termination Fees and Expenses" and "-- The Undertaking." Details of these provisions were finalized by Messrs. Shanahan, Brady and Andrews and representatives of Keating, Meuthing & Klekamp and Sidley & Austin on October 28, 1996.

     On October 29, 1996, a meeting of the Board was held at the Company's headquarters, at which the Directors received presentations from representatives of Sidley & Austin concerning the terms of the Merger Agreement and a presentation from Bear Stearns as to its financial analyses and its opinion as to the fairness of the proposed transaction to the Company's stockholders, from a financial point of view. The Board also received an oral presentation from Houlihan Lokey concerning its work to date, and the additional analyses it proposed to perform prior to the Closing and management's recommendation (Mr. Rooney abstaining) that the transaction be approved. At the conclusion of the presentations, the Board approved the Agreement and it was executed by management.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY; REASONS FOR THE MERGER

     The Board, at a meeting held on October 29, 1996, determined that the terms of the Merger are fair to and in the best interests of the Company's stockholders. At such meeting, the Board unanimously approved the Merger Agreement and recommended that the stockholders approve and adopt the Merger Agreement and the Merger.

     In reaching these conclusions, the Board considered, with the assistance of management and its legal and financial advisors, among other things, the following factors:

          1. The conclusion of Bear Stearns contained in the Fairness Opinion that the Merger Consideration was fair, from a financial point of view, to the stockholders of the Company (without rendering an opinion as to the fairness to Buyer and its affiliates).

          2. The condition that the Merger Agreement and the Merger be approved and adopted by the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting.

          3. The fact that the Company has solicited offers to purchase the Company from a large number of potential purchasers, the fact that the Company received a limited number of preliminary offers to purchase the Company pursuant to such solicitation process and the fact that the prices and other terms of such preliminary offers were not as favorable to the stockholders as the Merger Agreement and the Merger.

          4. The Company's book value and liquidity, including the recent improvement in its liquidity resulting from the cash proceeds of recent transactions.

          5. Information with respect to the historical financial condition, results of operations, business and prospects of the Company, together with current industry, economic and market conditions.

          6. The pro forma and forecasted financial condition, results of operations, prospects and strategic objectives of the Company, as well as the risks involved in achieving those prospects and objectives with current industry, economic and market conditions. See "-- Certain Financial Forecasts."

          7. The recommendation of the Company's management in favor of the Merger Agreement and the Merger.

          8. The trading prices and trading volume of the Common Stock and prices at which similar companies have been trading, including the substantial premium the Merger Consideration represents over recent trading prices for the Common Stock.

          9. Market statistics for selected companies in similar businesses, including market valuation and capitalization, price-earnings ratios and ratios of market capitalization to earnings and sales.

          10. The interests of the two executive officers of the Company who will remain with the Company after the Merger as well as those who are departing and the payments certain executive officers will receive in the Merger pursuant to their change-in-control agreements and the Company's deferred compensation plan. See "-- Interest of Certain Persons in the Merger".

          11. Buyer's contemplated financing arrangements, including the undertaking of affiliates of Buyer to provide $2,000,000 of funds to or on behalf of Buyer or Sub to perform their respective obligations (the "Undertaking"). See "THE MERGER AGREEMENT -- The Undertaking."

          12. The fact that, following the Merger, stockholders of the Company, other than stockholders of the Buyer who also own Common Stock of the Company, will no longer have any continuing equity interest in the Company and therefore will not have an opportunity to share in the future earnings, if any, and potential growth of the Company.

          13. The closing condition that a solvency opinion be received. See "-- Certain Significant Financial Considerations."

          14. The terms and conditions of the Merger Agreement including the non-solicitation provisions, conditions to closing and termination provisions, including termination and expense reimbursement fees, which were arrived at through extensive arm's-length negotiations. The Board concluded that these provisions were reasonable under the circumstances and provided reasonable flexibility for the Board to exercise its fiduciary duties in the event of an unsolicited competing third party offer prior to consummation of the Merger.

          15. The likelihood that the Merger would be consummated, including the likelihood of satisfaction of the conditions to the Merger contained in the Merger Agreement, the experience, reputation and financial condition of Pacholder Associates and the risks to the Company if the Merger were not consummated.

     In view of the variety of factors considered in connection with its evaluation of the Merger Agreement and the Merger, the Board did not find it practicable to, and did not, assign any relative weight to the various factors it considered in reaching its decision. The Board did, however, place special emphasis on factors 1, 2, 3, 6, 7 and 8. In light of such factors, the Board unanimously determined that the terms of the Merger are fair to and in the best interests of the Company's stockholders.

     To the Company's knowledge, all of its executive officers and directors, who are the beneficial owners of 2,488,712 issued and outstanding shares representing approximately 35.5% of the Common Stock issued and outstanding as of the Record Date in the aggregate, intend to vote all such shares for the approval and adoption of the Merger Agreement and the Merger.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

     The Company retained Bear Stearns in July 1995 as its financial advisor in connection with the consideration of certain strategic alternatives. Pursuant to this engagement, Bear Stearns performed services on behalf of the Company from July 1995 to July 1996. In October 1996, the Company asked Bear Stearns to render its opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company's stockholders (without rendering an opinion as to the fairness to Buyer and its affiliates) in the Merger. The Company retained Bear Stearns to render its Fairness Opinion based upon Bear Stearns' familiarity with the Company as well as Bear Stearns' qualifications, expertise and reputation. Bear Stearns is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities and in rendering opinions in connection with mergers and acquisitions and other purposes.

     Bear Stearns has delivered to the Board its Fairness Opinion to the effect that, based upon and subject to the various considerations set forth in such Fairness Opinion, as of October 29, 1996, the Merger Consideration was fair, from a financial point of view, to the Company's stockholders (without rendering an opinion as to the fairness to Buyer and its affiliates). The full text of Bear Stearns' Fairness Opinion is attached as Appendix II to this Proxy Statement. The Company's stockholders are urged to, and should, read such Fairness Opinion carefully in its entirety in conjunction with this Proxy Statement for assumptions made, matters considered and limits of the review by Bear Stearns. Bear Stearns' Fairness Opinion addresses only the fairness of the Merger Agreement and the Merger Consideration from a financial point of view and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the Merger Agreement and the Merger. The summary of Bear Stearns' Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such Fairness Opinion. Bear Stearns did not recommend the amount of the Merger Consideration which resulted from negotiations between the Company and Buyer.

     In rendering its Fairness Opinion, Bear Stearns, among other things: (i) reviewed the Merger Agreement and related transaction documents; (ii) reviewed certain audited and unaudited financial statements of the Company; (iii) reviewed certain operating and financial information of the Company; (iv) reviewed the trading history, including recent trading prices, for the Common Stock; (v) reviewed certain estimated financial projections for the fiscal years 1997 through 1999 for the Company which were provided to Bear Stearns by the management of the Company; (vi) met with certain members of senior management of the Company to discuss the Company's operations, historical financial statements and prospects; (vii) reviewed publicly available financial data and stock market performance of certain publicly traded companies in businesses that Bear Stearns deemed generally comparable to the Company; (viii) reviewed the financial terms of certain recent acquisitions of companies Bear Stearns deemed generally comparable to the Company; and (ix) conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate. In addition, as part of its July 1995 engagement, Bear Stearns assisted the Company in identifying and contacting various knowledgeable and qualified buyers which were given the opportunity to make a thorough evaluation of the Company in preparation for the submission of a proposal to acquire all or substantially all of the Company. As a result of these efforts, the Company received various indications of interest regarding possible business transactions involving the Company, which Bear Stearns assessed and reviewed with the senior management and the Board. However, no firm proposals were received that provided consideration equal to that of the Merger. The Company did not impose any limitations on the scope of Bear Stearns' investigation in connection with the Fairness Opinion.

     In rendering its Fairness Opinion, Bear Stearns relied upon and assumed the accuracy and completeness of the financial and other information provided to Bear Stearns by the Company. Bear Stearns did not assume any responsibility for such information and Bear Stearns relied upon the assurances of the management of the Company that it was unaware of any facts that would make the information provided to Bear Stearns incomplete or misleading. With respect to the projections of the future financial performance of the Company, Bear Stearns determined not to rely on such projections in its analyses because of, among other factors, the inherent uncertainty of projections, the numerous revisions made by management to their projections for fiscal 1996 and the fact that actual results for the interim periods of fiscal 1996 had differed materially from past projections for such periods. In arriving at its Fairness Opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets of the Company. Bear Stearns' Fairness Opinion is necessarily based on economic, market and other conditions, and the information made available to it, as of the date thereof.

     The following is a summary of certain of the financial and valuation analyses presented by Bear Stearns to the Board on October 29, 1996, in connection with Bear Stearns' Fairness Opinion, which, together with the other factors described herein, constitute the material factors considered by Bear Stearns in reaching its Fairness Opinion. For each of the valuation analyses discussed below, Bear Stearns compared the multiple of enterprise value to earnings before interest, taxes, depreciation and amortization ("EBITDA") implied by the Merger Consideration to a reference range of enterprise value to EBITDA multiples derived from each valuation analysis. Based on estimated EBITDA for fiscal 1997, the implied enterprise value to EBITDA multiple for the Merger is 12.9x. The Company's calculated EBITDA deficit was $9.7 million for the latest twelve months ("LTM"), which period also represents the Company's 1996 fiscal year. The implied enterprise value to estimated fiscal 1997 EBITDA multiple was considered in the context of the analyses described below and supports the conclusion in the Bear Stearns Fairness Opinion.

     Analysis of Publicly Traded Comparable Companies. Bear Stearns reviewed, analyzed and compared certain operating, financial, and trading information of a variety of graphics arts supplies, distribution or manufacturing companies and determined to focus on six publicly traded companies that have operations in the graphics arts supplies, distribution, manufacturing or related industries. These six companies included AFP Imaging Corporation; Avery-Denison Corporation; Danka Business Systems PLC; Oce-van der Grinten NV; PrimeSource Corporation; and Scitex Corporation (collectively, the "Comparable Companies"). Bear Stearns' analysis of the Comparable Companies indicated that the Comparable Companies were trading in a range of enterprise value to LTM EBITDA multiples, as calculated from publicly available information, of 6.6x to 15.0x with a harmonic mean of 8.9x. This compared to an enterprise value to fiscal 1997 EBITDA multiple for the Merger of 12.9x. Bear Stearns noted that the Merger was valued at a significant premium, in terms of its enterprise value to EBITDA multiple, when compared to the Comparable Companies's enterprise value to EBITDA multiples, and this was one of the primary factors in assessing the fairness, from a financial point of view, of the Merger Consideration.

     Analysis of Selected Merger and Acquisition Transactions. Bear Stearns compared, reviewed and analyzed the publicly available financial terms of nine selected recent merger and acquisition transactions in the graphic arts supplies distribution industry which, in Bear Stearns' judgment, were reasonably comparable to the Merger, and compared the financial terms of such transactions to those of the Merger. The nine transactions, which occurred between 1992 and 1996, were (acquirer/acquired company): Associated Stationers Inc. / Boise Cascade Corporation; United Stationers Inc. / SDC Distribution Corporation; OfficeMax, Inc. / OW Office Warehouse, Inc.; Eastman Acquisition Corporation / Eastman Corporation; Office Depot, Inc. / Eastman Office Products Corporation; Staples Inc. / National Office Supply Company, Inc.; Boise Cascade Corporation / The Reliable Corporation's Mail Office Supply business; Corporate

Express, Inc. / Joyce International, Inc.'s Office Products business; and Associated Stationers Inc. / United Stationers Inc. (collectively, "the Selected Transactions"). Bear Stearns reviewed the prices paid in the Selected Transactions and analyzed various operating and financial information and imputed valuation multiples and ratios. Bear Stearns noted that none of the Selected Transactions was identical to the Merger and that, accordingly, any analysis of the Selected Transactions necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of the Company versus the acquisition values of the companies to which the Company was being compared. Bear Stearns' analysis of the Selected Transactions indicated that the range of enterprise value to LTM EBITDA multiples, as estimated from publicly available information, was 4.1x to 10.7x with a harmonic mean of 6.2x. This compared to an enterprise value to fiscal 1997 EBITDA multiple for the Merger of 12.9x. Bear Stearns noted that the Merger was valued at a more favorable enterprise value to EBITDA multiple when compared to the harmonic mean multiple of the Selected Transactions, and this was one of the primary factors in assessing the fairness, from a financial point of view, of the Merger Consideration.

     Discounted Cash Flow Calculations. In preparing its Fairness Opinion, Bear Stearns decided to exclude a discounted cash flow analysis from its valuation methodologies. The Company's management provided Bear Stearns with estimated and projected financial results through fiscal year 1999 which, in the assessment of Bear Stearns, contained a degree of risk and uncertainty that could not be quantified in a traditional discounted cash flow analysis. Bear Stearns made this assessment based on various factors, including the following. First, the Company's management had downwardly revised the Company's estimated fiscal 1996 financial results several times since July 1995. The cumulative impact on these revisions was a $31.8 million decrease in estimated fiscal 1996 revenue (from $169.8 million to $138.0 million) and a $9.0 million decrease in estimated fiscal 1996 EBIT (from a profit of $830,000 to a loss of $8.2 million). Second, because greater than 90 percent of the Company's projected growth over the fiscal 1997 to fiscal 1999 period is projected to come from: (i) unidentified cost reductions; (ii) the successful turnaround of an unprofitable product line and (iii) unidentified acquisitions, Bear Stearns felt there was a high degree of uncertainty regarding the Company's ability to attain both its short-term financial estimates and longer-term financial projections.

     Stock Price Trading History. Bear Stearns reviewed the trading history for the Common Stock. During the six month period ending October 28, 1996, the day prior to the signing of the Merger Agreement, the Common Stock traded within a range of $1.25 per share to $3.19 per share with an average closing price of $2.29 per share. Bear Stearns noted that the Merger Consideration of $5.00 per share represents a premium of 56.8% and 118.2% over the highest trading price of $3.19 per share and the average closing price of $2.29 per share, respectively, during such six month period. In addition, Bear Stearns noted that the Common Stock closed at $2.75 per share on October 28, 1996 and that the Merger Consideration of $5.00 per share represents a premium of 81.8% to such closing price. The premium of the Merger Consideration per share over the Company's recent stock price trading history was a factor taken into consideration by Bear Stearns in assessing the fairness, from a financial point of view, of the Merger Consideration.

     Other Analyses. Bear Stearns conducted such other financial and valuation analyses as it deemed necessary with respect to the Company.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the process underlying Bear Stearns' Fairness Opinion. In arriving at its Fairness Opinion, Bear Stearns considered the results of all such reviews, calculations and analyses. The analyses were prepared solely for the purposes of providing its Fairness Opinion as to the fairness of the Merger Consideration, from a financial point of view, to the Company's stockholders (without rendering an opinion as to the fairness to Buyer and its affiliates) and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may actually be sold. The foregoing summary, together with other factors described herein, does not purport to be a complete description of the analysis performed by Bear Stearns, but it does set forth the material factors considered by Bear Stearns in making its Fairness Opinion. As described above, Bear Stearns' Fairness Opinion and presentation to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement and the Merger.

     Pursuant to the original engagement letter between the Company and Bear Stearns dated July 19, 1995, the Company agreed to pay Bear Stearns: (i) a retainer fee of $100,000; (ii) a fee of $350,000 for rendering its opinion as to the fairness of the consideration to be paid in connection with one or more transactions involving the Company; and (iii) a success fee based on the aggregate transaction consideration, payable upon the consummation of any such transaction. The original engagement letter applied to any transaction involving the sale of AM International, Inc. or any of its subsidiaries or principal business segments. In August 1996, the Company sold its Sheridan Systems division. In connection with the sale of Sheridan Systems and pursuant to the original engagement letter, the Company paid Bear Stearns: (i) a retainer fee of $100,000; (ii) a fee of $350,000 for rendering its opinion in connection with the sale of Sheridan Systems; and (iii) a success fee of approximately $775,000. Since all of the retainer fee and a certain portion of the opinion fee were credited against the success fee, the total fees paid to Bear Stearns in connection with the sale of Sheridan Systems were $1.1 million. In October 1996, the Company requested Bear Stearns to render a fairness opinion in connection with the Merger. The original engagement letter was amended on October 3, 1996. Pursuant to the terms of the amended engagement letter, the Company agreed to:
(i) pay Bear Stearns a fee of $400,000 to render its Fairness Opinion in connection with the Merger; (ii) reimburse Bear Stearns for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel; and (iii) indemnify Bear Stearns and certain related persons against certain liabilities in connection with the engagement of Bear Stearns, including certain liabilities under federal securities law. From time to time during the past two years, Bear Stearns has performed services for companies controlled by affiliates of Lion Advisors, L.P. and AIF II, L.P., holders of approximately 35.4% of the outstanding Common Stock, in consideration of which it received customary investment banking fees.

BUYER'S PURPOSE AND REASONS FOR THE MERGER; PLANS FOLLOWING THE MERGER

     Buyer's purpose in acquiring the Company pursuant to the Merger is to acquire and operate a domestic provider of graphic arts supplies and services. While Buyer intends to sharpen the Company's focus on its core businesses, it may, as favorable opportunities present themselves, pursue consolidating acquisitions in the Company's line of business after the Merger.

     Buyer believes that the Surviving Corporation will significantly benefit from private ownership. As a private company, the Surviving Corporation will be able to reduce corporate expenses relating primarily to public company status, including the elimination of public company reporting requirements, decreases in audit services and outside counsel fees, printing costs, directors' fees and other associated costs. Private ownership will, Buyer believes, also enhance the Surviving Corporation's ability to focus on further restructuring its business and operations.

     Buyer has considered the factors which were considered by the Board and has concluded that the terms of the Merger are fair to and in the best interests of the Company's stockholders. In view of the variety of factors considered in connection with reaching this conclusion, Buyer did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching this conclusion. The interests of Buyer, however, differ substantially from those of the unaffiliated stockholders of the Company, and Buyer could potentially have a conflict of interest with such stockholders.

     Following the acquisition, the directors of the Surviving Corporation are expected to be Dr. Pacholder, Messrs. Shanahan, William J. Morgan and Rooney and Mrs. Pacholder. See "CERTAIN INFORMATION CONCERNING BUYER AND SUB." The executive officers of the Surviving Corporation are expected to include Mr. Rooney as Chairman, Chief Executive Officer and President and Mr. Knipp as Chief Financial Officer. See "INTEREST OF CERTAIN PERSONS IN THE MERGER." The remaining management of AM Multigraphics is expected to continue with the Surviving Corporation.

RISK THAT THE MERGER WILL NOT BE CONSUMMATED; THE COMPANY'S PLANS IF THE MERGER IS NOT CONSUMMATED

     There are a number of conditions to the obligations of all or certain parties under the Merger Agreement to consummate the Merger. See "THE MERGER AGREEMENT -- Conditions to the Merger." Obtaining appropriate financing is not a condition to Buyer's and Sub's obligations to close. However, Buyer has limited assets, so that it is highly unlikely that Buyer would be able to consummate the Merger absent the receipt of financing. On November 26, 1996, Buyer received a commitment letter from Provident to provide the financing necessary to consummate the Merger, which commitment is subject to a number of conditions. See "SOURCE AND AMOUNT OF FUNDS."

     It is expected that if the Merger Agreement and the Merger are not approved by the Company's stockholders, or if the other conditions to the consummation of the Merger are not satisfied or waived, the Company's management, under the general direction of the Board, will seek to continue to manage the Company as an ongoing business and may seek other purchasers for the Company or another strategic alternative. No other alternative is presently being considered. In light of the competitive nature of the industry and factors specific to the Company, no assurance can be given that some other offer for the Company might be made or, if made, whether the consideration will be more or less than that offered by Buyer.

INTEREST OF CERTAIN PERSONS IN THE MERGER

     Under the Merger Agreement, each outstanding share of Common Stock (other than those held by Buyer and stockholders who properly exercise dissenters' rights) will be converted in the Merger into the right to receive $5.00 per share payable in cash. The Directors and executive officers of the Company would receive approximately $61,500 under the Merger Agreement in exchange for their shares, $84,955 in connection with their deferred compensation awards ("Deferred Compensation Shares") and $467 in cancellation of outstanding options to purchase shares of Common Stock ("Company Stock Options").

     The Merger Agreement provides that, from and after the Effective Time, the Surviving Corporation will indemnify present and former officers and directors of the Company for certain matters occurring at or prior to the Effective Time and, from and after the Effective Time, will pay expenses in advance of the final disposition of an action or proceeding. Buyer also is required to provide present and former officers and directors of the Company with liability insurance providing coverage for events occurring at or prior to the Effective Time for a period of six years after the Effective Time. Buyer has also agreed that the indemnification provisions contained in the Certificate of Incorporation and By-laws of the Company in effect on October 29, 1996 will be included in the certificate of incorporation and by-laws of the Surviving Corporation and will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights of any prospective indemnitees. See "THE MERGER AGREEMENT -- Indemnification and Insurance."

     In July 1995, the Board authorized the Company to enter into agreements with each of Jerome D. Brady, President and Chief Executive Officer, Thomas D. Rooney, Vice President and Chief Financial Officer, and Steven R. Andrews, Vice President, General Counsel and Secretary, to secure their continued service in the event of any "Change-in-Control" (collectively, the "Change-in-Control Agreements"). The Change-in-Control Agreements provide, in the event of a "Change-in-Control," that such officers will receive a "Retention Bonus" ($800,000 for Mr. Brady, $250,000 for Mr. Rooney and $200,000 for Mr. Andrews). Under the Change-in-Control Agreements, a "Change-in-Control" occurred on August 27, 1996 when the sale of substantially all of the Company's Sheridan Systems assets was consummated. The Retention Bonuses for Messrs. Brady, Rooney and Andrews which accrued following the sale of Sheridan Systems were paid in December 1996. Under the Change-in-Control Agreements, a "Qualifying Termination" means, among other things, a termination by the Company for a reason other than "cause" or by the officer for any reason on the date six months following consummation of the sale of Sheridan Systems which date is February 27, 1997. If after a Change-in-Control there is a Qualifying Termination, the officer will receive a lump sum cash amount equal to two times the officer's highest rate of annual base salary in effect at any time after the date of the execution of the Change-in-Control Agreement (which amount is reduced over time following the

Change-in-Control), together with a pro rata portion of bonus for the year and payments of certain accrued benefits. Such lump sum cash payments are currently estimated to be approximately $890,000 for Mr. Brady, $1,090,000 for Mr. Rooney and $440,000 for Mr. Andrews.

     On October 29, 1996, the Company entered into a letter agreement with Mr. Rooney and executed acknowledgment letters in favor of Messrs. Brady and Andrews. The letters from the Company to Messrs. Brady and Andrews advised them that their employment would be terminated as of the Closing and acknowledged that such termination of employment would be treated as a Qualifying Termination under their Change-in-Control Agreements. The letter agreement between the Company and Mr. Rooney effects a satisfaction and discharge of the parties' respective obligations under Mr. Rooney's Change-in-Control Agreement. Under the terms of Mr. Rooney's letter agreement, Mr. Rooney will receive the cash payments from the Company he otherwise would have received had there been a Qualifying Termination at the Closing.

     Mr. Rooney is expected to acquire 20% of the issued and outstanding shares of common stock of Buyer for approximately $60,000. Following the Merger, Mr. Rooney will serve as Chairman, Chief Executive Officer and President of the Company and, in such capacity, will receive compensation and benefits substantially equivalent to his current compensation from the Company. Dr. Pacholder, the Chairman of Pacholder Associates, Inc. and a director of the Company until September 3, 1996, is also expected to acquire 20% of Buyer's issued and outstanding common stock for approximately $60,000. Dr. Pacholder's wife, Sylvia A. Pacholder, and two other affiliates of Pacholder Associates, Inc. are expected to acquire the remaining shares of Buyer's common stock on similar terms. Mr. Knipp, currently the Treasurer of the Company, is expected to serve as Chief Financial Officer of the Company and, in such capacity, is expected to receive compensation and benefits substantially similar to his current compensation.

CERTAIN FINANCIAL FORECASTS

     The Company does not, as a matter of course, make public forecasts as to future revenues or earnings. However, certain forecasts are used internally by the Company in connection with its budgeting and planning process (the "Company's Forecasts"). Moreover, the Company's Forecasts, together with other forecasts prepared by Buyer (the "Buyer's Forecasts") were furnished to lending institutions in connection with seeking to obtain debt financing for the Merger and to the Board in consideration of the Merger Agreement. Both sets of forecasts are of necessity based on a variety of assumptions, some of which, though considered reasonable at the time of preparation, may not be realized or may have become out of date. The more significant of these assumptions are set forth below.

     The forecasts set forth are based on assumptions that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the control of Buyer and the Company. The following assumptions are also based on information about circumstances and conditions existing at the time the prospective information was prepared. There can be no assurances that any of the forecasted results can be realized or that the actual results will not be materially higher or lower than either of the two sets of forecasts. In addition, the forecasts were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission regarding forecasts, nor were they prepared to be in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts.

     No independent accountants have audited, reviewed or compiled any of the financial forecasts presented herein and, accordingly, have not expressed any conclusion thereon or any other form of assurance with respect thereto.

     The Company's Forecasts do not give effect to the Merger or the transactions contemplated thereby. In addition, these forecasts were prepared in early August (in the case of the Company) and October (in the case of Buyer) of 1996 and have not been updated since their original preparation. Neither the Company nor Buyer intends to update or otherwise revise their forecasts.

     Certain Differences Between Assumptions. Each set of forecasts should be read in conjunction with its corresponding set of assumptions. Any comparison between the two sets of forecasts should be qualified in view of the fact that management's forecasts were prepared on the assumption that there would be no transaction effecting a change in ownership of the Company. Moreover, each preparer of the forecasts made certain materially different assumptions particularly with respect to the use of cash balances, acquisition strategy, product portfolio and other material distinctions. Whereas Buyer's Forecasts assume no acquisitions, the Company's Forecasts assume that acquisitions will be completed and will comprise the largest factor contributing to revenue and income growth. The Company's Forecasts for Interest Expense include offsetting interest income from the Company's cash balances, whereas the Buyer's Forecasts include interest expense associated with the revolving credit facility negotiated in connection with the financing of the Company after the Merger. The Company's Forecasts include assumptions concerning the Xeikon product line which are no longer true in view of the Company's and Xeikon's mutual decision not to renew their distribution agreement. Accordingly, the Buyer's Forecasts, which contain no revenue or income from the Xeikon business, reflect more current information, although management of the Company does not believe that the absence of this product line will have a material effect on the income potential of the Company. The Company's Forecasts include the forecasted results of its Canadian operations which the Company exited in October 1996. Finally, the Company's Forecasts assume the ability of the Company to fully utilize net operating loss carry forwards ("NOLs") without limitation, whereas the Buyer's Forecasts assume that the usage of these tax benefits would be limited pursuant to Section 382 of the Internal Revenue Code of 1986, as amended (the "Code").


     Forecasts Prepared by Company Management. In August 1996, while the Company was completing the divestiture of Sheridan Systems and during the pending transaction for the sale of the Company's interest in AM Japan, the Company's management prepared forecasts for certain future operating results of the Company for the fiscal years ending July 31, 1997 through 1999. Certain assumptions relating to these forecasts, as well as a summary of the forecasted results, are set forth below.

Assumptions:

     1. The revenue projections assume enhancement of sales representative productivity to at least $1.0 million in sales for each representative, per year. The Company's Forecasts also assume that revenues would be derived from the distribution of Xeikon presses, supplies and services.


     2. It is assumed that acquisitions will be completed and will comprise the largest factor contributing to revenue and income growth in the Company's Forecasts. However, no specific acquisition targets had been identified at the time of the preparation of the forecasts. Based on publicly-available industry data, the Company has developed certain profiles of small, regional distributors which indicate that the typical asset value of a smaller distributor is equal roughly to 30-40% of its revenues. Moreover, certain acquisitions among the Company's competitors have been achieved through cash purchase with little or no consideration for goodwill. Accordingly, the Company's Forecasts assume that acquisitions of regional distributors in 1997, 1998 and 1999 with combined revenues of $60 million could be completed for approximately $15-20 million. The Company's Forecasts further assume that the Company has adequate cash resources to pursue an acquisition strategy. Moreover, each acquisition would increase the Company's inventory and asset levels and, accordingly would increase the Company's borrowing base under a typical line of debt financing, thereby providing additional sources of liquidity and funding for further growth.


     3. The Company's Forecasts assume the benefits of cost reductions in 1998 and 1999. These reductions are premised on the assumption that full systems implementation, which began in fiscal year 1996, will yield efficiencies and that numerous cost reduction opportunities still exist within the Company.

     4. It is assumed that there is no change in ownership significant enough to cause the Company to limit its ability to use NOLs under Section 382 of the Code. The Company has significant NOLs and was assumed not be a United States taxpayer during the period covered by the Company's Forecasts.

     5. It is assumed that the Company would continue as a publicly held entity, and therefore certain costs of complying with periodic reporting responsibilities, stockholder relations, auditing and outside counsel fees would continue.

     6. The Company's Forecasts assume that the Xeikon business continues at a slightly better than break-even level. In December 1996, the Company and Xeikon mutually agreed not to renew their distribution agreement which would have an impact on the revenues in the Company's Forecasts, but little impact on the operating income and net income.


     7. Interest Expense is assumed to include interest expense on pre-petition liabilities, letter of credit and other bank fees and interest expense from healthcare obligations, partially offset by interest income from cash balances.


     8. Revenues includes forecasts for the results of operations of the Company's Canadian operations which the Company exited in October 1996.

                              COMPANY'S FORECASTS

                                 (IN MILLIONS)


                                                                      FISCAL YEAR ENDING JULY 31,
                                                                     -----------------------------
                                                                     1997        1998        1999
                                                                     -----      ------      ------
REVENUES
  Revenues prior to acquisitions................................     $91.3      $ 93.7      $ 96.6
  Acquisitions..................................................       3.3        25.0        55.0
                                                                     -----      ------      ------
          TOTAL REVENUES........................................      94.6       118.7       151.6
OPERATING INCOME
  Operating Income prior to acquisitions........................       1.6         1.6         1.7
  Cost reductions...............................................        --         1.7         2.8
  Acquisitions..................................................       0.3         2.5         5.5
                                                                     -----      ------      ------
          TOTAL OPERATING INCOME................................       1.9         5.8        10.0
Corporate Expense...............................................      (2.0)       (2.0)       (2.0)
Interest Expense................................................      (1.2)       (1.3)       (1.6)
                                                                     -----      ------      ------
Pre-tax Earnings................................................      (1.3)        2.5         6.4
  Tax...........................................................        --         1.0         2.6
                                                                     -----      ------      ------
NET INCOME......................................................     $(1.3)     $  1.5      $  3.8
                                                                     =====      ======      ======



     Forecasts Prepared By Buyer. In October 1996, the Buyer prepared forecasts for certain future operating results of the Company after the Merger for the fiscal years 1997 through 2001. Certain assumptions to these forecasts, as well as a summary of the forecasted results, are set forth below.


     Buyer's Forecasts were prepared principally for purposes of Buyer's internal analysis and to provide to lending institutions in connection with seeking financing for the Merger. The forecasts were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission regarding forecasts, nor were they prepared to be in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts.

Assumptions:


     1. Buyer's Forecasts assume the effect of the Merger with the purchase of all of the issued and outstanding shares of capital stock of the Company for $5.00 per share, for a total expenditure of $35.2 million. The Surviving Corporation would pay the acquisition revolving loan following the Merger.


     2. It is assumed that Buyer contributes $2.3 million in equity to the surviving corporation in connection with the proposed transaction.

     3. Buyer's Forecasts assume that the Xeikon business is exited.

     4. It is assumed that $0.7 million can be saved in 1997 and $1.0 million annually thereafter as a result of the reduction of the corporate expenses relating primarily to the Company's current status as a public entity, including the elimination of public company reporting requirements, decrease in audit services, decreases in outside counsel fees, printing, directors' fees, and other associated costs.

     5. Assumed Interest Expense includes interest expense on pre-petition liabilities, interest expense from healthcare obligations and interest and fees on the revolving credit facility negotiated in connection with the financing of the Merger and other bank charges. See "SOURCE AND AMOUNT OF FUNDS."

     6. Benefit from utilization of the Company's NOLs is assumed to be limited to $0.7 million per year, however, in accordance with purchase accounting rules, the acquired NOL's may not reduce the tax provisions reported on the Company's income statement.

     7. Straight line amortization of purchase goodwill over a 15 year period is assumed.

     8. State and local taxes are assumed to be at a combined 40% rate.

     9. Buyer's Forecasts do not include results of the Company's Canadian operations.

     10. Buyer's Forecasts assume no acquisitions are made during the covered period.

     11. Buyer's Forecasts assume the same amounts for revenues and gross margin for fiscal 1997, 1998 and 1999 as are in the Company's Forecasts after eliminating revenues and gross margins relating to the exited Xeikon business, the exited Canadian operations and acquisitions.

                               BUYER'S FORECASTS

                                 (IN MILLIONS)

                                                                   FISCAL YEAR ENDING JULY 31,
                                                            -----------------------------------------
                                                            1997     1998     1999     2000     2001
                                                            -----    -----    -----    -----    -----
TOTAL REVENUE............................................   $79.4    $79.0    $79.1    $79.7    $80.7
OPERATING INCOME.........................................     0.9      4.4      5.3      5.3      5.5
Interest Expense.........................................    (2.7)    (1.8)    (1.5)    (1.1)    (0.9)
Amort. Goodwill..........................................    (1.4)    (1.9)    (1.9)    (1.9)    (1.9)
                                                            -----    -----    -----    -----    -----
Earnings before taxes....................................    (3.2)     0.7      1.9      2.3      2.7
Taxes....................................................     1.3     (0.3)    (0.8)    (0.9)    (1.1)
Benefit of utilization of NOLs...........................      --      0.3      0.7      0.7      0.7
                                                            -----    -----    -----    -----    -----
NET INCOME...............................................    (1.9)     0.7      1.8      2.1      2.3
                                                            =====    =====    =====    =====    =====

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax consequences of the Merger to beneficial owners of shares of Common Stock, of Deferred Compensation Shares and of Company Stock Options and is based upon current provisions of the Code, existing, proposed, temporary and final treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis). No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including those that are subject to special tax rules such as dealers in securities, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares of Common Stock as capital assets. The following summary does not discuss the United States federal income tax consequences, or any other tax consequences, of the Merger to beneficial owners of shares of Common Stock, of Deferred Compensation Shares and of Company Stock Options who or which, for United States federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts.

     The following summary does not discuss the federal income tax consequences, or any other tax consequences, of the Merger to beneficial owners of shares of Common Stock who are or will become stockholders of Buyer, who otherwise have or will have a continuing direct or indirect ownership interest in the Company, or who are or will be deemed to have such an interest in the Company under constructive ownership rules set out in the Code. Such beneficial owners should consult with their own tax advisors as to the tax consequences of the Merger to them.

     The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. Holders are advised and expected to consult with their own legal and tax advisers regarding the federal income tax consequences of the Merger in light of their particular circumstances, and any other consequences to them of the Merger under state, local and foreign tax laws.

     General. In general, each beneficial owner of shares of Common Stock will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received pursuant to the Merger and such beneficial owner's adjusted tax basis for its shares. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder has held its shares for more than one year as of the Effective Time.

     A beneficial owner of shares of Common Stock who receives cash pursuant to the exercise of appraisal rights under Section 262 of the Delaware GCL, as described below under "APPRAISAL RIGHTS," will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received and such beneficial owner's adjusted basis for its shares. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder has held its shares for more than one year as of the Effective Time.

     Unless a beneficial owner of shares of Common Stock entitled to receive cash payments in connection with the Merger complies with certain reporting and certification procedures, or otherwise demonstrates that it is an exempt recipient under applicable withholding provisions of the Code and the Treasury regulations promulgated thereunder, such holder may be subject to federal backup withholding at a rate of 31% with respect to all such cash payments which such holder is entitled to receive. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to 31% backup withholding will be reduced by the amount of tax withheld.

     Deferred Compensation Shares. On the Closing Date, each holder of a Deferred Compensation Share, whether or not then vested, shall, in settlement thereof and without any action by such holder, be deemed to have made a disposition of such Deferred Compensation Share to the Company and shall receive from the Company for each Deferred Compensation Share an amount (subject to any applicable withholding tax) in cash equal to the Merger Consideration. See "THE MERGER AGREEMENT -- Deferred Compensation Shares." With respect to any Deferred Compensation Share that, as of the Closing Date, is non-transferrable and subject to a substantial risk of forfeiture under Section 83 of the Code, the holder thereof will recognize ordinary compensation income on the excess, if any, of Merger Consideration with respect to such Share over the amount, if any, paid for such Share. Different consequences, described in the following paragraph, will result if a holder has previously made an election under Section 83(b) of the Code. Beneficial owners of Deferred Compensation Shares should consult their own tax advisors as to whether all or a portion of the cash payable in exchange for Deferred Compensation Shares will be subject to the 20% nondeductible excise tax under Sections 280G and 4999 of the Code imposed on "excess parachute payments."

     With respect to any Deferred Compensation Share that, as of the Closing Date, is either transferable or not subject to a substantial risk of forfeiture under Section 83 of the Code, or with respect to which an election under Section 83(b) of the Code has been made, a holder thereof will be taxed in the manner described above under "-- General".

     Company Stock Options. Each holder of a Company Stock Option outstanding on the Closing Date, whether or not such Company Stock Option is then exercisable, will, in settlement thereof and without any action by such holder, will receive from the Company for each share of Common Stock subject to such Company Stock Option an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option. See "THE MERGER AGREEMENT -- Company Stock Options." The holder of a Company Stock Option will recognize ordinary compensation income on the cash received in respect of such Company Stock Option. Beneficial owners of Company Stock Options should consult their own tax advisors as to whether all or a portion of the cash payable in respect of a Company Stock Option will be subject to the 20% nondeductible excise tax under Sections 280G and 4999 of the Code imposed on "excess parachute payments."

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to be accounted for under the "purchase" method of accounting.

GOVERNMENTAL AND REGULATORY APPROVALS

     Based on information available to them, the Company and Buyer believe that the Merger can be effected without seeking any material governmental or regulatory approvals.

CERTAIN SIGNIFICANT FINANCIAL CONSIDERATIONS

     If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or the Surviving Corporation as debtor in possession, were to find that, at the time the Merger Consideration was distributed to the holders of Common Stock, the Surviving Corporation (i) made such payment with actual intent to hinder, delay or defraud creditors, or
(ii) did not receive reasonably equivalent value and is insolvent or will be rendered insolvent by reason of the transfer, then, subject to various defenses which might be asserted, such court could void the distributions to the holders of Common Stock and require that such holders return the same (or equivalent amounts) to the Surviving Corporation or to a fund for the benefit of its creditors (including, under certain circumstances, bank lenders and other holders of debt of the Surviving Corporation).

     The test for insolvency for purposes of the foregoing varies depending under the federal or state statute applied, but typically means that, taking account of the effect of the proposed transaction: (i) the fair value of the company's assets is less than the sum of the company's debts, or the present fair salable value of the company's assets is less than the amount required to pay the company's probable debts as they become mature, (ii) the company intends to engage in a business for which it has unreasonably small capital, or (iii) the company will likely incur debts beyond its ability to pay such debts as they mature. No assurance can be given as to what method a court would use in order to determine whether the Surviving Corporation was "insolvent" at the Effective Time or that, regardless of the method of valuation, a court would not determine that the Surviving Corporation was insolvent at the Effective Time.

     The Board believes that the payment of the Merger Consideration will be made for proper purposes and in good faith, and that, given the equity investment being made by Buyer and based on present forecasts and other financial information, the Company is, and the Surviving Corporation will be, solvent, will have sufficient capital for carrying on its business after the Merger and will be able to pay its debts as they mature. See "-- Certain Financial Forecasts" and "SOURCE AND AMOUNT OF FUNDS." Pursuant to its retention agreement with the Company, Houlihan Lokey has been requested to render, prior to the consummation of the Merger, an opinion to the Board and the lenders providing the revolving credit financing for the Merger to the effect that, assuming the Merger is consummated as proposed, immediately after and giving effect to the Merger: (a) on a pro forma basis, the fair value and present fair saleable value of the Company's assets would exceed the Company's stated liabilities and identified contingent liabilities; (b) the Company should be able to pay its debts as they become absolute and mature; and (c) the capital remaining in the Company after the Merger would not be unreasonably small for the business in which the Company is engaged, as management has indicated it is now conducted and is proposed to be conducted following the consummation of the Merger. This opinion will value the Company as a going-concern (including goodwill), on a pro forma basis, immediately after and giving effect to the Merger and the associated indebtedness. In performing it analyses, Houlihan Lokey will use, rely upon and assume the accuracy of, without independent verification, data, material and other information (including without limitation, the forecasts), with respect to the Company, furnished to Houlihan Lokey by or on behalf of the Company. Houlihan Lokey is expected to complete its analyses prior to the consummation of the Merger.

     Receipt of a satisfactory solvency opinion from Houlihan Lokey is a condition to the Company's and Buyer's obligation to consummate the Merger as well as a condition to the closing under the revolving credit facility. See "THE MERGER AGREEMENT -- Conditions to the Merger." A solvency opinion is an opinion and is not binding upon courts.

                              THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is attached as Appendix I and incorporated by reference herein. All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement. Stockholders are urged to read the Merger Agreement carefully and in its entirety.

EFFECTIVE TIME


     Subject to the provisions of the Merger Agreement, on the second business day following the satisfaction or waiver of all conditions set forth in the Merger Agreement (the "Closing Date"), unless another time or date is agreed to in writing by the Company, Buyer and Sub, the Certificate of Merger will be filed with the Secretary of State of the State of Delaware. The Effective Time of the Merger will be upon the filing of the Certificate of Merger or at such time thereafter as is provided in the Certificate of Merger.


THE MERGER


     The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company and compliance with certain other covenants and conditions, Sub will be merged with and into the Company, at which time the separate corporate existence of Sub will cease and the Company will continue as the Surviving Corporation in accordance with the Delaware GCL. Following consummation of the Merger, the Company, as the Surviving Corporation, will be a wholly-owned subsidiary of Buyer. As a result of the Merger and pursuant to the Delaware GCL, all the property, rights, privileges, powers and franchises of the Company and Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub will become the debts, liabilities and duties of the Surviving Corporation.



     At and as of the Effective Time, (i) each share of Common Stock that is owned by the Buyer will be automatically canceled and no consideration will be delivered or deliverable in exchange therefor, (ii) each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with the immediately preceding clause and other than Dissenting Shares (as defined below, see "APPRAISAL RIGHTS")) will be converted into the right to receive $5.00 payable in cash (without interest), (iii) each Dissenting Share will be converted into the right to receive payment from the Surviving Corporation with respect thereto to the extent provided by, and in accordance with, the provisions of the Delaware GCL and (iv) each share of common stock, $.01 par value per share, of Sub will be converted into one share of common stock, $.01 par value per share, of the Surviving Corporation.


     As a result of the Merger, Buyer will acquire the entire equity interest in the Company. Therefore, following the Merger the holders of shares of Common Stock (other than those stockholders of the Company who also own common stock of Buyer) will no longer have an equity interest in the Company and will not have an opportunity to share in the future earnings, if any, and potential growth of the Company.

     At the Effective Time, the directors of Sub will become the directors of the Surviving Corporation, and the officers of the Company (except for those officers who have agreed to resign at the Closing) will become the officers of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation will be amended and restated to be identical to the Certificate of Incorporation of Sub and the By-laws of Sub, as in effect immediately prior to the Effective Time, except that in each case, the name of the Surviving Corporation shall be changed to "Multigraphics, Inc."

EXCHANGE PROCEDURE

     Buyer will designate a commercial bank or other person to act as paying agent in the Merger (the "Paying Agent") and shall, immediately after the Effective Time, deposit with the Paying Agent a corpus (the "Payment Fund") consisting of cash sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration to the holders of record immediately prior to the Effective Time of all the outstanding shares of Common Stock (other than any Dissenting Shares and Buyer-owned shares of Common Stock). The Buyer may cause the Paying Agent to invest the Payment Fund in certain permitted investments, provided, however, that the terms and conditions of such investments shall be such as to permit the Paying Agent to make prompt payment of the Merger Consideration as necessary. The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and the Buyer has agreed to deposit promptly with the Paying Agent any portion of the Payment Fund which is lost through investments.

     Immediately after the Effective Time, Buyer will cause the Paying Agent to mail to each holder of record of a Certificate, a letter of transmittal (which will be in customary and reasonable form, will specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon actual delivery thereof to the Paying Agent and will contain instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration). Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor cash, without interest, in an amount equal to the number of shares of Common Stock represented by such Certificate multiplied by the Merger Consideration, and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Surviving Corporation, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by the Merger Agreement, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate have been converted pursuant to the Merger Agreement.

     Any portion of the Payment Fund which remains undistributed to the holders of Certificates for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders who have not theretofore complied with the procedures set forth in the Merger Agreement and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors thereof with respect to the payment of the Merger Consideration to which they are entitled.

     HOLDERS OF COMMON STOCK SHOULD NOT FORWARD THEIR CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY RETURN THEIR CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL. STOCKHOLDERS SHOULD NOT FORWARD ANY CERTIFICATES AT THIS TIME.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the Company, Buyer and Sub which do not survive the Closing. Representations and warranties of the Company relate, among other things, to: (i) its due organization, existence, good standing, qualification and corporate power; (ii) its authorized capitalization; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (iv) the absence of conflicts, violations, breaches and defaults under law, its Certificate of Incorporation and By-laws and certain other agreements and documents; (v) the documents and reports filed by the Company with the Securities and Exchange Commission (the "Commission") and the accuracy and completeness of the information contained therein; (vi) its preparation and fair presentation of certain Financial Statements; (vii) the absence of any material adverse changes to the Company since July 31, 1996; (viii) undisclosed liabilities; (ix) brokers' fees; (x) insurance matters; (xi) pending or threatened litigation;
(xii) product warranty liability; (xiii) product liability matters; (xiv) employee benefit matters; (xv) liabilities for any guarantees; (xvi) environmental, health and safety matters; (xvii) the accuracy and completeness of the information contained in this Proxy Statement; and (xviii) the Fairness Opinion.

     Representations and warranties of Buyer and Sub relate, among other things, to: (i) their respective due organization, existence, good standing, qualification and corporate power; (ii) financing proposals relating to the financing necessary to consummate the Merger and to fund the working capital needs of the Surviving Corporation; (iii) cash and funding undertakings; (iv) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (v) the absence of conflicts, violations, breaches and defaults under law, their respective Certificates of Incorporation and By-laws and certain other agreements and documents; (vi) brokers' fees; (vii) the accuracy and completeness of the information supplied for use in this Proxy Statement; (viii) pending or threatened litigation; (ix) the solvency of the Surviving Corporation following payment of the Merger Consideration; and (x) receipt of an undertaking from PM Delaware Inc. and Pacholder Associates Inc. relating to an undertaking to provide equity contributions to Buyer and Sub.

CONDUCT OF THE BUSINESS PENDING THE MERGER

     During the period from October 29, 1996 until the Effective Time, the Company has agreed to engage (and will cause its subsidiaries to engage) only in practices, and only take actions, or enter into transactions in the ordinary course of business consistent with past custom and practice. During such period, except as permitted by the Merger Agreement or except as consented to in writing by the Buyer, the Company has agreed that it will not, nor will it permit any of its subsidiaries to: (i) authorize or effect any change in its charter or bylaws; (ii) grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding); (iii) declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;
(iv) issue any note, bond, or other debt security or, other than in the ordinary course of business consistent with past custom and practice, create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation; (v) impose (or permit or cause to be imposed) any security interest or similar lien upon any of its assets outside the ordinary course of business consistent with past custom and practice; (vi) make any capital investment in, make any loan to, or acquire the securities or assets of any other person; (vii) make any change in employment terms, policies or practices for any of its directors or officers or make any change in employment terms, policies or practices for its non-officer employees outside the ordinary course of business consistent with past custom and practice; or (viii) commit to do any of the foregoing.

COVENANTS

     Pursuant to the Merger Agreement, the Company, Buyer and Sub each have agreed, among other things, to: (i) use reasonable best efforts to consummate the Merger; (ii) cooperate with regard to preparation of this Proxy Statement; and (iii) give the other party prompt notice of any material adverse development resulting in a breach of a representation or warranty.

     The Company has also agreed, among other things, to: (i) give any required notices to third parties of the Merger or and seek certain third party consents to the Merger; (ii) call a special meeting of stockholders to approve and adopt the Merger Agreement and the Merger; and (iii) provide Buyer with reasonable access to the Company for due diligence purposes.

COMPANY STOCK OPTIONS

     In accordance with the Company's 1994 Long-Term Incentive Plan, on the Closing Date, each holder of a then outstanding Company Stock Option, whether or not then exercisable, will, in settlement thereof and without any action by such holder, be deemed to have made a disposition of such Company Stock Option to the Company and will receive from the Company for each share of Common Stock subject to such Company Stock Option an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option ("Option Consideration"). Upon receipt of the Option Consideration, the related Company Stock Option shall be automatically canceled. The total Option Consideration to be paid on the Closing Date is $467.04.

DEFERRED COMPENSATION SHARES

     On the Closing Date, each holder of a Deferred Compensation Share, whether or not then vested, shall, in settlement thereof and without any action by such holder, be deemed to have made a disposition of such Deferred Compensation Share to the Company and shall receive from the Company for each Deferred Compensation Share an amount (subject to any applicable withholding tax) in cash equal to the Merger Consideration ("Deferred Compensation Consideration"). Upon receipt of the Deferred Compensation Consideration, the related Deferred Compensation Share will be automatically canceled. Prior to the Closing Date, the Company has agreed to obtain all necessary consents or releases from holders of Deferred Compensation Shares and to take all such other lawful action as may be necessary to give effect to the cancellation of the Deferred Compensation Shares and the payment of the Deferred Compensation Consideration. On the Closing Date, there are expected to be 29,921 Deferred Compensation Shares with a total Deferred Compensation Consideration of $149,605.

NO SOLICITATION

     The Merger Agreement provides that the Company will not (and will not permit any of its subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to a tender or exchange offer, a merger, consolidation or other business combination involving the Company or any of its subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or substantial portion of the assets of, the Company or any of its subsidiaries (a "Third Party Offer"); provided, however, that the Company, its subsidiaries, and their directors and officers may engage in discussions or negotiations with, or furnish information concerning the Company and its properties, assets and business to any person which makes a Third Party Offer if the Board reasonably concludes in good faith after consultation with, and based on the advice of, its outside counsel, that the failure to take such action would be inconsistent with the fiduciary obligations of the Board under applicable law; and provided further, that notwithstanding anything to the contrary in the Merger Agreement, the Board may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act, comply with Rule 14d-9 thereunder and make all disclosures required by applicable law in connection therewith. The Company has agreed to notify the Buyer promptly (but in no case later than 48 hours) (i) of the receipt of any Third Party Offer (providing the Buyer with a summary of the material terms thereof) or (ii) of a decision by the Company to engage in discussions or negotiations with, or furnish information concerning the Company or its properties, assets or business to, any person.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that, from and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, agents and employees of the Company and its subsidiaries (the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Buyer and the Surviving Corporation, or otherwise in connection with, any claim, action, suit, proceeding or investigation, based in whole or in part on the fact that such person is or was such an officer, director, agent or employee of the Company or any subsidiary and arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement), in each case to the fullest extent permitted under the Delaware GCL, and, from and after the Effective Time, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by the Delaware GCL. In addition, Buyer has agreed to provide each individual who served as a director or officer of the Company at any time prior to the Effective Time with liability insurance providing coverage for events occurring at or prior to the Effective Time for a period of six years after the Effective Time. Such insurance is to be no less favorable in coverage and amount than the insurance in effect immediately prior to the Effective Time. Furthermore, Buyer has agreed that the Certificate of Incorporation and By-laws of the Surviving Corporation will contain the indemnification provisions set forth in the Certificate of Incorporation and By-laws of the Company as in effect on October 29, 1996, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were prospective indemnitees under the Certificate of Incorporation or By-laws of the Company in respect of actions or omissions occurring at or prior to the Effective Time, unless such modification is required by law.

CONDITIONS TO THE MERGER

     Pursuant to the Merger Agreement, the respective obligation of each of the Company, Buyer and Sub to effect the Merger is subject to the satisfaction of the following conditions at or prior to the Closing Date: (i) approval and adoption of the Merger Agreement and the Merger by the holders of at least a majority of the issued and outstanding shares of Common Stock; (ii) absence of any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Merger; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and agrees to appeal as promptly as possible any injunction or other order that may be entered; (iii) receipt of a solvency opinion from a nationally recognized valuation firm reasonably acceptable to each of the parties, dated the date of the Effective Time, in a form reasonably acceptable to each of the parties; and (iv) there shall not have been instituted or be pending, or threatened, any suit, action or proceeding by any governmental entity as a result of the Merger Agreement or any of the transactions contemplated thereby which, if such governmental entity were to prevail, would reasonably be expected to prevent the consummation of the Merger or have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

     The obligation of each of Buyer and Sub to consummate the Merger is subject to satisfaction or waiver of the following conditions: (i) the representations and warranties of the Company set forth in the Merger Agreement being true and correct in all material respects at and as of the Closing Date (other than to the extent that any such representation and warranty is, by its terms, expressly limited to a specific date, in which case such representation and warranty being true and correct as of such date); (ii) the Company having performed and complied, in all material respects, with all of its covenants required to be performed or complied with pursuant to the Merger Agreement on or prior to the Closing Date through the Closing; (iii) there not having been or occurred since October 29, 1996 any material adverse change in the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than changes relating to the Company's industry or the economy in general and not specifically related to the Company and its subsidiaries and other than disruptions to the Company's business primarily attributable to the announcement of the Merger; (iv) the delivery to Buyer of certain customary certificates and an opinion of counsel; (v) the Buyer and Sub having received the resignations, effective as of the Closing, of each director of the Company and of certain officers of the Company and its subsidiaries; and (vi) all Company Stock Options and all Deferred Compensation Shares having been canceled.


     The obligation of the Company to consummate the Merger is subject to satisfaction or waiver of the following conditions: (i) the representations and warranties of Buyer and Sub set forth in the Merger Agreement being true and correct in all material respects, at and as of the Closing Date (other than to the extent that any such representation and warranty is, by its terms, expressly limited to a specific date, in which case such representation and warranty being true and correct as of such date); (ii) each of Buyer and Sub having performed and complied, in all material respects, with all of their respective covenants required to be performed or complied with on or prior to the Closing Date pursuant to the Merger Agreement through the Closing; (iii) the Buyer, Sub and the other parties thereto having executed and delivered definitive financing agreements; (iv) the delivery to the Company of certain customary certificates and an opinion of counsel; and (v) the Fairness Opinion not having been withdrawn.


     Notwithstanding the aforementioned conditions, the Merger Agreement provides that no condition involving performance of covenants, the accuracy of the representations and warranties as of the Closing Date or the furnishing of officers' certificates or legal opinions will be deemed not fulfilled, and the party to whom such condition runs will not be entitled to terminate the Merger Agreement on such basis, if the respects in which such covenants have not been performed, or the representations and warranties are untrue, or the certificates or opinions do not conform to what is prescribed by the Merger Agreement, in the aggregate, are not materially adverse to the business, financial condition, operations or results of operations of the Company (including the Surviving Corporation) and its subsidiaries, taken as a whole, or the consummation of the transactions contemplated by the Merger Agreement.

TERMINATION

     The Merger Agreement may be terminated by the mutual written consent of the Company, Buyer and Sub at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement and the Merger by the stockholders.

     The Merger Agreement may be terminated by the Company, Buyer or Sub under the following circumstances: (i) if the Board, prior to the Closing Date, withdraws its recommendation to the Company's stockholders to approve and adopt the Merger Agreement and the Merger, and the Company has paid the specified liquidated damages; (ii) if the Company's stockholders fail to approve and adopt the Merger Agreement and the Merger; or (iii) if any governmental entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action has become final and nonappealable. The Merger Agreement would have been terminable at any time during the period commencing November 29, 1996 through 5:00 p.m., Chicago time, Friday, December 6, 1996, in the event Buyer and Sub had not entered into the financing commitments or the Buyer had not furnished copies of the financing commitments to the Company and, in connection therewith, Buyer or Sub would have been required to pay the specified liquidated damages, if any. See "-- Termination Fees and Expenses."

     The Merger Agreement may be terminated by Buyer and Sub under either of the following circumstances: (i) in the event the Company has breached any material representation, warranty, or covenant contained in the Merger Agreement in any material respect, the Buyer or Sub has notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or (ii) if the Closing shall not have occurred on or before April 30, 1997, unless the failure to consummate the Merger results from the failure of Buyer or Sub to satisfy certain closing conditions.

     The Merger Agreement may be terminated by the Company under the following circumstances: (i) in the event the Buyer or Sub has breached any material representation, warranty, or covenant contained in the Merger Agreement in any material respect, the Company has notified the Buyer and Sub of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; (ii) if the Closing shall not have occurred on or before April 30, 1997, unless the failure to consummate the Merger results from the failure of the Company to satisfy certain closing conditions; or (iii) if the Company receives and accepts prior to the Closing Date a Third Party Offer and the Company has paid the specified liquidated damages.

TERMINATION FEES AND EXPENSES

     If the Company terminates the Merger Agreement after acceptance of a Third Party Offer, the Company has agreed to pay to the Buyer the sum of the Expenses (as defined below) and $1,000,000 as liquidated damages. If either party terminates the Merger Agreement after the Board withdraws its recommendation to the Company's stockholders to approve and adopt the Merger Agreement and the Merger, the Company has agreed to pay to the Buyer the Expenses, and, in addition, if within twelve months after such termination, the Company shall consummate a Third Party Offer, the Company has agreed to pay the Buyer the additional sum of $1,000,000 as liquidated damages.

     If the Merger Agreement had been terminated by Buyer in the event Buyer and the Sub had not entered into the financing commitments or Buyer had failed to have furnished copies of the financing commitments to the Company in accordance with the Merger Agreement (unless such failure to obtain and enter into the financing commitments had been materially attributable to a breach by the Company of any warranty or representation contained in the Merger Agreement or any material adverse change after October 29, 1996 in the business financial condition, operations or results of operations of the Company and its subsidiaries, taken as a whole, in which event no liquidated damages would be paid) Buyer would have paid to the Company $500,000 as liquidated damages. In the event that the Company had given the notice of termination, Buyer and Sub agreed that Sub would have, within two business days after receipt of such notice of termination, paid to the Company $500,000 as liquidated damages.

     For purposes of the Merger Agreement, "Expenses" means documented out-of-pocket fees and expenses of the Buyer and Sub incurred or paid after October 29, 1996 but prior to any termination of the Merger Agreement in connection with the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Buyer or Sub. Expenses are limited to an aggregate $125,000 if the termination occurs prior to the time that the Buyer and/or Sub pay fees to third parties with respect to financing commitments and to an aggregate of $375,000 if the termination occurs after the time that Buyer and/or Sub pay fees to third parties with respect to financing commitments.

     In no event shall more than one termination fee be payable. Other than as set forth herein, any expense incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such expense.

AMENDMENT

     At any time prior to the Effective Time, the Merger Agreement may be amended by written agreement of each of the Company, Buyer and Sub with the prior authorization of their respective Boards of Directors; provided, however, that once the stockholders of the Company have approved and adopted the Merger Agreement and the Merger, any amendment will be subject to the restrictions contained in the Delaware GCL; provided, further, that any decrease in the Merger Consideration per share of Common Stock must be submitted to the Company's stockholders for approval.

THE UNDERTAKING

     Pacholder Associates, Inc. and its affiliate, PM Delaware, Inc., have undertaken to provide equity contributions or funds in the form of equity for Buyer and/or Sub in an amount of $2,000,000 on a timely basis to enable Buyer and Sub fully to perform and satisfy their respective obligations to the Company under the Merger Agreement, including (without limitation) the payment of any damages to the Company that may be payable by Buyer or Sub as a result of any breach of the Merger Agreement by Buyer and/or Sub.

                           SOURCE AND AMOUNT OF FUNDS

     It is contemplated that approximately $2,000,000 of the funds required in connection with the Merger will be provided through the purchase by Pacholder Associates, Inc. of shares of Buyer's cumulative preferred stock ("Buyer Preferred Stock"). Approximately $300,000 is expected to be provided through the purchase, for $60,000 apiece, of shares of Buyer's common stock ("Buyer Common Stock") by Dr. Pacholder; three other affiliates of Pacholder Associates, Inc., including Mrs. Pacholder, Mr. Shanahan and Mr. Morgan, President and a Managing Director of Pacholder Associates, Inc.; and Mr. Rooney. Buyer plans to contribute the net proceeds from the issuance of the Buyer Preferred Stock and Buyer Common Stock to the capital of Sub.

     Sub also plans to borrow $35,200,000 from Provident pursuant to a 7-day secured acquisition facility (the "Facility") that will bear interest at Provident's prime rate of interest plus one percent for a facility fee equal to one-half of one percent. The Facility is currently subject to the terms of the commitment letter dated November 26, 1996.

     As collateral for the Facility, Buyer will (a) grant Provident a first security interest in all of Sub's assets, (b) pledge cash funds in the Company's depositary account at Provident as of the Closing Date, (c) assign to Provident the proceeds of an insurance policy on the life of Mr. Rooney and (d) assign to Provident Buyer's and Sub's rights under the Merger Agreement and all ancillary agreements.

     The Facility will be subject to a number of conditions, including, without limitation, (a) the execution and delivery of definitive loan documentation by February 28, 1997; (b) receipt of a satisfactory solvency opinion by Houlihan Lokey; (c) consummation of the Merger; (d) receipt of updated financial statements of the Company, Buyer and Sub; (e) evidence of an equity contribution to Sub by Buyer of not less than $2.3 million; (f) evidence that the net worth of Sub upon the Closing and the consummation of the Merger is at least $2.3 million as determined in accordance with generally accepted accounting principles; (g) evidence that funds in the Company's cash account are at least $35.2 million immediately prior to the Merger; (h) evidence of consent to the Merger by the Bankruptcy Court, if necessary; (i) evidence of receipt of all regulatory approvals with respect to the Facility, the working capital facility (as discussed below) and the Merger; (j) receipt of satisfactory lien and litigation searches as to the Company, Buyer and Sub; and (k) no material adverse change in the business, assets, operations or prospects of the Company or Sub.

     The Facility will be required to be repaid in full by the Surviving Corporation utilizing the assets of the Surviving Corporation promptly after consummation of the Merger. After consummation of the Merger, the Surviving Corporation will also have access to a 3-year $12,000,000 secured working capital facility from Provident. The working capital facility will bear interest at Provident's prime rate of interest plus two percent. Funds will be advanced under the working capital facility by Provident at the request of the Surviving Corporation in amounts based on the levels of "Eligible Receivables" and "Eligible Inventory" maintained by the Surviving Corporation. The Surviving Corporation does not expect to draw on the working capital facility to repay financing utilized in the Merger or to pay expenses incurred in connection with the Merger.

                                    EXPENSES

     Estimated fees and expenses in connection with the Merger and related transactions (assuming the consummation thereof) are as follows:

            SEC filing fees...........................................   $  7,038
            Bank fees and expenses(1).................................
            Legal fees................................................
            Financial advisory opinions fees..........................    400,000
            Accounting fees and expenses..............................
            Solvency opinion fees.....................................     65,000
            Paying agent's fees and expenses..........................
            Transfer agent's fees and expenses........................
            Printing expenses.........................................
            Miscellaneous.............................................
                                                                         --------
              Total...................................................   $
                                                                         ========

---------------

(1) Reflects the approximate pro rata share of the total bank fees and expenses incurred in connection with the entry by Buyer into the revolving credit agreement described in "SOURCE AND AMOUNT OF FUNDS" based upon the amount necessary to finance the Merger and related transactions (including expenses) as compared to the maximum amount that may be borrowed under the revolving credit facility.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

GENERAL

     The Company, through its sole remaining business unit, AM Multigraphics, is a distributor of equipment, supplies and services to the graphics arts industry in the United States. In September, 1996, the Company sold its interest in AM Japan Co., Ltd. On October 17, 1996, the Company's Canadian subsidiary initiated bankruptcy proceedings. Both of these subsidiaries were included as part of AM Multigraphics for financial reporting purposes. In the last twelve months, the Company has divested its Sheridan Systems and AM Multigraphics -- International business segments.

     On August 27, 1996, the Company sold substantially all of the assets and liabilities of the Sheridan Systems division, a leading supplier of systems and components to both the printing and newspaper publishing industries, to Heidelberg. The sale included substantially all of the assets and liabilities of the Company's AM Graphics International Limited subsidiary in Slough, England.

     The disposition of the AM Multigraphics -- International operations has taken place in stages as the Company has divested its unprofitable foreign subsidiaries. In February 1996, the Company's AM International UK Limited subsidiary in England entered into an Administrative proceeding, which resulted in the sale of certain portions of that business. In March 1996, the Company sold its Netherlands holding company, including all its subsidiaries in the Netherlands, France and Belgium, to a local management buyout team.

     All financial information has been restated to reflect the Sheridan Systems and the AM Multigraphics -- International operations as discontinued operations. AM Multigraphics is a distributor of an extensive range of equipment, supplies and services to the graphics arts industry, having recently exited the manufacture of equipment. To complement and expand its product lines, the Company purchases products from outside suppliers, which are sold either under the Company's or the producing company's trade names.

BUSINESS SEGMENTS

     The Company currently conducts its business through its one remaining business segment: AM Multigraphics, which currently has approximately 800 employees. AM Multigraphics is a distributor of equipment, supplies and services to the graphic arts industry, and has exited the engineering and manufacturing of offset duplicating equipment to focus exclusively on distribution of equipment, supplies and service.

     AM Multigraphics is headquartered in Mount Prospect, Illinois, where, historically, it has manufactured and distributed a broad product line of equipment and supplies and provided services for the graphics arts industry through its own direct sales and service organizations in the United States. AM Multigraphics products traditionally have included small offset printing equipment, automated copy/duplicating systems, digital color printing systems, pre and post press products and supplies.

     AM Multigraphics has recently exited from the engineering and manufacturing of offset duplicating equipment to focus entirely on distribution of supplies, services and equipment to the graphics arts industry. The declining market for the segment's traditional offset duplicator products, due to inroads by alternative technologies, resulted in the re-evaluation of its traditional strategy and the decision to exit manufacturing and focus upon the distribution of supplies, services and equipment. Accordingly, the Company today is focused on (1) supplies and prepress products, and (2) service and parts.

     The supplies and prepress category consists of consumable products used in the production of printed materials, such as films, inks, plates, rubber rollers, cleaning solutions and cotton pads, as well as pre-press products such as platemakers and image-setters. The Company tracks various categories of these products, none of which accounts for more than 10% of its revenues. Similarly, no single supplier accounts for more than 10% of Company's revenues.

     The service and parts category provides service for the traditional installed base of offset duplicators and associated prepress products and simple bindery equipment. The Company has 400 service representatives.

     The following table sets forth the breakdown of revenues among machines, supplies and services in the United States, Canada and Japan for fiscal 1996, 1995 and 1994.

                                                          TWELVE MONTHS ENDED JULY 31,
                                                      ------------------------------------
                                                        1996          1995          1994
                                                      --------      --------      --------
        UNITED STATES
          Machines.................................   $ 39,598      $ 50,829      $ 46,775
          Supplies.................................     40,921        43,578        45,599
          Services.................................     47,511        52,748        55,936
                                                      --------      --------      --------
                                                       128,030       147,155       148,310
                                                      --------      --------      --------
        CANADA
          Machines.................................      4,352         3,849         4,599
          Supplies.................................      2,312         2,842         2,865
          Services.................................      3,287         3,594         4,093
                                                      --------      --------      --------
                                                         9,951        10,285        11,557
                                                      --------      --------      --------
        JAPAN
          Machines.................................     13,574        15,928        14,889
          Supplies.................................     11,361        12,383        10,376
          Services.................................      5,136         5,734         5,216
                                                      --------      --------      --------
                                                        30,071        34,045        30,481
                                                      --------      --------      --------
        TOTAL
          Machines.................................     57,524        70,606        66,263
          Supplies.................................     54,594        58,803        58,840
          Services.................................     55,934        62,076        65,245
                                                      --------      --------      --------
                                                      $168,052      $191,485      $190,348
                                                      ========      ========      ========

     AM Multigraphics also manages a network of approximately 74 independent dealers and sales representatives selling in approximately 95 other countries.

     The principal customers of AM Multigraphics include in-plant print shops, franchised and independent quick print shops, small commercial printers and governmental and educational institutions. AM Multigraphics has in excess of 50,000 customers. No customer accounts for more than 10% of the Company's revenues.

COMPETITION AND COMPETITIVE CONDITIONS

     The Company operates in a highly competitive market in which price, delivery and customer service are key factors. The Company's customers are in-plant, quick print and small commercial printer market segments. The market for small offset duplicator presses, the traditional proprietary equipment of the division, is mature and continues to face competition from alternative technologies. Because the installed base of equipment has historically provided the primary market for many of the Company's services and supplies, the Company is increasingly reliant on its general distribution capabilities in continuing to serve its market segments. Gross margins are expected to decrease as the Company seeks to add product lines through distribution agreements, joint ventures and affiliations with third parties. To offset the lower margins the Company has invested in information systems and has undertaken other reorganization measures to increase efficiency and lower expenses.

     The competitive market is also one of heavy regional competition, but consolidation of dealers is occurring, which brings consolidated buying power and distribution cost efficiencies. The Company's investments in information systems and other reorganization measures are designed to enable it to expand its business opportunities with existing customers and possibly to add volume through acquisitions over time.

CYCLICAL NATURE OF BUSINESS AND LIQUIDITY

     The revenues of the Company are dependent upon trends in the printing industry, which are a function of (among other factors) overall economic factors and advertising expenditures. The backlog for the AM Multigraphics segment is less than 5% of annual revenues and is not a material factor in the conduct of the business. The Company believes that substantially all of this backlog will be shipped during the 1997 fiscal year.

     Certain customers of AM Multigraphics require long-term financing for purchases of equipment distributed by the Company. The Company cooperates with various independent finance and leasing companies to provide such financing. These agreements are sometimes on a partial recourse basis with remarketing arrangements on a non-discretionary, non-priority basis. From time to time, the Company's operations enter into long-term leases with their customers. The Company periodically sells identified pools of lease receivables and pools of rental equipment to financial institutions on a limited recourse basis. The existence of such financing is not, however, significant to the Company's operations.

RESEARCH AND DEVELOPMENT; PATENT AND TRADEMARKS

     Approximately $0.4 million was expended by the Company for research and development in fiscal 1996, $0.7 million in 1995, and $0.6 million in 1994. The Company's research, development and engineering expenditures have been made primarily to maintain competitive manufactured product offerings.

     The Company owns or is licensed under various patents and trademarks. While such rights are important, the Company does not believe that its business as a whole is materially dependent on any one patent or trademark or group of patents or trademarks.

BANKRUPTCY PROCEEDINGS

     On May 17, 1993, the Company and its subsidiary, Addressograph-Multigraph Corporation ("AMC"), filed for protection under Chapter 11 of the United States Bankruptcy Code, in The United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") case numbers 93-582 through 93-583 (the "Bankruptcy Proceedings"). The Company also filed on that date a proposed Plan of Reorganization (the "Plan"). The Chapter 11 filing related to the Company's domestic operations and did not include its foreign subsidiaries.

     On August 26, 1993, a hearing was held by the Bankruptcy Court to consider approval of a Disclosure Statement to be distributed to creditors and shareholders of the Company. After that hearing, and by Order of the Bankruptcy Court dated August 26, 1993, the Second Amended Disclosure Statement (hereinafter the "Disclosure Statement") was approved as containing "adequate information" for creditors and shareholders of the Company in accordance with
Section 1125(b) of the Bankruptcy Code.

     On September 29, 1993, the Company's Plan was confirmed by the Bankruptcy Court. In general, the Plan provided for distribution of approximately 7,000,000 shares of new common stock (such common stock, previously defined herein as "Common Stock"), of which approximately 97% was distributed to former holders of the Company's 12% Senior Subordinated Debentures, 2% to former holders of the Company's $2.00 Convertible Exchangeable Preferred Stock ("Old Preferred Stock") and 1% to former holders of the Company's common stock ("Old Common Stock"). The Plan also provided for distribution of 1,095,000 Warrants to Purchase Common Stock ("Warrants") to former holders of Old Preferred Stock. The Warrants permitted the holder to purchase an aggregate of 1,095,000 shares of Common Stock until October 15, 1996 at an exercise price of $18.00 per share, but have now expired and are of no further effect. Under the Plan, general unsecured creditors are to be paid in full over a period of five years with interest at 5% per annum unless they elected to be paid in full under the convenience class (claims under $2,000) or unless they elected before September 29, 1993 to receive Common Stock in lieu of cash.

     The Plan became effective on October 13, 1993 (the "Plan Effective Date"). Distributions provided for in the Plan, including Common Stock and Warrants, commenced on that date. On the Plan Effective Date, all Old Preferred Stock, Old Common Stock, Old Warrants to Purchase Common Stock and Old Preferred Stock

Purchase Rights attached to the Old Common Stock were canceled and became of no further force and effect except as evidence of the holder's entitlement to a distribution under the Plan. All exchange rights associated with the Old Preferred Stock and Old Common Stock expired on October 13, 1995. For information relating to shares of Common Stock outstanding and shares of Common Stock held for exchange as described above, see Notes 4 and 14 of the "Notes to Consolidated Financial Statements" contained in this Proxy Statement. Also, on the Plan Effective Date, the former directors of the Company were replaced.

PROPERTIES


     The Company's principal executive offices are located in Mt. Prospect, Illinois. The Company moved its corporate headquarters from Rosemont, Illinois to its current headquarters in September 1996, following the disposition of the Company's Sheridan Systems division. The Company moved to Rosemont in April, 1995 and previously had been located at the AM Multigraphics facility in Mt. Prospect, Illinois since March 22, 1993 when it moved from its downtown Chicago location.


     In 1996, the Company undertook the relocation of its AM Multigraphics operations from its 700,000 square foot manufacturing and office facility in Mt. Prospect to newer, more cost efficient facilities. The project consisted of three parts: (1) relocation of the business offices to a 64,400 square foot facility in Mt. Prospect; (2) relocation of the distribution center to an 80,000 square foot nearby complex in Arlington Heights, Illinois, to enhance the unit's distribution capabilities; and, (3) the sale of its former Mount Prospect, Illinois facility for approximately $6.8 million in 1996.

     The Company owns or leases distribution, sales and service facilities throughout the United States. In the United States, the Company leases 30 facilities with total square footage of 455,000, but occupies only 19 of those facilities in an effort to reduce costs. Leases for approximately 185,000 square feet will expire in April and May of 1997, and will not be renewed.

     The facilities occupied by Company as of October 28, 1996, which have more than 20,000 square feet of space or which are otherwise material to the Company's businesses, are set forth below. Although certain facilities remain underused, the Company believes that the properties and equipment included therein are well maintained, in good operating condition and adequate for the current needs of its operations.


                                                                    APPROXIMATE SQUARE
                                                                    FEET OF FLOOR AREA
              LOCATION AND BUSINESS SEGMENT           USE(1)              LEASED
        -----------------------------------------  ------------     ------------------
        Corporate
          Rosemont, Illinois.....................           ADM            10,700(2)
        AM Multigraphics - Domestic
          Arlington Heights, Illinois............          DIST            79,700(3)
          Mt. Prospect, Illinois.................  MFG/ADM/DIST           175,000(4)
          Mt. Prospect, Illinois.................           ADM            64,400(3)


---------------

(1) ADM = Administrative; MFG = Manufacturing and Engineering; DIST - Distribution Center.

(2) Lease expires in May, 1997, and will not be renewed.

(3) Leases expire in 2005.

(4) Manufacturing operations are winding up and lease for this facility will expire in April, 1997, and will not be renewed.

LEGAL PROCEEDINGS

     The commencement of the Bankruptcy Proceedings resulted in an automatic stay of certain litigation against the Company pursuant to Section 362 of the Bankruptcy Code as of May 17, 1993. Therefore, with certain exceptions, all legal proceedings against the Company pending as of May 17, 1993, will be resolved through the bankruptcy process. In addition, there are significant claims pending in the Bankruptcy Proceeding. The Company believes the resolution of these legal proceedings and claims will not have a material adverse effect on the business or the financial position of the Company.

     The Company has been notified of various environmental matters in connection with certain current or former locations in Illinois, Indiana, Ohio, Pennsylvania, and Rhode Island. The Company believes that the legal liability relating to such matters, if any, will either be resolved consensually between the Company and relevant governmental authorities or will be subject to resolution through the bankruptcy process as with other disputed claims. The Company believes the resolution of these matters will not have a material adverse effect on the business or the financial position of the Company.

     The Company is involved in various other administrative and legal proceedings incidental to its business, including product liability and general liability lawsuits against which the Company is partially insured. The resolution of these other proceedings is not expected to have a material adverse effect on the business or the financial position of the Company.

                        PRO FORMA FINANCIAL INFORMATION

                             AM INTERNATIONAL, INC.


           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME FROM


                             CONTINUING OPERATIONS



     The accompanying unaudited pro forma consolidated statements of income from continuing operations are presented to illustrate the effect of certain adjustments to the historical consolidated financial statements that result from the sale of the Company's interest in AM Japan and the sale of Sheridan Systems, as if the sales and related transactions had occurred at the beginning of the respective periods presented. The accompanying statements do not give effect to the Merger or related transactions.



     The accompanying pro forma consolidated statements of income from continuing operations should be read in conjunction with the Company's historical consolidated financial statements and notes thereto appearing elsewhere in this Proxy Statement. The pro forma consolidated statements of income from continuing operations are presented for informational purposes only and are not necessarily indicative of actual results had the sales and related transactions occurred at the beginning of the respective periods presented, nor do they purport to represent results of future operations of the Company.



                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                            YEAR ENDED JULY 31, 1996



                                                                                  AM                    SHERIDAN     PRO
                                                                 HISTORICAL    JAPAN(A)    SUB-TOTAL    SYSTEMS     FORMA
                                                                 ----------    --------    ---------    --------    ------
Revenues......................................................     $168.0       $(30.1)     $ 137.9         --      $137.9
Cost of sales.................................................      130.4        (22.9)       107.5         --      107.5
                                                                   ------       ------       ------       ----      ------
Gross Margin..................................................       37.6         (7.2)        30.4         --       30.4
Operating Expenses:
  Selling, general and administrative.........................       47.1         (7.6)        39.5         --       39.5
  Unusual items...............................................        7.0           --          7.0         --        7.0
                                                                   ------       ------       ------       ----      ------
    Total operating expenses..................................       54.1         (7.6)        46.5         --       46.5
Operating income (loss).......................................      (16.5)         0.4        (16.1)                (16.1)
Non-operating income (expense):
  Interest income.............................................        0.2           --(b)       0.2         --(b)     0.2
  Interest expense............................................       (3.8)          --         (3.8)       1.1(c)    (2.7)
  Other income (expense), net.................................       (0.2)        (0.1)        (0.3)        --       (0.3)
                                                                   ------       ------       ------       ----      ------
Income (loss) from continuing operations before income
  taxes.......................................................      (20.3)         0.3        (20.0)       1.1      (18.9)
Income tax expense (benefit)..................................       (0.1)         0.1           --         --         --
                                                                   ------       ------       ------       ----      ------
Net income (loss) from continuing operations..................     $(20.2)      $  0.2      $ (20.0)      $1.1      $(18.9)
                                                                   ======       ======       ======       ====      ======
Net income (loss) per common share from continuing
  operations..................................................     $(2.88)                  $ (2.85)                $(2.70)
                                                                   ======                    ======                 ======



    See the accompanying Notes to Unaudited Pro Forma Consolidated Financial
                                  Statements.

                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                      THREE MONTHS ENDED NOVEMBER 2, 1996



                                                                                  AM                    SHERIDAN     PRO
                                                                 HISTORICAL    JAPAN(A)    SUB-TOTAL    SYSTEMS     FORMA
                                                                 ----------    --------    ---------    --------    ------
Revenues......................................................     $ 27.7       $ (1.2)     $  26.5         --      $26.5
Cost of sales.................................................       20.5         (1.0)        19.5         --       19.5
                                                                    -----        -----       ------       ----      ------
Gross Margin..................................................        7.2         (0.2)         7.0         --        7.0
Operating Expenses:
  Selling, general and administrative.........................        8.4         (0.5)         7.9         --        7.9
  Unusual items, net..........................................       (2.1)         2.6          0.5         --        0.5
                                                                    -----        -----       ------       ----      ------
    Total operating expenses..................................        6.3          2.1          8.4         --        8.4
Operating income (loss).......................................        0.9         (2.3)        (1.4)        --       (1.4)
Non-operating income (expense):
  Interest income.............................................        0.3           --(b)       0.3         --(b)     0.3
  Interest expense............................................       (0.8)          --         (0.8)       0.1(c)    (0.7)
  Other income (expense), net.................................        0.1         (0.1)          --         --         --
                                                                    -----        -----       ------       ----      ------
Income (loss) from continuing operations before income
  taxes.......................................................        0.5         (2.4)        (1.9)       0.1       (1.8)
Income tax expense (benefit)..................................         --           --           --         --         --
                                                                    -----        -----       ------       ----      ------
Net income (loss) from continuing operations..................     $  0.5       $ (2.4)     $  (1.9)      $0.1      $(1.8)
                                                                    =====        =====       ======       ====      ======
Net income (loss) per common share from continuing
  operations..................................................     $ 0.07                   $ (0.27)                $(0.26)
                                                                    =====                    ======                 ======



    See the accompanying Notes to Unaudited Pro Forma Consolidated Financial
                                  Statements.

                             AM INTERNATIONAL, INC.


         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME



     (a) Represents the effects of the sale of AM Japan, a majority-owned subsidiary.


     (b) The Company will invest the net proceeds of the sale of AM Japan and the sale of Sheridan Systems which are in excess of amounts applied to repay indebtedness and reduce other liabilities. However, no interest income has been reflected relative to the investment of such net proceeds.


     (c) Interest expense has been reduced to give effect to the repayment of the Company's revolving credit facility as a result of the proceeds from the sale of Sheridan Systems. The Company's remaining debt is principally the general unsecured claims and priority tax claims.

                            SELECTED FINANCIAL DATA


     The following is a summary of certain consolidated financial information of the Company (restated to reflect Sheridan Systems and the AM Multigraphics-International Operations as discontinued operations). This summary has been derived in part from, and should be read in conjunction with, the consolidated financial statements of the Company and the related notes thereto. Results of interim periods are not necessarily indicative of results to be expected for the year. See "INDEX TO FINANCIAL STATEMENTS." Due to the reorganization of the Company and the implementation of Fresh Start Reporting, financial statements for the Reorganized Company (period starting September 30, 1993) are not comparable to those of the Predecessor Company. See Note 14 to "Notes to Consolidated Financial Statements."



                                                 REORGANIZED COMPANY
                            -------------------------------------------------------------
                                                                                                     PREDECESSOR COMPANY
                            THREE MONTHS ENDED                                               ------------------------------------
                                                       YEARS ENDED                                               YEARS ENDED
                            -------------------    --------------------    SEPT. 30, 1993     AUG. 1, 1993   --------------------
                            NOV. 2,    OCT. 28,    JULY 31,    JULY 31,       THROUGH           THROUGH      JULY 31,    JULY 31,
                             1996        1995        1996        1995      JULY 31, 1994     SEPT. 29, 1993    1993        1992
                            -------    --------    --------    --------    --------------    --------------  --------    --------
OPERATIONS
  Revenues................. $  27.7     $ 43.0      $168.1     $  191.5       $  163.8           $ 26.5      $  195.7    $  202.4
  Gross profit.............     7.2       10.9        37.6         52.7           51.4              7.0          57.0         2.5
  as a percent of
    revenues...............    26.2%      25.3%       22.4%        27.5%          31.4%            26.4          29.1%       30.9%
  Unusual items
    (inc.)/exp.............    (2.1)       0.0         7.0          0.0            0.0              0.0          37.6         0.0
  Operating income
    (loss).................     1.0       (2.8)      (16.4)        (2.5)           6.8             (2.0)        (34.3)      (75.4)
  as a percent of
    revenues...............     3.5%      (6.5)%      (9.8)%       (1.3)%         (4.2)%           (7.5)%       (17.5)%     (37.3)%
  Net Income (Loss) from
    Continuing
    Operations.............     0.5       (3.5)      (20.2)        (4.2)           2.1             21.8         (43.8)      (83.1)
  Income (Loss) from
    discontinued
    operations.............     0.0       (0.3)      (25.3)         8.8            4.6            (27.8)        (81.9)      (41.7)
  Extraordinary Gain.......     0.0        0.0         0.0          0.0            0.0             58.7           0.0         0.0
  Net income (loss)........ $   0.5     $ (3.8)     $(45.5)    $    4.6       $    6.7           $ 52.7      $ (125.7)   $ (124.8)
CAPITAL EMPLOYED
  Working capital..........    11.1       52.5        11.7         61.5            8.7            (17.6)          5.6       (23.6)
  Total assets.............    78.3      156.8        98.0        163.1          169.2            164.4         175.4       271.8
  Long-term debt...........     7.3       14.0         8.5         14.9           19.4             25.5         129.0        62.6
  Shareholders' equity.....     2.6       43.9         2.3         48.3           42.8             36.0         (49.7)       69.3
PER COMMON SHARE
  Net income (loss) from
    continuing
    operations............. $  0.07     $(0.49)     $(2.88)    $  (0.59)      $   0.30              N/A           N/A         N/A
  Market price --
              High(1)(3)... $ 4.250     $8.375      $8.375     $ 12.250       $ 11.875              N/A           N/A         N/A
               Low(1)(3)... $ 1.375     $7.250      $1.875     $  8.125       $  8.750              N/A           N/A         N/A
Average number of common
  shares and equivalents
  (in thousands)(2)........   7,009      7,009       7,009        7,021          7,006              N/A           N/A         N/A
NUMBER OF EMPLOYEES AT END
  OF PERIOD................     765      1,312       1,121        1,378          1,520            1,633         1,662       1,897


---------------

(1) Trading of Reorganized Company Common Stock commenced on December 6, 1993.

(2) The net income per common share and average number of common shares and equivalents for the Company has not been presented as this information is not comparable.


(3) Trading of Predecessor Company Common Stock and Preferred Stock was suspended on May 21, 1993. Periods prior to this date are not presented as they are not comparable.



     See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for explanations of significant factors affecting comparability of the data set forth above.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


ANALYSIS OF CONTINUING OPERATIONS AND DISCONTINUED OPERATIONS (THREE YEARS ENDED JULY 31, 1996)



     Over the past several years, the Company has formulated and executed various restructuring plans in order to improve operating results. These plans have included the exit from certain unprofitable foreign subsidiaries, the divestitures of non-core product lines, the exit from manufacturing operations at AM Multigraphics and the implementation of strategic investments in new products and capabilities. In July 1996 the Company entered into an Asset Purchase Agreement with Heidelberger Druckmaschinen AG for the sale of its Sheridan Systems business segment. The sale of Sheridan Systems was concluded in August 1996. In addition, during 1996 the Company disposed of its AM Multigraphics-International Operations. These segments are reflected as discontinued operations. Included in Continuing Operations are results of the two remaining foreign subsidiaries; however, the Company sold its interest in AM Japan Co., Ltd. in September 1996, and on October 17, 1996, AM Canada filed a voluntary assignment in bankruptcy.



CONTINUING OPERATIONS



  RESULTS OF OPERATIONS



                                                                       YEAR ENDED JULY 31,
                                                                   ----------------------------
                                                                    1996       1995       1994
                                                                   ------     ------     ------
                                                                      (DOLLARS IN MILLIONS)
Revenues.........................................................  $168.1     $191.5     $190.3
Operating Income (Loss)..........................................   (16.4)      (2.5)       4.8
Non Operating Expenses...........................................    (3.9)      (3.2)      21.5
                                                                   ------     ------     ------
Pre Tax Income (Loss)............................................   (20.3)    $ (5.7)    $ 26.3
Net Income (Loss)................................................   (20.2)    $ (4.2)    $ 23.9
                                                                   ======     ======     ======



     Note: To facilitate a meaningful discussion of the Company's comparative operating performance in fiscal years 1996, 1995, and 1994, the results are presented on a traditional comparative basis for all periods. Consequently, the information presented for fiscal year 1994 does not comply with the accounting requirements for companies upon emergence from bankruptcy, which calls for separate reporting for the Reorganized Company and the Predecessor Company.



OPERATING RESULTS


     The Continuing Operations are comprised of one business segment, the AM Multigraphics segment. The AM Multigraphics segment serves the graphics arts industries in North America, and until September 1996 Japan, by distributing an extensive range of sheet fed offset duplicating presses, digital color printing equipment, pre and post press equipment, and a wide range of supplies and technical services. In 1995 the operation initiated efforts to transition out of engineering and manufacturing to focus primarily on distribution, sales and service activities.

     In response to declining demand for manufactured duplicator products and services, AM Multigraphics developed a strategic plan during 1995 to transition from being a manufacturing based supplier to becoming a broad based distributor of equipment, supplies and services to the graphics arts markets. Efficiency in providing a broad line of products and services to its large customer base and differentiation through the provision of technical service and support are the tactical objectives of the strategy. The Company has efforts underway to phase out its manufacturing operations, expand its product offering through new distribution agreements and transition its organization structure and capabilities to function as an efficient distribution business. While progress has been made in adding new products, updating and enhancing systems and restructuring the organization, significant efforts to complete the transition from a manufacturing based supplier to a distribution business still need to be completed. In addition, with the divestiture of Sheridan

Systems, it will be necessary for the Company to restructure its corporate staff and eliminate excess facilities and equipment.

     During September of fiscal year 1994, the Company emerged from Chapter 11 Bankruptcy. The Company had operated under the protection of Chapter 11 following a voluntary petition for reorganization filed in May 1993. With the emergence from Chapter 11 in 1994, the Company adopted Fresh Start Reporting, which resulted in material changes to the balance sheet, including valuation changes of assets and liabilities at fair market value and valuation of equity based on the appraised reorganization value of the business.

     Revenues in 1996 declined $23.4 million, or 12% from the prior year period. In 1995 revenues increased slightly after a decline of 3% in 1994 from 1993. The decline in revenues, which has been consistent with longer term trends, has occurred principally in the sheet fed offset duplicator products which include press and post-press machines, supplies and maintenance services. The duplicator machines and supplies are products which have been largely manufactured by the Company. Market demand for the Company's duplicator products has declined due to inroads from competing printing technologies. As a result of these competitive inroads, the installed base of duplicator equipment has experienced long term decline which has led to decreased sales of equipment, supplies and services. In addition, the Company experienced significant liquidity problems during 1996 which led to a reduction in inventory levels, among other things. The lower inventory level negatively affected the Company's ability to serve its supply and service customers which resulted in lower revenues and gross margin. The subsidiaries in Japan and Canada, which the Company has divested, contributed revenues of $40.0 million in 1996, $44.3 million in 1995 and $42.1 in 1994.

     Non Operating Expenses consisted primarily of interest expense in 1996, 1995 and 1994. The interest expense related primarily to borrowings under the Domestic Revolving Credit Agreement, which have been required to fund operations, and interest on general unsecured claims and priority tax claims from the Company's reorganization. In 1994 the Company recorded reorganization income of $23.9 million which pertained to the adoption of Fresh Start Reporting, as previously described. The income resulted from fair market adjustments to tangible assets and liabilities of $8.0 million, a provision of $10.1 million to accrue for professional fees related to the reorganization, and to record the Reorganization Value in Excess of Fair Market Value of $26.0 million.

     The net loss of $20.2 million from Continuing Operations in 1996 worsened by $16.0 million as compared with 1995. The increased loss was primarily due to volume driven margin erosion in 1996, declines in gross margin rates resultant from shifts in product mix to lower margin distributed products, and restructuring charges. The restructuring charges of $7.0 million in 1996 related to the shutdown of manufacturing operations, the closure of corporate offices and the exit costs for the Canadian subsidiary. Continuing Operations had a net loss of $4.2 million in 1995 compared with a net income of $23.9 million in 1994. With the emergence from Chapter 11 in 1994, the Company adopted Fresh Start Reporting, which resulted in material changes to the balance sheet, including valuation changes of assets and liabilities at fair market value and valuation of equity based on the appraised reorganization value of the business. The reorganization and adoption of Fresh Start Reporting in 1994 resulted in a one time reorganization income of $23.9 million.

     The decrease in net income for the year ended July 31, 1995 as compared with fiscal year 1994 was again primarily due to lower gross margins related to the change in product mix to lower margin distributed products. In addition, in 1994 the Company recorded a favorable adjustment of $23.9 million which resulted from the adoption of Fresh Start Reporting in 1994, as previously described.

DISCONTINUED OPERATIONS

  RESULTS OF OPERATIONS


                                                                          YEAR ENDED JULY 31,
                                                                       --------------------------
                                                                        1996      1995      1994
                                                                       ------    ------    ------
                                                                       (DOLLARS IN MILLIONS)
Revenues
  Sheridan Systems..................................................   $109.3    $182.2    $158.1
  AM Multigraphics -- International.................................     40.0     135.8     142.4
                                                                       ------    ------    ------
          Total.....................................................    149.3     318.0     300.5
Operating income (loss)
  Sheridan Systems..................................................     (2.6)     17.8      14.4
                                                                       ------    ------    ------
  AM Multigraphics -- International.................................     (4.2)     (5.7)     (2.5)
  Unusual items income (expense)....................................       --       4.8        --
                                                                       ------    ------    ------
          Total.....................................................     (6.8)     16.9      11.9
Non operating expense...............................................     (2.6)     (3.5)    (30.9)
                                                                       ------    ------    ------
Pre-tax income (loss)...............................................     (9.4)     13.4     (19.0)
Income (loss).......................................................    (10.1)      8.8     (23.2)
Loss on sale........................................................    (15.2)       --        --
                                                                       ------    ------    ------
Income (loss) from discontinued operations..........................   $(25.3)   $  8.8    $(23.2)
                                                                       ======    ======    ======


     Note: To facilitate a meaningful discussion of the Company's comparative operating performance in fiscal years 1996, 1995 and 1994 the results are presented on a traditional comparative basis for all periods. Consequently, the information presented for fiscal year 1994 does not comply with the accounting requirements for companies upon emergence from bankruptcy, which calls for separate reporting for the Reorganized Company and the Predecessor Company.

OPERATING RESULTS

     The Discontinued Operations is comprised of two business segments, the Sheridan Systems segment and the divested AM Multigraphics -- International segment. The Sheridan Systems business serves the printing and newspaper publishing industries by providing bindery systems and newspaper mailroom systems. The products sold by Sheridan Systems were largely capital equipment items and market demand has historically been cyclical. The divested AM Multigraphics -- International segment served certain foreign graphics arts markets through wholly-owned subsidiaries, situated primarily in Europe. The divested AM Multigraphics -- International subsidiaries distributed an extensive range of sheet-fed offset duplicating presses, digital color printing equipment, pre and post press equipment and a wide range of supplies and technical services.

     The net loss from Discontinued Operations was $25.3 million in 1996 compared to net income of $8.8 million in 1995, and a net loss of $23.2 million in 1994. The increased loss in 1996 over 1995 resulted primarily from deteriorating market conditions for the Sheridan Systems segment in 1996, and a $15.2 million loss recorded on the sale of the segment. During September of fiscal year 1994, the Company emerged from Chapter 11 Bankruptcy. The Company had operated under the protection of Chapter 11 following a voluntary petition for reorganization filed in May 1993. With the emergence from Chapter 11 in 1994, the Company adopted Fresh Start Reporting, which resulted in material changes to the balance sheet, including valuation changes of assets and liabilities at fair market value and valuation of equity based on the appraised reorganization value of the business. The reorganization and adoption of Fresh Start Reporting in 1994 resulted in a one time reorganization expense of $27.0 million.

     The operating results of Sheridan Systems significantly varied from period to period primarily due to the cyclical nature of the business which dramatically affected revenue levels and gross margins. Orders for Sheridan Systems bindery and newspaper mailroom products have been in the millions of dollars and therefore revenues, margins and customer backlogs varied significantly depending on the timing of customer orders. In

1996 Sheridan Systems revenues declined $72.9 million from the prior year. Weak market demand and a low beginning backlog were the principal reasons for the decrease in revenues. The weak market demand was attributable to a combination of factors which include a reduction in printed product for magazines, catalogs and direct mail and the existence of excess capacity in the printing industry. Historically, the health of the retail sector of the U.S. economy which directly impacts advertising expenditures impacts market demand. Sheridan Systems incurred an operating loss of $2.6 million in 1996, compared to income of $17.8 million in the prior year period due principally to the lower volume. Fiscal year 1995 revenues increased 15% over 1994 largely due to higher orders particularly for bindery equipment, and a reduction in backlog. In 1995 Sheridan Systems recognized approximately $20.0 million in revenues from prototype equipment which had been shipped in 1994 and accepted by customers in 1995. The operating income in 1995 of $17.8 million improved by $3.4 million over 1994 due to the increased revenue level and related gross margin increase. The 1994 operating results reflected revenues of $158.1 million which was only slightly improved over 1993.

     The results of the divested AM Multigraphics -- International segment consistently reflected operating losses and declining revenues. The revenue decreases, throughout the periods, were attributable to declining market demand for offset duplicating presses and the related erosion of the installed base of duplicating equipment. The decline in market demand has been the result of inroads made by competing printing technologies. The users of duplicators have been the principal customers for the related supplies and services. The divested AM Multigraphics -- International operations were also adversely impacted by decreases in sales and margins of electronic pre-press products due to competitive pressures in all periods. The Company undertook numerous restructuring initiatives in response to the declining revenues and operating losses, with significant headcount reductions accomplished and overall cost reductions implemented over the reporting periods. The restructurings were costly due to local statutory requirements and required labor negotiations which slowed the implementation of cost reduction actions. Despite these restructuring efforts and cash expenditures the Company was not able to eliminate the operating losses which ultimately led to the divestiture of these operations.


     In 1996, the Company had unusual item expense of $15.2 million which resulted from the sales of substantially all of the assets and liabilities of the Sheridan Systems division. In 1995 the Company had unusual item income of $4.8 million. This income resulted from divestitures of non-core product lines in the Discontinued Operations. The divestitures included the sale of certain assets related to the service of forms and sheetfed presses, the service and supply business formerly known as Advanced Imaging Products, and the U.K. copier business.


     Non Operating expenses include interest expense, primarily on borrowings under the Revolving Credit Agreement and goodwill amortization expense. In 1994 the Company recorded reorganization expense of $27.0 million which pertained to the adoption of Fresh Start Reporting, as previously described. The expense resulted from fair market adjustments to tangible assets and liabilities of $9.7 million, a write off of existing Goodwill of $39.8 million and to record the Reorganization Value on Excess of Fair Market Value of $22.5 million.


LIQUIDITY AND CAPITAL RESOURCES (THREE YEARS ENDED JULY 31, 1996)


     The Company's total cash and cash equivalents were $2.6 million as of July 31, 1996 as compared with $12.6 million on July 31, 1995. In addition to the reduction in cash balances, net short term borrowings increased $8.2 million from prior year levels.

     During 1996, the primary sources of cash from operating activities were a reduction in inventories of $13.1 million, and an accounts receivable reduction of $6.3 million. The inventory reduction in the current period was primarily the result of the phase out of machine manufacturing activities and a related reduction in parts and finished goods inventories. The reduction in accounts receivable was the result of the collection of comparatively higher outstanding balances which existed at July 31, 1995 due to a higher revenue level in the period. Throughout the reporting periods, collection rates have remained relatively consistent while increases and decreases in the overall accounts receivable balance were due principally to changes in revenue levels.

     The primary use of cash in 1996 was the net loss of $45.5 million. The net loss included a loss of $25.3 million from discontinued operations. This loss in discontinued operations was offset by a reduction in assets of discontinued operations prior to their divestiture of $26.3 million. The reduction in the discontinued operations assets was primarily the collection of accounts receivable and other long term assets, primarily lease receivables.

     Capital expenditures of $9.0 million in 1996 were primarily to upgrade systems and equipment and to provide for leasehold improvements. The Company received $6.8 million in proceeds for the sale of its AM Multigraphics headquarters, manufacturing and distribution facility in Mt. Prospect, Illinois. The Company has committed to capital expenditures related to certain increased systems capabilities. These expenditures will be financed utilizing a combination of cash balances, funds obtained under the revolving credit facility, and third party lease arrangements.

     The Company's principal credit facility as of July 1996 was its $25.0 million revolving credit facility, which expired in October 1996. The utilizations under this facility were limited by a borrowing base which as of July 31, 1996, was approximately $18.4 million. The $8.2 million increase in short-term borrowings for the year ended July 31, 1996, was required to principally fund the net loss, required payments to holders of general unsecured claims, and priority tax claims under the Company's Plan of Reorganization and lease obligations.


     In August 1996, the Company completed the sale of its Sheridan Systems segment for proceeds of $50.1 million. In September the Company collected approximately $11.0 million from the sale of its interest in AM Japan Co., Ltd. The increase in cash balances from these transactions provides the Company with adequate financial resources for the foreseeable future. At September 28, 1996, the Company had a cash balance of $41.2 million after repaying bank debt and meeting other short-term obligations. The Company is currently seeking to obtain new banking facilities to provide for the issuance of letters of credit, fund selected customer financing programs, and increase liquidity to the Company.


PLAN OF REORGANIZATION

     On September 29, 1993 the Company's Reorganization Plan was confirmed by the United States Bankruptcy Court, with the Plan being consummated on October 13, 1993. As a result of the reorganization and the recording of the restructuring transaction and implementation of Fresh Start Reporting, the Company's results of operations for the year ending July 31, 1996 are not comparable to the two preceding years. See Note 14 of "Notes to Consolidated Financial Statements" for information on consummation of the Plan and implementation of Fresh Start Reporting.

     The most significant adjustments which resulted from recording the restructuring transaction and the implementation of Fresh Start Reporting affected the Company's Statement of Operations. These adjustments related to decreased interest expense, decreased amortization of intangibles and increased income tax expense. In the Consolidated Balance Sheet, the most significant adjustments affected long term debt and equity.

ANALYSIS OF CONTINUING OPERATIONS (QUARTER ENDED NOVEMBER 2, 1996)



     Included in the continuing operations are results of the two remaining foreign subsidiaries; however, the Company sold its interest in AM Japan Co., Ltd. in September 1996, and on October 17, 1996, the Company's Canadian subsidiary filed a voluntary assignment in bankruptcy.



CONTINUING OPERATIONS



  RESULTS OF OPERATIONS



                                                                               QUARTER ENDED
                                                                         --------------------------
                                                                         NOVEMBER 2,    OCTOBER 28,
                                                                            1996           1995
                                                                         -----------    -----------
                                                                         (DOLLARS IN MILLIONS)
Revenues..............................................................      $27.7          $43.0
Operating Income (Loss)...............................................        0.9           (2.8)
Non Operating Expenses................................................        0.4            0.7
                                                                            -----          -----
Pre Tax Income (Loss).................................................        0.5           (3.5)
Net Income............................................................      $ 0.5          $(3.8)
                                                                            =====          =====



SUMMARY



     The net income for the first quarter ended November 2, 1996 of $0.5 million ($0.07 per common share) improved by $4.0 million, as compared with a net loss of $3.5 million ($0.49 per common share) for the comparable prior year quarter.



     Revenues for the first quarter of $27.7 million were $15.3 million below the corresponding prior year period. Revenues from the subsidiaries in Japan and Canada, which the Company has divested, were $2.2 million as compared to $9.0 million in the prior year. Market demand for the Company's duplicator products has declined due to inroads from competing printing technologies. As a result of these competitive inroads, the installed base of duplicator equipment has experienced long term decline which has led to decreased sales of equipment, supplies and services. In 1995, the Company initiated efforts to transition out of manufacturing, and become a distributor of pre-press equipment, supplies and services to the graphics arts markets. The Company has announced its exit from the manufacture and distribution of press and post-press product lines. The Company has recently completed the build out of offset duplicator presses and the sell off of press and post-press inventories is expected to be completed during the current fiscal year. Revenues from discontinued press and post-press machine product lines were $3.3 million in the first quarter, a decline of $5.3 million from the prior year comparable period.



     In order to better focus its efforts on the continuing core supply and service businesses, the Company and one of its suppliers (Xeikon N.V.) mutually agreed in December 1996 to terminate a distribution agreement which had been in effect since 1993. Revenues from that product line were $1.1 million in the current quarter, and $2.4 million in the comparable prior year period.



     Gross margin of $7.2 million was $3.6 million lower than the comparable prior year period. The divested foreign operations accounted for $1.5 million of the decline. The balance of the decrease in margin was largely due to lower revenue levels, particularly in press and post-press product lines.



     Operating expenses in the first quarter of $8.4 million were $5.3 million lower than the prior year period. The decrease in expenses was primarily the result of cost reduction actions taken by the Company which lowered headcount, facility and other selling, general and administrative costs. The divestitures of operations in Canada and Japan accounted for $2.1 million of the decrease.



     Unusual item income represented the $2.6 million gain on the sale of the Company's ownership interest in its majority owned Japanese subsidiary. As previously reported, during the fourth quarter of 1996 the Company committed to sell its interest in AM Japan Co., Ltd. and completed the sale on September 20, 1996.

In addition, a $0.5 million loss was recorded for the disposition of net assets employed following the decision to exit distribution of the Xeikon digital color press. Reserves for the cost to exit Canada, which had been established in the fiscal year ended July 31, 1996, were adequate and no additional costs were recognized.



     Non-operating expenses are primarily net interest, and decreased $.2 million from the prior year largely due to increased interest income on investment of the proceeds from divestitures received in the first quarter ended November 2, 1996.



LIQUIDITY AND CAPITAL RESOURCES (QUARTER ENDED NOVEMBER 2, 1996)



     The Company's total cash and cash equivalents were $35.1 million as of November 2, 1996, an increase of $32.6 million over July 31, 1996. The net proceeds from the divestitures of Sheridan Systems and AM Japan of $50.6 million were received during the quarter. The primary source of cash from operating activities was a reduction in accounts receivable of $3.8 million, resulting from collection of the relatively higher outstanding balances which existed at July 31, 1996.



     The primary uses of cash in operating activities were a repayment of the Company's revolving credit facility of $5.4 million, and payment of trade payables of $8.4. In addition, there were reductions in accrued liabilities for certain restructuring payments including severance and accrued vacation, Change of Control obligations related to the sale of the Sheridan Systems division, and a settlement of a lease obligation related to a divested foreign subsidiary. The decrease in long term borrowings reflects the required quarterly payment under the Company's Plan of Reorganization.



     The Company's revolving credit facility expired October 12, 1996. Working capital requirements are currently being met by existing cash reserves.



     In late October the Company entered into the Merger Agreement with a corporation newly formed by affiliates of Pacholder Associates, Inc. The agreement provides for the merger of a subsidiary of the purchaser with and into the Company pursuant to which the current stockholders of the Company will receive $5.00 per common share and the Company will become a wholly-owned subsidiary of the purchaser. The Provident Bank has committed to provide debt financing in connection with the proposed transaction for the surviving corporation subject to certain closing conditions. See "SOURCE AND AMOUNT OF FUNDS." The transaction remains subject to certain closing conditions, including approval by a majority of the stockholders of the Company at a meeting tentatively scheduled for early 1997. See "THE MERGER AGREEMENT -- Conditions to the Merger."

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following is a list of the names, ages and business addresses, as of November 26, 1996, of all of the executive officers and directors of the Company and all positions and offices held by each person and each such person's occupation or employment on such date and during the preceding five years.

                                                     POSITIONS AND OFFICES HELD AND
                                                  PRINCIPAL OCCUPATIONS OR EMPLOYMENT
  NAME AND BUSINESS ADDRESS      AGE                   DURING THE PAST FIVE YEARS
------------------------------   ---    --------------------------------------------------------
Jerome D. Brady...............   52     Director, Chairman of the Board of Directors, Chief
9399 W. Higgins Road                    Executive Officer and President since September 1994.
Suite 900                               Mr. Brady was Vice President of FMC Corporation, a
Rosemont, IL 60018                      manufacturer of chemicals and machinery, and General
                                        Manager of its Food Machinery Group from October 1992
                                        until he joined the Company. From 1978 to 1992 Mr. Brady
                                        held a number of senior management positions at Harsco
                                        Corporation, a diversified industrial manufacturing and
                                        services company, most recently as Senior Vice President
                                        of Operations responsible for the Industrial Services
                                        and Building Products Group.
Steven R. Andrews.............   43     Vice President, General Counsel and Secretary of the
9399 W. Higgins Road                    Company since June 1994. Mr. Andrews was Vice President
Suite 900                               and General Counsel of Amana Refrigeration, Inc., a
Rosemont, IL 60018                      manufacturer of major household appliances, from
                                        February 1993 to June 1994 and Senior Deputy General
                                        Counsel of the Company from January 1992 to February
                                        1993. From 1988 to 1991 Mr. Andrews was Associate
                                        General Counsel of Tonka Corporation, an international
                                        manufacturer and marketer of toys and games.
Gregory T. Knipp..............   41     Treasurer of the Company since September 1995. From 1987
431 Lakeview Court                      to 1994 Mr. Knipp held several treasury-related
Mt. Prospect, IL 60056                  management positions of the Company, including that of
                                        Assistant Treasurer from 1994 to 1995. From 1981 to
                                        1987, Mr. Knipp was the Cash Manager of Woodland
                                        Services Co., a spinoff company of Masonite Corporation.
                                        Prior to 1981, Mr. Knipp was an auditor with Peat
                                        Marwick Mitchell & Co.
Thomas D. Rooney..............   49     President of AM Multigraphics since August 1996, Vice
431 Lakeview Court                      President of the Company since February 1986, Chief
Mt. Prospect, IL 60056                  Financial Officer since August 1993, and Controller and
                                        Chief Accounting Officer of the Company from September
                                        1989 to August 1993. From 1986 to 1989 Mr. Rooney was
                                        President of the Company's former AM Bruning division, a
                                        manufacturer and distributor of equipment, supplies and
                                        services for the engineering graphics market.
Robert E. Anderson, III.......   61     Director of the Company since January 26, 1995. Mr.
4800 Cox Road                           Anderson is Executive Vice President, Planning and
Glen Allen, VA 23060                    Development at Owens & Minor, Inc., a Virginia-based
                                        wholesale distributor of medical/surgical supplies and
                                        related products. He has held that position since 1994.
                                        Prior thereto, Mr. Anderson held a number of senior
                                        management positions at Owens & Minor, Inc., after their
                                        acquisition of Powers & Anderson in 1967. Mr. Anderson
                                        is a director of Mayer Electric Supply Company, a
                                        wholesale distributor of supplies, and a former director
                                        of the Savin Company, a distributor of copier machines.

                                                     POSITIONS AND OFFICES HELD AND
                                                  PRINCIPAL OCCUPATIONS OR EMPLOYMENT
  NAME AND BUSINESS ADDRESS      AGE                   DURING THE PAST FIVE YEARS
------------------------------   ---    --------------------------------------------------------
Jeffrey D. Benjamin...........   35     Director of the Company since October 13, 1993. Since
299 Park Avenue, 32nd Floor             May 1996, Mr. Benjamin has been a Managing Director at
New York, NY 10171                      UBS Securities LLC, a securities investment firm. From
                                        January 1996 to May 1996, Mr. Benjamin was a Managing
                                        Director at Bankers Trust Company, a financial services
                                        company. From 1992 to May 1996, Mr. Benjamin was an
                                        officer of Apollo Capital Management, Inc. and Lion
                                        Capital Management, Inc., which respectively act as
                                        general partners of Apollo Advisors, L.P. and Lion
                                        Advisors, L.P. Mr. Benjamin is a limited partner of
                                        Apollo Advisors, L.P., which acts as managing general
                                        partner of Apollo Investment Fund, L.P. and AIF II,
                                        L.P., securities investment funds, and a limited partner
                                        of Lion Advisors, L.P., which acts as financial advisor
                                        to and representative for Altus Finance and certain
                                        other institutional investors with respect to securities
                                        investments. From 1985 to 1992, Mr. Benjamin was a Vice
                                        President at Salmon Brothers Inc, an investment banking
                                        firm. Mr. Benjamin is a director of Empire Kosher
                                        Poultry, Inc.
Robert N. Dangremond..........   53     Director of the Company since February 8, 1993. Since
1155 Avenue of the Americas             August 1995, Mr. Dangremond has acted as interim Chief
New York, NY 10036-2711                 Executive Officer and President of Forstmann & Company,
                                        Inc., a producer of clothing fabrics. From February 1993
                                        to September 1994, Mr. Dangremond acted as interim
                                        chairman of the Board, Chief Executive Officer, and
                                        President of the Company. Since September 1989 Mr.
                                        Dangremond has been a Principal with Jay Alix &
                                        Associates, a consulting firm specializing in the
                                        restructuring of major corporations. From 1982 to 1989
                                        he was the CFO and Treasurer of Leach & Garner Company,
                                        a diversified manufacturing and trading company. Prior
                                        thereto, he served as a Vice President and Manager for
                                        Chase Manhattan Bank and a Sales and Marketing Manager
                                        for Scott Paper Company. Mr. Dangremond is also a
                                        director of Standard Brands Paint Company, Envirodyne
                                        Industries, Inc. and Forstmann & Company, Inc.
William E. Hogan II...........   54     Director of the Company since September 23, 1994. Mr.
3500 Holly Lane North                   Hogan is President and CEO of Telcom Systems Services,
Suite 60                                Inc., a company that markets, sells, designs and
Plymouth, MN 55447                      installs telecommunications systems, and, since 1993,
                                        Mr. Hogan has been Chairman and CEO of the Hogan
                                        Company, which specializes in the creation and building
                                        of technology companies. From 1991 to 1993, Mr. Hogan
                                        was Vice President, Corporate Operations and Quality for
                                        Medtronic, Inc., a manufacturer of implantable medical
                                        devices, and from 1984 to 1991, Mr. Hogan held various
                                        management positions at Honeywell, Inc., a manufacturer
                                        and marketer of control systems.

                                                     POSITIONS AND OFFICES HELD AND
                                                  PRINCIPAL OCCUPATIONS OR EMPLOYMENT
  NAME AND BUSINESS ADDRESS      AGE                   DURING THE PAST FIVE YEARS
------------------------------   ---    --------------------------------------------------------
Jeff M. Moore.................   37     Director of the Company since February 14, 1996. Mr.
1999 Avenue of the Stars                Moore has been a limited partner of Apollo Advisors,
Suite 1900                              L.P. and Lion Advisors, L.P., which respectively act as
Los Angeles, CA 90067                   managing general partner of Apollo Investment Fund, L.P.
                                        and AIF II, L.P., securities investment funds, and as
                                        financial advisor to and representative for certain
                                        institutional investors with respect to securities
                                        investments since 1992. From 1990 until joining Apollo,
                                        Mr. Moore was Vice President -- Investment Management at
                                        First Executive Corporation where he was responsible for
                                        the management of a diversified fixed income portfolio.
                                        Prior to 1990, Mr. Moore was a Certified Public
                                        Accountant at Deloitte and Touche where he specialized
                                        in financial instruments and credit analysis.

     Each director will hold his office until the next annual meeting of stockholders and until his successor is elected and qualified. Each officer and director of the Company is a citizen of the United States.

                  CERTAIN INFORMATION CONCERNING BUYER AND SUB

GENERAL


     Buyer was formed under the Delaware GCL on October 25, 1996 for the purpose of consummating the transactions contemplated by the Merger Agreement. Other than activities connected with, or ancillary to, the transactions contemplated by the Merger Agreement, Buyer has not engaged in any material business activities. Dr. Pacholder, three other Affiliates of Pacholder Associates, Inc. and Mr. Rooney are expected to own all the issued and outstanding shares of Buyer Common Stock. Pacholder Associates, Inc. is expected to purchase all of the shares of Buyer Preferred Stock. The principal executive offices of Buyer are located at c/o Pacholder Associates, Inc., 8044 Montgomery Road, Suite 382, Cincinnati, Ohio 45236, Telephone Number (513) 985-3200.



     Sub was formed under the Delaware GCL on October 25, 1996 for the purpose of consummating the transactions contemplated by the Merger Agreement. Sub is a wholly-owned subsidiary of Buyer. Other than activities connected with, or ancillary to, the transactions contemplated by the Merger Agreement, Sub has not engaged in any material business activities.


     Pacholder Associates, Inc., based in Cincinnati, Ohio, is a provider of investment management, financial advisory and investment banking services to institutional clients.

DIRECTORS AND EXECUTIVE OFFICERS OF BUYER AND SUB

     The following is a list of the names, ages and business addresses, as of December 8, 1996, of all of the directors and executive officers of each of Buyer and Sub and all positions and offices held by each person and each such person's occupation or employment on such date and during the preceding five years. Mr. Shanahan is Treasurer of Buyer and Sub.


                                                     POSITIONS AND OFFICES HELD AND
                                                  PRINCIPAL OCCUPATIONS OR EMPLOYMENT
  NAME AND BUSINESS ADDRESS      AGE                   DURING THE PAST FIVE YEARS
------------------------------   ---    --------------------------------------------------------
Dr. Asher O. Pacholder........   59     Chairman of the Board and President of Buyer and Sub.
Bank One Towers                         Chairman and Chief Executive Officer, Pacholder
8044 Montgomery Road                    Associates, Inc.; Chairman and Chief Financial Officer,
Cincinnati, OH 45236                    ICO, Inc. since 1995, an oilfield service company.
                                        Chairman of the Board and Managing Director of Pacholder
                                        Associates, Inc. since 1983. Director of USF&G Pacholder
                                        Fund, Inc., a closed-end investment company, Southland
                                        Corp., owner of convenience food stores, and Trump's
                                        Castle Associates, a casino.
James P. Shanahan, Jr.........   35     Treasurer, Assistant Secretary and Director of Buyer and
Bank One Towers                         Sub. Executive Vice President and General Counsel,
8044 Montgomery Road                    Pacholder Associates, Inc. Director of LaBarge, Inc., a
Cincinnati, OH 45236                    manufacturer of electronic components and devices, USF&G
                                        Pacholder Fund, Inc., a closed-end investment company.
William J. Morgan.............   42     Secretary and Director of Buyer and Sub. President and a
Bank One Towers                         Managing Director of Pacholder Associates, Inc. for more
8044 Montgomery Road                    than five years. Director of Duckwall -- ALCO Stores,
Cincinnati, OH 45236                    Inc., owner of variety & discount stores, ICO, Inc., an
                                        oilfield service company, Premium Wear, Inc., an apparel
                                        manufacturer, Kaiser Ventures, Inc., an environmental
                                        resource company, and USF&G Pacholder Fund, Inc., a
                                        closed-end investment company.
Sylvia A. Pacholder...........   54     Vice President and Director of Buyer and Sub. President
Bank One Towers                         since November 1994, and Chief Executive Officer since
8044 Montgomery Road                    February 1995, of ICO, Inc. From January 1994 through
Cincinnati, OH 45236                    July 1994, served in other executive capacities at ICO,
                                        Inc. During 1993, Senior Vice President of Pacholder
                                        Associates, Inc. Since February 1995, Faculty Member and
                                        Department Head, University of Cincinnati.



     Each officer and director will hold his or her office until the next annual meeting of stockholders and until his or her successor is elected and qualified. Each director is a citizen of the United States. Dr. and Mrs. Pacholder are husband and wife.


                                APPRAISAL RIGHTS

     Any person who is a holder of record of shares of Common Stock and who objects to the terms of the Merger Agreement and the Merger may seek appraisal of such holder's shares of Common Stock under and in compliance with the requirements of Section 262 of the Delaware GCL (the shares of Common Stock as to which such appraisal rights have been asserted being referred to herein as the "Dissenting Shares"). Section 262 provides a procedure by which persons who are holders of shares of Common Stock at the Effective Time may seek an appraisal of part of or all their shares in lieu of accepting the Merger Consideration in exchange therefor as described in the Merger Agreement. In any such appraisal proceeding, the Delaware Court of Chancery (the "Chancery Court") would determine the "fair value" of the Dissenting Shares. Holders of shares of Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or equivalent to the value of the Merger Consideration. The following is a summary of the principal provisions of
Section 262 and does not purport to be a complete description. A copy of Section 262 is attached hereto as Annex III and is incorporated herein by reference.

     FAILURE TO TAKE ANY NECESSARY STEPS FULLY AND PRECISELY TO SATISFY THE REQUIREMENTS OF SECTION 262 OF THE DELAWARE GCL WILL RESULT IN A TERMINATION OR WAIVER OF THE APPRAISAL RIGHTS OF THE STOCKHOLDER UNDER SUCH SECTION.

     A holder of shares of Common Stock electing to exercise appraisal rights under Section 262 must (a) deliver to Company, before the taking of the vote on the proposal to approve and adopt the Merger Agreement and the Merger, a separate written demand for appraisal that is made by or on behalf of the person who is the holder of record of shares of Common Stock for which appraisal is demanded and that reasonably informs the Company of the identity of the holder of record of shares of Common Stock and of such holder's intention thereby to demand the appraisal of such holder's shares of Common Stock and (b) not vote in favor of approval and adoption of the Merger Agreement and the Merger or consent to the Merger Agreement and the Merger in writing. A proxy or vote against approval and adoption of the Merger Agreement and the Merger does not constitute such a demand. In addition, mere failure, after the completion of the Merger, to return a certificate representing shares of Common Stock does not constitute a demand. Written demands for appraisal should be directed to the Company at 431 Lakeview Court, Mt. Prospect, Illinois 60056, Attention: Mr. Steven R. Andrews, Secretary.

     Only the holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. The holder of shares of Common Stock asserting appraisal rights must hold Common Stock of record on the date of making the demand and continuously through the Effective Time. The demand should be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificate. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners.

     A record holder who holds shares of Common Stock as nominee for beneficial owners may exercise the holder's right of appraisal with respect to the shares of Common Stock held for all or less than all of such beneficial owners. In such case, the written demand should set forth the number of shares of Common Stock covered by it. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the record holder.

     Within ten days after the Effective Time, the Surviving Corporation is required to send notice as to the effectiveness of the Merger to each person who, prior to the Effective Time, satisfied the foregoing conditions.

     Within 120 days after the Effective Time, the Surviving Corporation or any holder of Dissenting Shares may file a petition in the Chancery Court demanding a determination of the value of all of the Dissenting Shares. Holders of Dissenting Shares should not assume that (i) the Surviving Corporation will file a petition with respect to the appraisal value of their Dissenting Shares, (ii) the Surviving Corporation will initiate any negotiations with respect to the "value" of such Dissenting Shares or (iii) the Surviving Corporation will notify them of any act in connection with the Merger other than as mandated by the Delaware GCL. Accordingly, holders of Dissenting Shares should regard it as their obligation to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods prescribed in Section 262.

     The Chancery Court may require the holders of Dissenting Shares to submit certificates representing Dissenting Shares to the Register in Chancery for notation for the pendency of the proceedings.

     Within 120 days after the Effective Time, any holder of Dissenting Shares is entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of

Dissenting Shares and the aggregate number of holders of such Dissenting Shares. The Surviving Corporation is required to mail such statement within ten days after it receives a written request therefor or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Chancery Court will determine the holders of shares of Common Stock entitled to appraisal rights and will appraise the Dissenting Shares owned by such holders, determining their "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger and will determine a fair rate of interest, if any, to be paid upon the "fair value." In determining "fair value" of the Dissenting Shares, the Chancery Court shall take into account all relevant factors. Any such judicial determination of the "fair value" of the Dissenting Shares could be based upon considerations other than or in addition to the consideration paid in the Merger and the market value of the shares of Common Stock, including asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The value so determined for the Dissenting Shares could be more or less than, or the same as, the value of the Merger Consideration. In determining the fair rate of interest, the Chancery Court may consider all relevant factors, including the rate of interest the Surviving Corporation would have had to pay to borrow during the pendency of the proceedings. The Chancery Court may allocate the costs of the appraisal proceedings as it deems equitable under the circumstances. The Chancery Court may also order that all or a portion of the expenses incurred by any holder of Dissenting Shares in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Dissenting Shares.

     Any holder of shares of Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (other than those payable or deemed to be payable to holders of shares of Common Stock of record as of a date prior to the Effective Time).

     A holder of shares of Common Stock will fail to perfect, or effectively lose, such holder's right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if the holder of such shares delivers to the Surviving Corporation a written withdrawal of such holder's demand for an appraisal and an acceptance of the terms of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time requires the written approval of the Surviving Corporation.

     If any appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any holder of shares of Common Stock who has perfected his right of appraisal without the approval of the Chancery Court.

                    DIVIDENDS; MARKET PRICES OF COMMON STOCK

     The Company has not paid any cash dividends on its Common Stock since 1981. The Common Stock is listed on the American Stock Exchange. The table below sets forth for the fiscal periods indicated the high and low market prices per share as reported on the American Stock Exchange Composite Tape.


                                                                                COMMON STOCK
                                                                             ------------------
                                                                              HIGH        LOW
                                                                             -------    -------
Fiscal 1995
  First Quarter...........................................................   $12.250    $10.000
  Second Quarter..........................................................    10.125      8.875
  Third Quarter...........................................................     9.250      8.625
  Fourth Quarter..........................................................     9.250      8.125
Fiscal 1996
  First Quarter...........................................................     8.375      7.250
  Second Quarter..........................................................     7.500      4.688
  Third Quarter...........................................................     4.688      1.875
  Fourth Quarter..........................................................     2.375      1.875
Fiscal 1997
  First Quarter...........................................................      4.25       1.25
  Second Quarter (through December 18, 1996)..............................     4.675      4.188



     On October 29, 1996, the last full trading day preceding the initial public announcement by the Company that it entered into the Merger Agreement, the high, low and closing sale prices of the Common Stock on the American Stock Exchange
were $2.75, $2.50 and $2.75 per share, respectively. On December   , 1996, the
last full trading day preceding the printing of this Proxy Statement, the closing price of the Common Stock, as reported in American Stock Exchange
Composite Transactions, was $       per share. Stockholders are urged to obtain
current quotations for the Common Stock. As of the Record Date, there were approximately 1,230 holders of record of the Common Stock.

                             PRINCIPAL STOCKHOLDERS

     At November 1, 1996, to the Company's knowledge based on statements filed with the Commission pursuant to Sections 13(d) and 13(g) of the Exchange Act or upon information furnished in writing to the Company by the persons or entities involved, the following were the only persons, entities or groups owning beneficially 5% or more of the outstanding Common Stock entitled to vote at the Special Meeting:

                                                               AMOUNT AND NATURE
                          NAME AND ADDRESS                       OF BENEFICIAL      PERCENT OF
                        OF BENEFICIAL OWNER                      OWNERSHIP(1)        CLASS(2)
        ----------------------------------------------------   -----------------    ----------
        Lion Advisors, L.P.(3)..............................       1,875,000           26.8%
          Two Manhattanville Road
          Purchase, NY
        AIF II, L.P.(3) ....................................         600,412            8.6%
        c/o Apollo Advisors, L.P.
          Two Manhattanville Road
          Purchase, NY
        BEA Associates......................................       1,290,117           18.4%(4)
          153 East 53rd Street
          One Citicorp Center
          New York, New York 10022
        State of Wisconsin Investment Board.................         669,100            9.6%
          P. O. Box 7842
          Madison, Wisconsin 53707
        Fidelity Bankers Life Insurance Company.............         645,058            9.2%
          1011 Boulder Springs Drive
          Richmond, Virginia 2225
        Hellmold Associates, Inc. ..........................         624,754            8.9%
          640 Fifth Avenue
          13th Floor
          New York, New York 10019
        Trust Company of the West...........................         400,584            5.7%
          865 South Figueroa
          Los Angeles, California 90017

---------------

(1) Unless otherwise indicated in a note to the table, to the Company's knowledge, ownership includes sole voting power and sole investment power.

(2) Based on 7,008,421 shares of Common Stock outstanding as of November 1, 1996 plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) of the Exchange Act.


(3) The shares shown for Lion Advisors, L.P. are beneficially held for the benefit of an account under management. Lion Advisors, L.P. is an affiliate of Apollo Advisors, L.P., the managing general partner of AIF II, L.P. Mr. Moore, a director of the Company, is an officer of the general partner of each of (i) Lion Advisors, L.P. and (ii) Apollo Advisors, L.P., the managing general partner of AIF II, L.P. and may be deemed to beneficially own these shares. Mr. Moore disclaims beneficial ownership of all of such shares. See "SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS."


(4) Shares held by BEA Associates for Executive Life Insurance Company of New York. Executive Life Insurance Company has sole voting power and sole investment power for these shares.

     The consummation of the Merger would result in a change in control of the Company as the Company would become a wholly-owned subsidiary of Buyer.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth information concerning the number of shares of Common Stock that are beneficially owned, directly or indirectly, as of November 1, 1996 by each director, by certain executive officers and by all directors and all executive officers (including the named executive officers) as a group. In December 1994, Mr. Rooney purchased 500 shares of Common Stock at a purchase price of $9.375 per share.


     Unless otherwise indicated in a note to the table, to the Company's knowledge, ownership includes sole voting power and sole investment power.

                                                                      AMOUNT AND NATURE OF      PERCENT OF
       NAME OF BENEFICIAL OWNER                  POSITION            BENEFICIAL OWNERSHIP(1)     CLASS(2)
--------------------------------------   -------------------------   -----------------------    ----------
Jerome D. Brady.......................   Chairman, President and               81,000               1.2%
                                         Chief Executive Officer
Robert E. Anderson, III...............   Director                               1,917                 *
Jeffrey D. Benjamin(3)................   Director                               2,000                 *
Robert N. Dangremond..................   Director                               2,300                 *
William E. Hogan......................   Director                               2,000                 *
Jeff M. Moore(3)......................   Director                           2,476,412              35.4%
Steven R. Andrews.....................   Vice President and                    14,500                 *
                                         Secretary
Thomas D. Rooney......................   Vice President and Chief              30,500                 *
                                         Financial Officer
All directors and executive officers
  as a group (9 persons)(1)(3)........                                      2,610,629              37.2%

---------------

 *  Less than one percent

(1) Amounts include shares acquirable within 60 days of November 1, 1996 pursuant to the exercise of currently outstanding stock options granted pursuant to the Company's 1994 Long-Term Incentive Plan as follows: Mr. Andrews, 14,000 shares, Mr. Brady, 70,000 shares, Mr. Rooney, 30,000 shares, Mr. Anderson 1,917 shares, Mr. Moore, 1,000 shares, and 2,000 shares each for the remaining non-employee directors.

(2) Based on 7,008,421 shares of Common Stock outstanding as of November 1, 1996 plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) of the Exchange Act.

(3) Includes shares beneficially owned by Lion Advisors, L.P. and AIF II, L.P. Mr. Moore is an officer of the general partner of each of (i) Lion Advisors, L.P. and (ii) Apollo Advisors, L.P., the managing general partner of AIF II, L.P. Mr. Moore disclaims beneficial ownership of the indicated shares. Mr. Benjamin is a limited partner of each of Lion Advisors, L.P., Apollo Advisors, L.P. and AIF II, L.P.

                            INDEPENDENT ACCOUNTANTS

     The Consolidated Financial Statements of AM International, Inc. for the year ended July 31, 1995 included in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been so included upon the authority of said firm as experts in accounting and auditing. Representatives of Arthur Andersen LLP will be present at the Special Meeting to respond to appropriate questions of stockholders and to make a statement if they desire.

                             STOCKHOLDER PROPOSALS


     If the Merger is not consummated for any reason, it is currently anticipated that the Company will hold its next Annual Meeting of Stockholders
on               , 1997 (the "Annual Meeting").


     In order to be considered for inclusion in the Company's proxy materials for the Annual Meeting, written notice of any stockholder proposal must be delivered or mailed to and received at the Company's principal executive offices
at 431 Lakeview Court, Mt. Prospect, Illinois 60056 by               , 1997 in
accordance with the procedures set forth in the Company's Bylaws.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. The Common Stock is listed on the AMEX and such reports, proxy statements and other information may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

     This Proxy Statement includes information required by the Commission to be disclosed pursuant to Rule 13e-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers with their affiliates. In accordance with the rule, the Company and Buyer have filed with the Commission, under the Exchange Act, a Schedule 13E-3 with respect to the Merger. This Proxy Statement does not contain all the information set forth in the Schedule 13E-3, parts of which are omitted in accordance with the regulations of the Commission. The Schedule 13E-3, and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying at the offices of the Commission as set forth above. In addition, such Schedule 13E-3, including all exhibits thereto is available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested holder of Common Stock or such holder's representative who has been so designated in writing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-683) pursuant to the Exchange Act are incorporated by reference in this Proxy
Statement:


          1. Annual Report on Form 10-K for the year ended July 31, 1996, together with the Form 10-K/A filed with the Commission on November 27, 1996.



          2. Quarterly Report on Form 10-Q for the quarter ended November 2,
     1996.

          3. Current Reports on Form 8-K reporting events occurring on August 27, 1996, September 20, 1996 and October 29, 1996.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting (or any adjournments or postponements thereof) shall be deemed to be incorporated by reference into this Proxy Statement and to be made a part hereof from the respective dates of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The Company will provide without charge to each person to whom this Proxy Statement is delivered, upon the written or oral request of any such person, by first class mail within one business day of receipt of any such request, a copy of any document described above (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Steve Andrews, Secretary, at the principal executive offices of the Company: 431 Lakeview Court, Mt. Prospect, Illinois 60056, telephone (847) 375-1700.

                                 OTHER BUSINESS

     It is not intended that any business other than that set forth in the Notice of Special Meeting and described in this Proxy Statement will be brought before the Special Meeting. If any other matters are properly presented for action at the Special Meeting, it is intended that the persons named in the accompanying proxy will vote or refrain from voting in accordance with their judgment on such matters after consultation with the Board of Directors.

                                          By Order of the Board of Directors,

                                          Steven R. Andrews, Secretary

Mt. Prospect, Illinois
                    , 1996

                        INDEX TO FINANCIAL STATEMENTS OF
                             AM INTERNATIONAL, INC.


                                                                                        PAGE
                                                                                        ----
Consolidated Statements of Operations for the Twelve Months Ended July 31, 1996 and
  1995, Ten Months Ended September 29, 1994 and the Two Months Ended July 31, 1993...    F-2
Consolidated Balance Sheets as of July 31, 1996 and 1995.............................    F-3
Consolidated Statements of Shareholders' Equity for the Twelve Months Ended July 31,
  1996 and 1995, Ten Months Ended September 29, 1994 and the Two Months Ended July
  31, 1993...........................................................................    F-4
Consolidated Statements of Cash Flows for the Twelve Months Ended July 31, 1996 and
  1995, Ten Months Ended September 29, 1994 and the Two Months Ended July 31, 1993...    F-5
Notes to Consolidated Financial Statements...........................................    F-6
Report of Independent Public Accountants.............................................   F-22
Condensed Consolidated Statements of Operations for the Quarters Ended November 2,
  1996 and October 28, 1995..........................................................   F-23
Condensed Consolidated Balance Sheets as of November 2, 1996 and July 31, 1996.......   F-24
Condensed Consolidated Statement of Cash Flows for the Quarters Ended November 2,
  1996 and October 28, 1995..........................................................   F-25
Notes to Condensed Consolidated Financial Statements.................................   F-26

                             AM INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              REORGANIZED COMPANY                    PREDECESSOR
                                                ------------------------------------------------       COMPANY
                                                                                                    -------------
                                                     TWELVE MONTHS ENDED            TEN MONTHS       TWO MONTHS
                                                ------------------------------        ENDED             ENDED
                                                JULY 31, 1996    JULY 31, 1995    SEPT. 29, 1994    JULY 31, 1993
                                                -------------    -------------    --------------    -------------
REVENUES.....................................     $ 168,052        $ 191,485         $163,816          $26,532
COST OF SALES................................       130,421          138,752          112,395           19,526
GROSS MARGIN.................................        37,631           52,733           51,421            7,006
OPERATING EXPENSES
  Selling, general and administrative........        47,048           55,224           44,632            9,032
  Unusual items..............................         7,032                0                0                0
                                                  ---------        ---------         --------          -------
          TOTAL OPERATING EXPENSES...........        54,080           55,224           44,632            9,032
OPERATING INCOME (LOSS)......................       (16,449)          (2,491)           6,789           (2,026)
Non-operating income (expense):
  Interest income............................           169              222              517                2
  Interest expense...........................        (3,762)          (3,355)          (2,663)             (51)
  Reorganization items, net..................             0                0              575           23,946
  Other, net.................................          (212)             (53)            (742)             (76)
                                                  ---------        ---------         --------          -------
Income (loss) before income taxes,
  discontinued operations and extraordinary
  gain.......................................       (20,254)          (5,677)           4,476           21,795
Income tax expense (benefit).................           (97)          (1,526)           2,394                0
                                                  ---------        ---------         --------          -------
Net income (loss) before discontinued
  operations and extraordinary gain..........       (20,157)          (4,151)           2,082           21,795
Net income (loss) of discontinued operations,
  net of tax.................................       (25,342)           8,764            4,570          (27,810)
                                                  ---------        ---------         --------          -------
Net income (loss) before extraordinary
  gain.......................................     $ (45,499)       $   4,613         $  6,652          $(6,015)
                                                  ---------        ---------         --------          -------
Extraordinary gain...........................             0                0                0           58,704
                                                  ---------        ---------         --------          -------
NET INCOME (LOSS)............................     $ (45,499)       $   4,613         $  6,652          $52,689
                                                  =========        =========         ========          =======
PER SHARE OF COMMON STOCK:(B)
Income (loss) from continuing operations.....         (2.88)       $   (0.59)        $   0.30              N/A
Income (loss) from discontinued operations...         (3.62)            1.25             0.65              N/A
                                                  ---------        ---------         --------          -------
Net income (loss)............................     $   (6.49)       $    0.66         $   0.95              N/A
                                                  =========        =========         ========          =======
Weighted average shares of common stock and
  common stock equivalents outstanding (in
  thousands).................................         7,009            7,021            7,006              N/A
                                                  =========        =========         ========          =======

---------------

(a) Due to the Reorganization and implementation of Fresh Start Reporting, financial statements for the Reorganized Company (period starting September 30, 1993) are not comparable to those of the Predecessor Company. See Notes to the Financial Statements (Note 14) for additional information.

(b) The weighted average number of common shares outstanding and net income per common share for the Predecessor Company have not been presented because due to the Reorganization and implementation of Fresh Start Reporting, they are not comparable to subsequent periods.

  The Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             AM INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      JULY 31, 1996     JULY 31, 1995
                                                                      -------------     -------------
                                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................     $   2,560         $  12,563
  Accounts receivable, net.........................................        19,774            36,409
  Inventories, net.................................................        11,602            28,432
  Prepaid expenses and other assets................................         1,069             1,722
  Net assets held for sale.........................................         7,698                 0
  Net assets of discontinued operations............................        42,940            61,301
                                                                         --------          --------
TOTAL CURRENT ASSETS...............................................        85,643           140,427
Property, plant and equipment, net.................................        10,867            12,453
Excess reorganization value........................................             0             5,430
Other assets, net..................................................         1,452             4,762
                                                                         --------          --------
          TOTAL ASSETS.............................................     $  97,962         $ 163,072
                                                                         ========          ========
                                LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings and current maturities of long-term debt...     $  14,381         $   6,132
  Accounts payable.................................................        15,435            21,134
  Service contract deferred income.................................        12,924            17,312
  Payroll related expenses.........................................        13,227            13,175
  Other current liabilities........................................        17,956            21,172
                                                                         --------          --------
          TOTAL CURRENT LIABILITIES................................        73,923            78,925
Long-term debt.....................................................         8,527            14,915
Other long-term liabilities........................................        13,216            20,931
                                                                         --------          --------
          TOTAL LIABILITIES........................................        95,666           114,771
                                                                         --------          --------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value; 40 million shares authorized;
     7,010,000 issued as of July 31, 1996 and July 31, 1995........            70                70
  Capital in excess of par value...................................        35,865            35,637
  Less: treasury stock, at cost, 1,579 shares as of July 31, 1996
     and 1,245 shares as of July 31, 1995..........................            (6)               (6)
  Warrants, 1,095,000 issued, exercise price of $18.00 as of July
     31, 1996 and July 31, 1995....................................           383               383
  Accumulated earnings (deficit)...................................       (34,234)           11,265
  Cumulative translation adjustment................................           218               952
                                                                         --------          --------
          TOTAL SHAREHOLDERS' EQUITY...............................         2,296            48,301
                                                                         --------          --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........................     $  97,962         $ 163,072
                                                                         ========          ========

  The Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             AM INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                             PREFERRED STOCK        COMMON STOCK          TREASURY STOCK
                                                           -------------------   -------------------   ---------------------
                                                             NUMBER                NUMBER                NUMBER
                   PREDECESSOR COMPANY:                    OF SHARES    AMOUNT   OF SHARES    AMOUNT   OF SHARES     AMOUNT
                                                           ----------   ------   ----------   ------   ----------   --------
Balance July 31, 1993.....................................  3,414,065   $  34    52,477,683   $ 525     5,483,600   $(23,107)
 Net Income...............................................
 Reorganization Items:
   Cancellation of Stock.................................. (3,414,065)    (34)   52,477,683    (525)   (5,483,600)    23,107
   Fresh Start Adjustments................................         --      --            --      --            --         --
   Aggregate effect of current year translation
     adjustments..........................................
   Issuance of New Common Stock...........................                        7,000,000      70
   Issuance of Warrants...................................
                                                           ----------    ----    ----------   -----    ----------   --------
 Reorganized Company Balance, September 30, 1993(a).......         --      --     7,000,000      70            --         --
REORGANIZED COMPANY
 Net Income...............................................
 Aggregate effect of current year translation
   adjustments............................................
 Purchase of Treasury Stock...............................                                                  1,119         (6)
                                                           ----------    ----    ----------   -----    ----------   --------
Balance July 31, 1994.....................................         --      --     7,000,000      70         1,119         (6)
 Net Income...............................................
 Aggregate effect of current year translation
   adjustments............................................
 Issuance of new common stock.............................                           10,000      --
 Purchase of Treasury Stock...............................         --      --            --      --           126         --
                                                           ----------    ----    ----------   -----    ----------   --------
Balance at July 31, 1995..................................         --      --     7,010,000      70         1,245         (6)
 Net loss.................................................
 Aggregate effect of current year translation
   adjustments............................................
 Purchase of Treasury Stock...............................                                                    334         --
 Other, net...............................................                                                     --
                                                           ----------    ----    ----------   -----    ----------   --------
Balance at July 31, 1996..................................         --   $  --     7,010,000   $  70         1,579   $     (6)
                                                           ==========    ====    ==========   =====    ==========   ========

                                                                 WARRANTS         CAPITAL
                                                            ------------------      IN                            CUMULATIVE
                                                             NUMBER              EXCESS OF      ACCUMULATED       TRANSLATION
                   PREDECESSOR COMPANY:                     OF SHARES   AMOUNT   PAR VALUE   EARNINGS/(DEFICIT)   ADJUSTMENT
                                                            ---------   ------   ---------   ------------------   ----------
Balance July 31, 1993.....................................                       $ 339,781       $ (368,842)       $  1,958
 Net Income...............................................                          52,689                           52,689
 Reorganization Items:
   Cancellation of Stock..................................         --      --     (339,781)
   Fresh Start Adjustments................................                              --          316,153          (2,125)
   Aggregate effect of current year translation
     adjustments..........................................                                                              167
   Issuance of New Common Stock...........................                          35,547
   Issuance of Warrants...................................  1,095,000     383
                                                            ---------    ----    ---------        ---------        --------
 Reorganized Company Balance, September 30, 1993(a).......  1,095,000     383       35,547               --              --
REORGANIZED COMPANY
 Net Income...............................................                                            6,652
 Aggregate effect of current year translation
   adjustments............................................                                                              130
 Purchase of Treasury Stock...............................                                                               (6)
                                                            ---------    ----    ---------        ---------        --------
Balance July 31, 1994.....................................  1,095,000               35,547            6,652             130
 Net Income...............................................                                            4,613
 Aggregate effect of current year translation
   adjustments............................................                                                              822
 Issuance of new common stock.............................                              90
 Purchase of Treasury Stock...............................         --      --
                                                            ---------    ----    ---------        ---------        --------
Balance at July 31, 1995..................................  1,095,000     383       35,637           11,265             952
 Net loss.................................................                         (45,499)                         (45,499)
 Aggregate effect of current year translation
   adjustments............................................                                                             (734)
 Purchase of Treasury Stock...............................
 Other, net...............................................                             228
                                                            ---------    ----    ---------        ---------        --------
Balance at July 31, 1996..................................  1,095,000    $383    $  35,865       $  (34,234)       $    218
                                                            =========    ====    =========        =========        ========


                                                                TOTAL
                                                            SHAREHOLDERS'
                   PREDECESSOR COMPANY:                        EQUITY
                                                            -------------
Balance July 31, 1993.....................................    $ (49,651)
 Net Income...............................................
 Reorganization Items:
   Cancellation of Stock..................................     (317,233)
   Fresh Start Adjustments................................      314,028
   Aggregate effect of current year translation
     adjustments..........................................          167
   Issuance of New Common Stock...........................       35,617
   Issuance of Warrants...................................          383
                                                              ---------
 Reorganized Company Balance, September 30, 1993(a).......       36,000
REORGANIZED COMPANY
 Net Income...............................................        6,652
 Aggregate effect of current year translation
   adjustments............................................          130
 Purchase of Treasury Stock...............................
                                                              ---------
Balance July 31, 1994.....................................       42,776
 Net Income...............................................        4,613
 Aggregate effect of current year translation
   adjustments............................................          822
 Issuance of new common stock.............................           90
 Purchase of Treasury Stock...............................           --
                                                              ---------
Balance at July 31, 1995..................................       48,301
 Net loss.................................................
 Aggregate effect of current year translation
   adjustments............................................         (734)
 Purchase of Treasury Stock...............................           --
 Other, net...............................................          228
                                                              ---------
Balance at July 31, 1996..................................    $   2,296
                                                              =========

---------------
(a) Due to the Reorganization and implementation of Fresh Start Reporting, financial statements for the Reorganized Company (period starting September 30, 1993) are not comparable to the Predecessor Company. See Notes to the Financial Statements (Note 14) for additional information.

  The Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             AM INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                PREDECESSOR
                                                       REORGANIZED COMPANY                        COMPANY
                                        --------------------------------------------------     -------------
                                                                                               AUG. 1, 1993
                                              TWELVE MONTHS ENDED           SEPT. 30, 1993        THROUGH
                                        -------------------------------        THROUGH           SEPT. 29,
                                        JULY 31, 1996     JULY 31, 1995     JULY 31, 1994          1993
                                        -------------     -------------     --------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME (LOSS).....................    $ (45,499)         $ 4,613           $  6,652           $52,689
Adjustments to reconcile net income to
  cash flow from operating activities:
  Depreciation of property, plant and
     equipment........................        3,769            1,632              2,204               327
  Amortization and writedown of other
     assets...........................          407              706              1,395                --
  Benefit from operating loss
     carryforwards....................           --            8,037             10,494                --
  Discontinued operations.............       26,284          (15,715)            12,636             9,596
  Net assets held for sale............       (2,682)              --                 --
  Change in assets and liabilities:
     Accounts receivable, net.........        6,308             (391)            (5,105)            6,855
     Inventory, net...................       13,056            2,703             (4,455)             (559)
     Prepaid expenses and other
       assets.........................         (334)            (372)            (2,816)              314
     Accounts payable and accruals....         (288)          (2,157)            (6,843)           10,704
     Other, net.......................       (2,794)          (3,950)             3,130             1,041
     Changes due to Fresh Start
       Reporting and reorganization...           --               --                 --           (82,650)
CASH FLOW FROM OPERATING ACTIVITIES...       (1,773)          (4,894)            17,292            (1,683)
                                          ---------          -------            -------           -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................       (8,990)          (2,362)            (1,560)             (135)
  Proceeds from disposition of
     property.........................        6,822               --                 --
  Discontinued operations.............       (1,262)             886             (2,973)
                                          ---------          -------            -------           -------
CASH FLOW FROM INVESTING ACTIVITIES...       (3,430)          (1,476)            (4,533)             (135)
                                          ---------          -------            -------           -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) under
     short-term borrowing
     agreements.......................        8,249              131             (1,074)              100
  Principal borrowings (payments) on
     long-term debt...................       (6,388)          (4,443)            (5,126)            1,831
  Discontinued operations.............       (6,661)      2,133.....              2,565             1,061
                                          ---------          -------            -------           -------
CASH FLOW FROM FINANCING ACTIVITIES...       (4,800)          (2,179)            (3,635)            2,992
                                          ---------          -------            -------           -------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................      (10,003)          (8,549)             9,124             1,174
Cash and cash equivalents at beginning
  of period...........................       12,563           21,112             11,988            10,814
                                          ---------          -------            -------           -------
CASH AND CASH EQUIVALENTS AT END
  OF PERIOD...........................    $   2,560          $12,563           $ 21,112           $11,988
                                          =========          =======            =======           =======

---------------

(a) Due to the Reorganization and implementation of Fresh Start Reporting, financial statements for the Reorganized Company (period starting September 30, 1993) are not comparable to those of the Predecessor Company. See Notes to the Financial Statements (Note 14 for additional information).

    The Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             AM INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 1 -- NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations: AM International, Inc. (the "Company"), a Delaware corporation, distributes equipment and supplies, and provides services for the graphics arts industry. The Company is in process of executing plans to exit its machine manufacturing business, consistent with management's strategic objectives. The Company's continuing distributed products consist primarily of pre-press equipment, supplies and services. The Company has in excess of 50,000 customers, including small commercial printers, large quick print franchises, company run in-house print shops, governmental agencies, and educational institutions. No individual customer accounts for more than 10% of net revenue.

     The Company's headquarters and primary operations are located in Mt. Prospect, Illinois. Products are distributed throughout the United States utilizing six distribution facilities. To a lesser extent, products are distributed internationally through independent dealers. The Company employs approximately 400 service technicians throughout the United States to provide technical service and training.

     Basis of Presentation: The Consolidated Financial Statements of the Reorganized Company (period beginning September 30, 1993) and the Predecessor Company (periods prior to September 30, 1993) include the accounts of AM International, Inc. and its subsidiaries (the "Company"). All significant intercompany transactions have been eliminated. The Company's fiscal year end is July 31. All references to years, unless otherwise indicated, refer to the fiscal year. Certain prior year amounts have been reclassified to be consistent with current year presentation.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents: The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Inventories: Inventories are valued at the lower of cost, which includes material, labor and overhead, determined by the first-in, first out (FIFO) method, or market.

     Properties, Equipment and Depreciation: Properties and Equipment are stated at cost and are depreciated over estimated useful lives, ranging from 5 to 30 years, primarily on a straight-line basis. The Company adjusts the net book value to recognize impairments in accordance with "SFAS 121: Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of."

     Intangibles: Excess reorganization values are amortized on a straight-line basis over periods not exceeding 20 years. Identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives. Accumulated amortization of excess reorganization value was $2,472 at July 31, 1996 and $2,065 at July 31, 1995. The Company continually evaluates current events and circumstances in order to determine whether the estimated useful lives and recorded balances of excess reorganization value have been impaired. The Company utilizes evaluations of estimated undiscounted future cash flows and financial ratios in this review.

     Currency Translation: Foreign assets and liabilities have been translated into United States dollars at current exchange rates as of the balance sheet dates, and revenues and expenses have been translated at the average exchange rates in effect during each period. Translation adjustments are reported as a separate component of Shareholders Equity. Exchange gains and losses on foreign currency transactions are included in the Consolidated Statement of Operations and are not material.

                             AM INTERNATIONAL, INC.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

     Revenue Recognition: Revenue is recognized from sales when a product is shipped. Amounts billed for service contracts are credited to Service Contract Deferred Income and recognized as revenues over the term of the contracts. The Company recognizes warranty and equipment installation expenses at the time a product is shipped, if applicable. The expense is estimated considering current warranty policies and historical expense.

     Research and Development Expense: Expenses for research and development are charged to income as incurred. For the reorganized company, such expenses were $364 in 1996, $744 in 1995, and $559 in 1994. Such expenses were $95 for the Predecessor Company in 1994.

     Income Taxes: Income taxes are provided based on the liability method of accounting pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, " Accounting for Income Taxes." Deferred income taxes are recorded to reflect the future tax consequences of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end.

     Income per Common Share: Income per share amounts are determined after deducting any dividend requirements of preferred shares and are based on the weighted average shares of common stock and common stock equivalents outstanding during each period.

     Financial Instruments: The carrying value of financial instruments approximates fair market value of those assets and liabilities.

     Future Adoption of Accounting Standards: In fiscal 1997, the Company is required to adopt "SFAS 123: Accounting for Stock-Based Compensation." The adoption of this accounting standards is not expected to have a material impact on the financial statements.

NOTE 2 -- DISCONTINUED OPERATIONS

     In August 1996, the Company completed the sale of substantially all of the assets and liabilities of the Sheridan Systems division for proceeds of $50,100. A loss of $15,212 has been recorded in the fourth quarter of the Company's fiscal year ended July 31, 1996 as a result of the transaction, with no recorded tax benefit.

     During the year, the Company completed the exit of its AM Multigraphics-International subsidiaries with the sale of its subsidiaries in the Netherlands, France, and Belgium and the placement of the Company's AM Multigraphics UK holding company into an Administration Proceeding. The sale of the subsidiaries in the Netherlands, France, and Belgium required the Company to provide consideration of approximately $3,000 in the form of cash and other assets. No gain or loss was recorded as a result of the exit of the AM Multigraphics-International subsidiaries.

                             AM INTERNATIONAL, INC.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

     The results of these discontinued business units are included in the consolidated statements of income under "discontinued operations." The following table summarizes key financial data related to the above discontinued operations:

                                             TWELVE MONTHS    TWELVE MONTHS     TEN MONTHS        TWO MONTHS
                                                 ENDED            ENDED            ENDED            ENDED
                                             JULY 31, 1996    JULY 31, 1995    JULY 31, 1994    SEPT. 29, 1993
                                             -------------    -------------    -------------    --------------
Net sales..................................    $ 149,256        $ 318,016        $ 257,809         $ 42,682
Gross margin...............................       34,709           86,219           77,115           11,722
Unusual income.............................           --           (4,845)              --
Operating income (loss)....................       (6,749)          16,944           12,220             (323)
Non-operating (income) expense.............        2,136            3,212            3,046              443
Allocated interest expense.................          581              314              315               --
Reorganization items, net..................           --               --               --           27,049
Income tax provision (benefit) applicable
  to discontinued businesses...............          664            4,654            4,289               (5)
                                                --------         --------         --------         --------
Income (loss) from operations of
  discontinued business net of applicable
  taxes....................................      (10,130)           8,764            4,570          (27,810)
Loss on sale...............................      (15,212)              --               --               --
                                                --------         --------         --------         --------
Income (loss) from discontinued
  operations...............................    $ (25,342)       $   8,764        $   4,570         $(27,810)
                                                ========         ========         ========         ========

     The results of operations, net of taxes, and the net assets of Sheridan Systems and the divested AM Multigraphics-International operations are presented in the consolidated financial statements as discontinued operations. Interest expense pertaining to the Company's Revolving Credit Facility has been allocated based upon the ratio of the net assets of the discontinued operations to the consolidated capitalization of the Company. Continuing operations and discontinued operations reflect the net tax benefit or tax expense generated by the respective operations, limited, however, by the income tax benefit or tax expense recognized in the Company's historical financial statements. No general corporate expenses have been allocated to the discontinued operations. The results of the discontinued operations are not necessarily indicative of the results of operations which may have been obtained had the continuing and discontinued operations been operating independently.

     The net assets of discontinued operations included in the Consolidated Balance Sheets at July 31, 1996 and July 31, 1995 amounted to $42,940 and $61,301, respectively, and consisted primarily of receivables inventory, property and equipment, intangible assets related to the discontinued operations, net of accounts payable and accrued liabilities.

     The net assets of discontinued operations included in the Consolidated Balance Sheet at July 31, 1996 is net of approximately $7,000 of liabilities to be paid from the $50,100 sale proceeds.

                             AM INTERNATIONAL, INC.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 3 -- BORROWING ARRANGEMENTS

     The Company's short and long-term borrowings are comprised of the following:

                                                                            JULY 31,   JULY 31,
                                                                             1996       1995
                                                                            -------    -------
Revolving Credit Facility................................................   $ 5,430    $  --
General Unsecured Claims & Priority Tax Claims...........................    13,795     21,047
Capital Leases...........................................................     3,683       --
                                                                            -------    -------
          Total..........................................................   $22,908    $21,047
                                                                            =======    =======
Classified in the Consolidated Balance Sheet as follows:
  Short-term.............................................................   $14,381    $ 6,132
  Long-term..............................................................     8,527     14,915
                                                                            -------    -------
          Total..........................................................   $22,908    $21,047
                                                                            =======    =======

     The Company maintained a $25,000 three year secured domestic Revolving Credit Facility (subject to borrowing base limitations) which expired October 12, 1996 with BT Commercial Corporation and LaSalle National Bank. The Revolving Credit Facility included a $10,000 sub-facility for the issuance of letters of credit. As of July 31, 1996, the calculated borrowing base was approximately $18,400. As security for utilizations of the Revolving Credit Facility, the Company granted a security interest and general lien upon its domestic assets. As of July 31, 1996 the Company had borrowings of $5,430 under the Revolving Credit Facility and was utilizing $3,347 of the facility to secure outstanding letters of credit. Interest was charged at a rate of 1.75% in excess of the prime lending rate of Bankers Trust Company. Letter of credit fees were 2.5% per annum plus a 0.5% facing fee on standby letters of credit and 1.5% per annum on commercial documentary letters of credit. As of July 31, 1996, the interest rate was 10.0%.

     The Revolving Credit Facility agreement contained restrictive covenants which limited capital expenditures, restricted the payment of dividends and other payments and provided for quarterly measures of pretax net income and interest coverage, among other things. In addition, the agreement limited the Company's ability to borrow or to request letters of credit following a material adverse change as determined by the lenders.

     In August, 1996 the Company completed the sale of substantially all of the assets and liabilities of the Sheridan Systems division for proceeds of $50,100. The proceeds of the sale were used in part to pay off all outstanding borrowings on the Revolving Credit Facility and to cash collateralize outstanding letters of credit. At September 28, the Company had a cash balance of $41,228 after repaying bank debt and meeting other short term obligations. The Company is currently seeking to obtain new banking facilities to provide for the issuance of letters of credit, fund selected customer financing programs, and increase liquidity to the Company.

     On October 13, 1993 the Company concluded a reorganization when the United States Bankruptcy Court for the District of Delaware confirmed the Company's Plan of Reorganization (Plan). The Plan provides that holders of allowed general unsecured claims receive cash payments toward satisfaction of the full amount of their claims in equal quarterly payments payable on the last business day of each calendar quarter ending after October 13, 1993 over a five-year period, together with interest at 5% per annum. Holders of priority tax claims are paid 10% of the allowed claim together with accrued and unpaid interest at 8% per annum on the then outstanding amount on each anniversary of October 13, 1993 which occurs prior to the sixth anniversary of the date of assessment and the balances of such claims along with accrued and unpaid interest on the sixth anniversary. For financial reporting purposes interest on general unsecured claims has been imputed at 9% per

                             AM INTERNATIONAL, INC.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

annum. At July 31, 1996 the Company had $872 of restricted cash which primarily pertains to the settlement of disputed claims in accordance with the Plan.

     As of July 31, 1996, aggregate maturities of total debt, excluding capitalized leases, are as follows:

          Due fiscal year ending:
               1997.......................................................   $13,178
               1998.......................................................     4,855
               1999.......................................................     1,192
               2000.......................................................      --
               2001.......................................................      --
               Thereafter.................................................      --

     Cash paid for interest was $2,282 during 1996, $1,103 during fiscal 1995, and $655 for the ten months ended of the Reorganized Company in 1994. The Predecessor Company paid no interest in the two months ended 1994.

NOTE 4 -- CAPITAL STRUCTURE

     The Company's charter authorizes 50 million shares of stock, of which 40 million shares are reserved for issuance as Common Stock and 10 million shares are reserved for issuance as Preferred Stock. The Board of Directors has authorized the issuance of 7,010,000 of such shares of $.01 par value Common Stock. Of these shares, 7,000,000 were issued on the effective date to holders of claims and interests as described in Note 14. In addition, the Company issued Warrants on the Effective Date to purchase 1,095,000 shares of Common Stock. The Warrants were exercisable at $18.00 per share and expired on October 15, 1996. No warrants were exercised prior to their expiration. As of July 31, 1996 the Company has not yet issued any Preferred Stock. The Common Stock and all other equity securities issued under the new charter are voting securities (although the voting rights of any preferred stock issued would differ from those of the Common Stock) and will not have any preemptive rights to subscribe for additional shares. The Common Stock is not subject to conversion or redemption and when issued is fully paid and non-assessable.

NOTE 5 -- COMMITMENTS AND CONTINGENCIES

     The Company received creditor claims during its bankruptcy proceedings which the Company believes are duplicative, erroneous or exaggerated and to which the Company believes it has valid defenses. The Company has filed objections to these disputed claims in the United States Bankruptcy Court in Delaware. As of July 31, 1995 and July 31, 1996, disputed claims amounted to $50,700 and $31,300, respectively. The disputed claims are primarily comprised of environmental and product liability claims. The Company has been notified of various environmental matters in connection with certain current or former Company locations in Illinois, Ohio, Indiana, Pennsylvania, and Rhode Island. In the third quarter of 1996 the Company recorded a $2,800 favorable adjustment due to the resolution of legal disputes which had been previously reserved.

     The Company is also involved in various other administrative and legal proceedings incidental to its business, including product liability and general liability lawsuits against which the Company is partially insured. The disputed claims are in many cases in excess of recorded reserves. At the present time, it is management's opinion, based on information available to the Company and management s experience in such matters, that the resolution of these legal proceedings is not expected to have a material adverse effect on the Company's financial condition, results of operations or liquidity.

                             AM INTERNATIONAL, INC.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 6 -- INCOME TAXES

     The components of income tax expense (benefit) are as follows:

                                                         REORGANIZED COMPANY                      PREDECESSOR
                                           -----------------------------------------------          COMPANY
                                                                                               ------------------
                                                TWELVE MONTHS ENDED           TEN MONTHS           TWO MONTHS
                                           ------------------------------        ENDED               ENDED
                                           JULY 31, 1996    JULY 31, 1995    JULY 31, 1994     SEPTEMBER 29, 1993
                                           -------------    -------------    -------------     ------------------
The domestic and foreign components of
  income (loss) from continuing
  operations are as follows:
  Domestic..............................     $ (18,857)        $(5,302)         $ 4,029             $ 21,988
  Foreign...............................        (1,397)           (375)             447                 (193)
                                              --------         -------           ------              -------
                                             $ (20,254)        $(5,677)         $ 4,476             $ 21,795
                                              ========         =======           ======              =======
Provision (benefit) for income taxes for
  continuing operations:
  Domestic..............................     $      --         $(1,744)         $ 2,050             $     --
  Foreign...............................           (97)            218              344                   --
                                              --------         -------           ------              -------
                                             $     (97)        $(1,526)         $ 2,394             $     --
                                              ========         =======           ======              =======
A reconciliation of the income tax
  expense (benefit) on income (loss) per
  the U.S. federal statutory rate to the
  reported income tax expense (benefit)
  follows:
  US Federal statutory rate applied to
     pretax income......................     $  (6,886)        $(1,930)         $ 1,521             $  7,410
  Intangibles with no tax benefit.......           138             240              474                   --
  Operating loss with no current tax
     benefit and varying tax rates of
     other national governments.........         6,597             130              192                  732
  State income tax......................            --              --              162                   --
  Non taxable reorganization items......            --              --               --               (8,142)
  Other.................................            54              34               45                   --
                                              --------         -------           ------              -------
INCOME TAX EXPENSE (RECOVERY)...........     $     (97)        $(1,526)         $ 2,394             $     --
                                              ========         =======           ======              =======

                             AM INTERNATIONAL, INC.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

     The Company accounts for income taxes pursuant to Statement of Financial Accounting Standard (SFAS) No. 109. At July 31, 1996 and July 31, 1995 the approximate amounts of deferred tax assets and deferred tax liabilities resulting from temporary differences and carryforwards were as follows:

                                                                   1996         1995
                                                                 --------     --------
        Deferred Tax Assets
          Inventory valuation..................................  $  3,600     $  2,400
          Insurance reserves...................................     6,400        7,000
          Other................................................    10,700       10,700
                                                                 --------     --------
        Subtotal...............................................    20,700       20,100
        Domestic tax operating loss carryforwards limited by
          Sec 382..............................................    21,000       21,000
        Domestic tax operating loss carryforwards..............    49,800       37,400
        Foreign tax operating loss carryforwards...............     2,700        2,400
        AMT credit carryforward................................     1,800        1,800
                                                                 --------     --------
        Deferred Tax assets....................................    96,000       82,700
             Valuation allowance...............................   (96,000)     (82,700)
                                                                 --------     --------
        Net deferred tax asset.................................  $     --     $     --
                                                                 ========     ========

     The Sec. 382 ownership change which resulted from the 1993 bankruptcy reorganization imposed a limitation on the usage of pre-reorganization domestic tax operating loss carryforwards. Usage of this loss carryforward is limited to $3,689 per year or $55,335 for a period of 15 years following the ownership change. In addition, as of July 31, 1996 the Company had domestic tax loss carryforwards of approximately $131,000 attributable to post-reorganization periods and therefore not subject to limitation. The domestic tax loss carryforwards will expire from 1997 to 2011. The AMT credit, although subject to the Sec. 382 limitation, has no expiration date.

     During 1996, the deferred tax asset increased by $13,300 primarily due to the creation of additional domestic loss carryforwards. Due to the uncertainty as to the realizability of the deferred tax assets, the Company has established valuation allowances in accordance with SFAS No. 109 to offset the asset.

     To the extent the Company realizes a tax benefit as a result of future reductions in the valuation allowance related to the utilization of pre-reorganization deferred tax assets, fresh start accounting rules provide for the reporting of such benefit first by reducing "Reorganization Value in Excess of Amounts Allocable to Identifiable Assets" and thereafter increasing Capital in excess of par value. Although the future recognition of this benefit will have no impact on net earnings, the Company will realize a cash benefit from utilization of the "Pre-Reorganization Benefits" against any future tax liabilities.

NOTE 7 -- DEFERRED COMPENSATION

     The Company's 1994 Long Term Incentive Plan provides for the issuance of 1,400,000 shares of new $.01 par value Common Stock. Options to purchase the Common Stock are awarded at a price not less than 100% of the market price on the date of grant, which becomes exercisable at various dates generally from one to four years after the date of grant, and expire ten years after the date of grant. In the event a holder of options is no longer employed by the Company, the unvested shares are canceled upon the employee's termination and any vested shares must be exercised within 90 days or they are also canceled. The number of shares outstanding at the end of 1996 includes 57,200 unvested and 35,336 vested shares with an option price range of $2.130 -- $9.625 which are held by Sheridan Systems employees. The unvested shares were canceled

                             AM INTERNATIONAL, INC.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

on the date of the Sheridan Systems sale, August 27, 1996, and the vested shares may be exercised by no later than November 25, 1996.

                                                          1996                          1995
                                               --------------------------    --------------------------
                                                            OPTION PRICE                  OPTION PRICE
                                               NUMBER OF        RANGE        NUMBER OF        RANGE
                                                SHARES        PER SHARE       SHARES        PER SHARE
                                               ---------    -------------    ---------    -------------
OUTSTANDING AT BEGINNING OF THE YEAR........     598,417    $8.750-12.125     376,000     $9.625-11.500
Granted.....................................      91,236    $2.130- 8.125     277,917     $8.750-12.125
Exercised...................................          --               --          --                --
Canceled....................................    (183,500)   $2.130-12.125     (55,500)    $9.625-10.000
                                                 -------    -------------     -------     -------------
OUTSTANDING AT END OF PERIOD................     506,153    $8.750-12.125     598,417     $8.750-12.125
                                                 =======    =============     =======     =============
EXERCISABLE AT END OF PERIOD................     205,600    $8.125-12.125     127,900     $9.125-11.500
                                                 =======    =============     =======     =============

NOTE 8 -- UNUSUAL ITEMS

     During 1996, the Company committed to certain restructuring actions in an effort to realign the operations with established strategic objectives. The restructuring actions are summarized as follows:

        Change in Control Payments...........................................   $1,250
        Corporate Restructuring..............................................    1,595
        Bankruptcy of Canadian Subsidiary....................................    3,561
        Exit of Manufacturing Operations and Office Closures.................      626
                                                                                ------
        Total Restructuring Costs............................................   $7,032
                                                                                ======

     On August 27, 1996 the Company completed the sale of substantially all the assets of its Sheridan Systems division. As a result of the event, "Change in Control" provisions included within employment agreements of certain Company executives were activated. Total charges pertaining to such provisions amounted to $1,250 and were paid in the first quarter of fiscal 1997.

     In conjunction with the Sheridan Systems sale and in an effort to reduce costs, management committed to a plan to close its Corporate headquarters and consolidate certain functions within the AM Multigraphics operations. This decision ultimately will result in the termination of seven employees, including three officers. Severance and benefits associated with these terminations amounted to $1,595.

     During the fourth quarter, the Company committed to a plan to exit its Canadian subsidiary. On October 17, 1996 the subsidiary filed for a voluntary assignment in bankruptcy. In connection with the exit plan, reserves were established to write-off net assets of the operation. The Canadian subsidiary had revenues of $9,951, $10,285 and $11,557 in 1996, 1995 and 1994,
respectively.

     During the year, management finalized plans to exit the machine manufacturing business and consolidate its field sales and service facilities. Costs associated with the exit plan are comprised primarily of facility closure costs, disposal of manufacturing equipment and severance costs. The Company began implementation of such plans during the fourth quarter and anticipates all actions to be completed within one year.

                             AM INTERNATIONAL, INC.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 9 -- BALANCE SHEET ACCOUNTS

     The components of certain balance sheet accounts are as follows:

                                                                        JULY 31, 1996    JULY 31, 1995
                                                                        -------------    -------------
ACCOUNTS RECEIVABLE:
  Accounts receivable................................................      $20,596          $37,721
  Allowance for doubtful accounts....................................         (822)          (1,312)
                                                                           -------          -------
          Total accounts receivable, net.............................      $19,774          $36,409
                                                                           =======          =======
INVENTORIES:
  Raw materials......................................................      $ 1,407          $ 1,415
  Work-in-process....................................................        2,959            3,485
  Finished goods.....................................................        7,236           23,532
                                                                           -------          -------
          Total inventories, net.....................................      $11,602          $28,432
                                                                           =======          =======
PROPERTY, PLANT AND EQUIPMENT
  Land...............................................................      $    --          $ 4,600
  Buildings..........................................................           --            2,101
  Machinery and equipment............................................       13,240            8,699
  Leasehold improvements.............................................        3,026              608
                                                                           -------          -------
                                                                            16,266           16,008
Less accumulated depreciation and amortization.......................       (5,399)          (3,555)
                                                                           -------          -------
          Net property, plant and equipment..........................      $10,867          $12,453
                                                                           =======          =======

NOTE 10 -- RETIREMENT BENEFIT PLANS

     The Company maintains defined contribution retirement plans for domestic employees comprised of savings plans (401(k)) and a Retirement Accumulation Plan. Contributions to these plans take the form of (i) company contributions to match a portion of employee contribution and (ii) contributions made at the discretion of the Board of Directors. The Company's contributions to the domestic defined contribution plans were $1,317, $1,778 and $2,019 for the Reorganized Company in 1996, 1995 and 1994 respectively, and $403 for the Predecessor Company in 1994.

     The Company also maintains defined benefit pension plans for certain U.S. employees under a Company maintained plan. The components of net periodic pension cost for these plans are shown below for 1996, 1995 and 1994:

                                                                                                 PREDECESSOR
                                                      REORGANIZED COMPANY                          COMPANY
                                      ----------------------------------------------------      -------------
                                                                                                 TWO MONTHS
                                            TWELVE MONTHS ENDED               TEN MONTHS            ENDED
                                      --------------------------------          ENDED             SEPT. 29,
                                      JULY 31, 1996      JULY 31, 1995      JULY 31, 1994           1993
                                      -------------      -------------      --------------      -------------
Benefits earned during the year....       $ 233              $ 226              $   92              $  18
Interest accrued on projected
  benefit obligation...............          63                 41                  41                  8
Actual return on assets............          --                 --                  --                 --
Net amortization and deferral......          12                 24                  --                  7
                                           ----               ----                ----                ---
Net periodic pension cost..........       $ 308              $ 291              $  133              $  33
                                           ====               ====                ====                ===

                             AM INTERNATIONAL, INC.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

     The status of the defined benefit pension plans at July 31 was as follows:

                                                                       1996       1995
                                                                      -------    -------
        Plan assets at fair value...................................  $    --    $    --
        Actuarial present value of benefit obligation
          Vested....................................................    1,069      1,186
          Nonvested.................................................       --         --
        Accumulated Benefit Obligation..............................    1,069      1,186
        Effect of projected future salary increases.................       --        265
                                                                      -------    -------
        Projected benefit obligation................................    1,069      1,451
                                                                      -------    -------
        Plan assets in excess of (less than) projected benefit
          obligation................................................   (1,069)    (1,451)
        Unrecognized net transition (asset) obligation..............       --         --
        Unrecognized net (gain) loss................................      190        468
                                                                      -------    -------
        Prepaid (accrued) pension cost at year end..................  $  (879)   $  (983)
                                                                      =======    =======

     The assumed discount rate on benefit obligations was 7.0% in 1996 and 1995. The assumed rates of compensation increases were 4.0% in 1996 and 3.3% in 1995.

     The Company's operations in Canada and Japan also maintain defined benefit pension plans. The unfunded benefit obligation for Japan amounted to $3,508 in 1996 and $4,519 in 1995. The prepaid pension cost in Canada was $3,114 in 1996 and $3,015 in 1995. The combined net periodic pension cost was $290 in 1996, $327 in 1995 and $258 in 1994. Such expenses were $60 for the Predecessor Company in 1994. As discussed in Note 8 and Note 15, the Company completed the exit of these operations in the first quarter of 1997.

     In addition to pension benefits, the Company provides limited life insurance and health care benefits to certain domestic retired employees and provides for certain medical and life insurance benefits for retirees of previously closed manufacturing locations. The effect of adopting SFAS 106 was not material.

                             AM INTERNATIONAL, INC.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

     Net post-retirement life and health care cost includes the following components:

                                                                                                  PREDECESSOR
                                                           REORGANIZED COMPANY                      COMPANY
                                              ----------------------------------------------     --------------

                                                   TWELVE MONTHS ENDED          TEN MONTHS         TWO MONTHS
                                              -----------------------------       ENDED              ENDED
                                              JULY 31, 1996   JULY 31, 1995   JULY 31, 1994      SEPT. 29, 1993
                                              -------------   -------------   --------------     --------------
Service Cost -- benefits earned during the
  period.....................................      $  5            $  5            $  5               $  1
Interest cost on accumulated post-retirement
  benefit obligation.........................       843             846             591                118
                                                  -----           -----            ----              -----
Total life and health care costs.............     $ 848           $ 851            $596               $119
                                                  =====           =====            ====              =====

     The plans' funded status at July 31, was as follows:

                                             1996          1995
                                            -------       -------
Actuarial present value of benefit
  obligations--
  Retirees................................  $ 9,617       $10,412
  Fully eligible active participants......      294           269
                                            -------       -------
Accumulated postretirement benefit
  obligation..............................    9,911        10,681
Cumulative unrecognized actuarial (gain)
  loss....................................      253          (167)
Plan assets...............................       --            --
Accrued post-retirement life and health
  care costs..............................  $10,164       $10,514
                                            =======       =======

     Assumptions used for the Company's retiree life and health care plans as of July 31, were as following:

                                              1996          1995
                                              -----         -----
Discount rate for determining obligations
  and interest cost........................   8.00%         8.00%

     If the health care cost trend rates were increased 1% for all future years, the accumulated postretirement benefit obligation would have increased 0.1% at July 31, 1996. The effect of this change on the aggregate of service and interest cost would have been an increase of 4.9% for 1996. A 13% increase in the health care cost trend rate was assumed for retirees under age 65 and an 11.0% increase for those over the age of 65. These rates are assumed to decrease gradually to 5.5% in the year 2003.

NOTE 11 -- LEASE TRANSACTIONS

     The Company leases certain real and personal property and is responsible for most maintenance, insurance and tax expenses related to leased facilities. At July 31, 1996, the future lease payments for continuing operating leases are as follows:

                        1997...............................  $ 2,718
                        1998...............................    1,593
                        1999...............................    1,060
                        2000...............................    1,005
                        2001...............................      949
                        2002 and thereafter................    3,642
                                                             -------
                                Total future operating
                                   lease payments..........  $10,967
                                                             =======

     Rental expenses for all operating leases were $5,184, $2,437 and $2,457 for the Reorganized Company in 1996, 1995 and 1994, respectively, and $491 for the Predecessor Company in 1994.

                             AM INTERNATIONAL, INC.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

     During 1996, the Company entered into certain capital lease arrangements, primarily relating to computer hardware and software. Obligations under these arrangements amount to approximately $3,683 as of July 31, 1996 and extend for periods of three to five years.

NOTE 12 -- GEOGRAPHIC SEGMENTS

     The Company's operations are conducted through AM Multigraphics, its sole continuing business segment. AM Multigraphics is a leading distributor and to a lesser degree a manufacturer of equipment and service to the graphics arts industry. Its principal operations are in North America. The Company also distributes internationally through foreign dealers and a majority owned subsidiary in Japan. In September 1996, the Company sold all of its interest in its AM Japan subsidiary.

                                                                                               PREDECESSOR
                                                       REORGANIZED COMPANY                       COMPANY
                                        -------------------------------------------------     --------------
                                        TWELVE MONTHS     TWELVE MONTHS      TEN MONTHS         TWO MONTHS
                                            ENDED             ENDED             ENDED             ENDED
                                        JULY 31, 1996     JULY 31, 1995     JULY 31, 1994     SEPT. 29, 1993
                                        -------------     -------------     -------------     --------------
Revenues
  North America.......................    $ 137,981         $ 157,440         $ 137,047          $ 22,820
  Japan...............................       30,071            34,045            26,769             3,712
                                           --------          --------          --------           -------
          Total.......................    $ 168,052         $ 191,485         $ 163,816          $ 26,532
                                           ========          ========          ========           =======
Operating Profit (Loss)*
  North America.......................    $ (15,221)        $   1,278         $   9,292          $  1,221
  Japan...............................         (442)              911             1,847              (292)
                                           --------          --------          --------           -------
          Total.......................    $ (15,663)        $   2,189         $  11,139          $    929
                                           ========          ========          ========           =======
Assets**
  North America.......................    $  45,675         $  69,555         $  71,314          $ 60,495
  Japan...............................        7,698            20,284            19,383            17,552
                                           --------          --------          --------           -------
          Total.......................    $  53,373         $  89,839         $  90,697          $ 78,047
                                           ========          ========          ========           =======

---------------

 * Before Corporate expenses and unusual items

** Excludes Corporate assets primarily consisting of cash and assets of discontinued operations.

                             AM INTERNATIONAL, INC.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

NOTE 13 -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     A summary of quarterly financial information for fiscal 1996, 1995 and 1994 is as follows:

                                                                                        QUARTER
                                                               ----------------------------------------------------------
                            1996                                 1ST         2ND         3RD         4TH       TOTAL YEAR
-------------------------------------------------------------  -------     -------     -------     -------     ----------
Revenues.....................................................  $42,994     $40,886     $44,340     $39,832      $168,052
Gross Profit.................................................   10,889       9,400      11,321       6,021        37,631
Net income (loss) from continuing operations.................   (3,460)     (4,329)      2,493     (14,861)      (20,157)
Net income (loss) from discontinued operations...............     (310)     (4,401)     (1,163)    (19,468)      (25,342)
                                                               -------     -------     -------     --------     --------
Net income (loss)............................................   (3,770)     (8,730)      1,330     (34,329)      (45,499)
                                                               =======     =======     =======     ========     ========
Per Common Share (2):
  Net income (loss) from continuing operations...............  $ (0.49)    $ (0.62)    $  0.36     $ (2.12)     $  (2.88)
  Net income (loss) from discontinued operations.............    (0.04)      (0.63)      (0.17)      (2.78)        (3.62)
                                                               -------     -------     -------     --------     --------
    Total....................................................  $ (0.54)    $ (1.25)    $  0.19     $ (4.90)     $  (6.49)
                                                               =======     =======     =======     ========     ========
Closing Market Price
        High.................................................  $ 8.375     $ 7.500     $ 4.688     $ 3.063      $  8.375
        Low..................................................  $ 7.250     $ 4.688     $ 1.875     $ 1.875      $  1.875

                                                                                        QUARTER
                                                               ----------------------------------------------------------
                            1995                                 1ST         2ND         3RD         4TH       TOTAL YEAR
-------------------------------------------------------------  -------     -------     -------     -------     ----------
Revenues.....................................................  $43,532     $47,697     $47,095     $53,161      $191,485
Gross Profit.................................................   12,392      12,787      13,203      14,351        52,733
Net income (loss) from continuing operations.................   (1,442)     (1,400)       (557)       (752)       (4,151)
Net Income (loss) from discontinued operations...............    1,741       1,656         730       4,637         8,764
                                                               -------     -------     -------     --------      -------
Net Income (loss)............................................      299         256         173       3,885         4,613
                                                               =======     =======     =======     ========      =======
Per Common Share (2):
  Net income (loss) from continuing operations...............  $ (0.20)    $ (0.20)    $ (0.08)    $ (0.11)     $  (0.59)
  Net income (loss) from discontinued operations.............     0.24        0.24        0.10        0.66          1.25
                                                               -------     -------     -------     --------      -------
    Total....................................................  $  0.04     $  0.04     $  0.02     $  0.55      $   0.66
                                                               =======     =======     =======     ========      =======
Closing Market Price
      High...................................................  $12.250     $10.125     $ 9.250     $9 .250      $ 12.250
      Low....................................................  $10.000     $ 8.875     $ 8.625     $ 8.125      $  8.125

                             AM INTERNATIONAL, INC.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

                                         PREDECESSOR
                                           COMPANY                                 REORGANIZED COMPANY
                                        --------------     -------------------------------------------------------------------
                                         AUG. 1, 1993      SEPT. 30, 1993                         QUARTER
                                           THROUGH            THROUGH         ------------------------------------------------
                 1994                   SEPT. 29, 1993     OCT. 30, 1993        2ND         3RD         4TH       TOTAL PERIOD
--------------------------------------  --------------     --------------     -------     -------     -------     ------------
Revenues..............................     $26,532            $19,030         $44,375     $47,121     $53,290       $163,816
Gross Profit..........................       7,006              4,548          13,751      15,401      17,721         51,421
Net income (loss) from continuing ops
  (1).................................      21,795             (1,277)            191       1,196       1,972          2,082
Net income (loss) from discontinued
  operations..........................     (27,810)             1,506           1,166       1,477         421          4,570
                                           -------            -------         -------     -------     -------       --------
Net income (loss).....................      (6,015)               229           1,357       2,673       2,393          6,652
                                           =======            =======         =======     =======     =======       ========
Per Common Share (2):
  Net income (loss) from continuing
    operations........................      N/A(3)             ($0.18)        $  0.03     $  0.17     $  0.28       $   0.30
  Net income (loss) from discontinued
    operations........................      N/A(3)               0.21            0.16        0.21        0.06            .65
                                           -------            -------         -------     -------     -------       --------
    Total.............................      N/A(3)             $ 0.03         $  0.19     $  0.38     $  0.34       $   0.95
                                           =======            =======         =======     =======     =======       ========
Closing Market Price:
        High..........................      N/A(4)             N/A(4)         $10.250     $10.875     $11.875       $ 11.875
        Low...........................      N/A(4)             N/A(4)         $ 9.500     $ 9.125     $ 8.750       $  8.750

---------------

(1) Net loss excludes $58,704 of Extraordinary Gain.

(2) Sum of quarters may not equal the total for the year due to changes in the number of share outstanding during the year.

(3) The net income (loss) per common share for the Predecessor Company has not been presented because it is not comparable.

(4) Trading of Predecessor Company Common Stock and Preferred Stock was suspended on May 21, 1993. Periods prior to this date are not presented as they are not comparable.

NOTE 14 -- PLAN OF REORGANIZATION AND FRESH START REPORTING

     The United States Bankruptcy Court for the District of Delaware confirmed the Company's Plan of Reorganization (the Plan) on September 29, 1993 (the Confirmation Date), which allowed the Company to emerge from Chapter 11 Bankruptcy effective October 13, 1993 (the Effective Date). The Company operated under the protection of Chapter 11 following a voluntary petition for reorganization filed May 17, 1993. The Plan provided for the issuance of approximately seven million new shares of common stock and distributions to major creditors and shareholders. The holders of the Company's 12% senior subordinated debentures received nearly 97% of the new common stock with the balance of the new common stock distributed to preferred stock and common stock holders. General unsecured creditors receive quarterly cash payments for five years with payments commencing December 31, 1993. All distributions were made in accordance with the plan provisions.

     The distribution of shares of the new Common Stock and Warrants commenced on October 13, 1993. The new Common Stock and new Warrants became listed on the American Stock Exchange on December 6, 1993.

  Fresh Start Reporting

     As of the Confirmation Date, the Company adopted Fresh Start Reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7 (SOP 90-7) -- "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Fresh Start Reporting resulted in

                             AM INTERNATIONAL, INC.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

material changes to the consolidated balance sheet, including valuation of assets and liabilities at fair market value and valuation of equity based on the appraised reorganization value of the ongoing business.

     The Company recorded a reorganization value of $36,000 (the approximate fair value) which was based on the consideration of many factors and various valuation methods, including discounted cash flows and price/earnings and other applicable ratios and valuation techniques believed by management and its financial advisors to be representative of the Company's business and industry. The excess of the reorganization value over the fair value of net assets and liabilities is reported as excess reorganization value and is amortized over a twenty year period.

     The Reorganization and the adoption of Fresh Start Reporting resulted in the following adjustments to the Company's Consolidated Statement of Operations for the period ended September 29, 1993:

     Reorganization Items:

                                                                         INCOME/(EXPENSE)
                                                                   ----------------------------
                                                                   CONTINUING      DISCONTINUED
                                                                   OPERATIONS       OPERATIONS
                                                                   -----------     ------------
    Fair Market Value Adjustments to tangible Assets
      and Liabilities, net.......................................   $   8,024        $ (9,680)
    Write-off existing Goodwill..................................          --         (39,840)
    Accrue Professional Fees to complete reorganization
      process....................................................     (10,100)             --
    Reorganization Value in excess of Fair Market Value tangible
      Assets and Liabilities.....................................      26,022          39,471
    Certain foreign entities with Reorganization Value Less than
      Fair Value of tangible Assets and Liabilities..............          --         (17,000)
                                                                     --------        --------
              Total Reorganization Items.........................   $  23,946        $(27,049)
                                                                     ========        ========
    Extraordinary Gain:

                                                                         INCOME/(EXPENSE)
                                                                   CONTINUING      DISCONTINUED
                                                                   OPERATIONS       OPERATIONS
                                                                    --------         --------
    Carrying Value of 12% Senior Subordinated Debentures plus
      accrued interest...........................................   $  93,624        $     --
    Fair Value of Equity exchanged for Debt per the Plan.........     (34,920)
                                                                     --------        --------
    Total Extraordinary Gain.....................................   $  58,704        $     --
                                                                     ========        ========

NOTE 15 -- SUBSEQUENT EVENTS

     During the fourth quarter of 1996, the Company committed to sell all of its ownership interest in its majority owned Japanese subsidiary. On September 20, 1996 the Company completed the sale of its 2,148,000 shares of AM Japan Co., Ltd, and the Company received proceeds of approximately $10,600, net of certain costs. At July 31, 1996, the Company's investment in the subsidiary amounted to $7,698 and is reflected as "Net assets held for sale" in the Consolidated Balance Sheet. This amount consists primarily of receivables, inventory, property and equipment, intangible assets, net of accounts payable and accrued liabilities. A gain of approximately $2,600 will be recorded by the Company in the first quarter of fiscal 1997 as a result of the sale.

     On October 29, 1996 the Company entered into a definitive Merger Purchase Agreement with a corporation newly formed by affiliates of Pacholder Associates, Inc., a Cincinnati-based provider of investment management, financial advisory and investment banking services to institutional clients. The agreement

                             AM INTERNATIONAL, INC.

    (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED AND PER SHARE AMOUNTS)

provides for the merger of a subsidiary of purchaser with and into the Company pursuant to which the current shareholders of the Company will receive $5.00 per common share and the Company will become a wholly-owned subsidiary of the purchaser. The transaction is conditioned upon the purchaser finalizing a credit facility within 30 days. The transaction is subject to a number of additional conditions, including approval by a majority of the shareholders of the Company at a meeting tentatively scheduled for January, 1997.

ITEM 9. CHANGES IN AND DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and the
Board of Directors of
AM International, Inc.

     We have audited the accompanying consolidated balance sheets of AM International, Inc. (Reorganized Company) and subsidiaries as of July 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended July 31, 1996 and 1995, and the period from September 30, 1993 through July 31, 1994. We have also audited the related consolidated statements of operations, shareholders' equity and cash flows of AM International, Inc. (Predecessor Company) and subsidiaries for the period from August 1, 1993 through September 29, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AM International, Inc. (Reorganized Company) and subsidiaries as of July 31, 1996 and 1995 and the results of their operations and cash flows for the years ended July 31, 1996 and 1995, and for the period from September 30, 1993 through July 31, 1994 and the results of operations and cash flows of AM International, Inc. (Predecessor Company) for the period from August 1, 1993 through September 29, 1993, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

October 29, 1996
Chicago, Illinois

                             AM INTERNATIONAL, INC.



                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                            THREE MONTHS ENDED
                                                                       ----------------------------
                                                                       NOVEMBER 2,      OCTOBER 28,
                                                                          1996             1995
                                                                       -----------      -----------
REVENUES............................................................     $27,699          $42,994
COST OF SALES.......................................................      20,453           32,105
GROSS MARGIN........................................................       7,246           10,889
OPERATING EXPENSES
  Selling, general and administrative...............................       8,385           13,687
  Unusual items, net................................................      (2,095)               0
                                                                         -------          -------
     TOTAL OPERATING EXPENSES.......................................       6,290           13,687
OPERATING INCOME (LOSS).............................................         956           (2,798)
Non-operating income (expense):
  Interest income...................................................         296               53
  Interest expense..................................................        (853)            (831)
  Other, net........................................................         120              116
                                                                         -------          -------
Income (loss) before income taxes and discontinued operations.......         519           (3,460)
Income tax expense (benefit)........................................           0                0
                                                                         -------          -------
Net income (loss) before discontinued operations....................         519           (3,460)
Net income (loss) of discontinued operations, net of tax............           0             (310)
                                                                         -------          -------
NET INCOME (LOSS)...................................................     $   519          $(3,770)
                                                                         =======          =======
PER SHARE OF COMMON STOCK:
Income (loss) from continuing operations............................     $  0.07          $ (0.49)
Income (loss) from discontinued operations..........................          --            (0.04)
                                                                         -------          -------
Net income (loss)...................................................     $  0.07          $ (0.54)
                                                                         =======          =======
Weighted average shares of common stock and common stock equivalents
  outstanding (in thousands)........................................       7,009            7,009
                                                                         =======          =======



  The Notes to Consolidated Financial Statements are an integral part of these
                             Financial Statements.

                             AM INTERNATIONAL, INC.



                     CONDENSED CONSOLIDATED BALANCE SHEETS


                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                          NOVEMBER 2,    JULY 31,
                                                                             1996          1996
                                                                          -----------    --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................................    $  35,123     $  2,560
  Accounts receivable, net.............................................       15,973       19,774
  Inventories, net.....................................................       14,652       11,602
  Prepaid expenses and other assets....................................          925        1,069
  Net assets held for sale.............................................            0        7,698
  Net assets of discontinued operations................................            0       42,940
                                                                            --------     --------
TOTAL CURRENT ASSETS...................................................       66,673       85,643
Property, plant and equipment, net.....................................       10,619       10,867
Other assets, net......................................................        1,008        1,452
                                                                            --------     --------
       TOTAL ASSETS....................................................    $  78,300     $ 97,962
                                                                            ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings and current maturities of long-term debt.......    $   8,587     $ 14,381
  Accounts payable.....................................................        7,071       15,435
  Service contract deferred income.....................................       13,179       12,924
  Payroll related expenses.............................................       10,576       13,227
  Other current liabilities............................................       16,210       17,956
                                                                            --------     --------
       TOTAL CURRENT LIABILITIES.......................................       55,623       73,923
                                                                            --------     --------
Long-term debt.........................................................        7,257        8,527
Other long-term liabilities............................................       12,823       13,216
                                                                            --------     --------
       TOTAL LIABILITIES...............................................       75,703       95,666
                                                                            --------     --------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value; 40 million shares authorized; 7,010,000
     issued as of November 2, 1996 and July 31, 1996...................           70           70
  Capital in excess of par value.......................................       36,248       36,248
  Less: treasury stock, at cost, 1,579 shares as of November 2, 1996
     and
     July 31, 1996.....................................................           (6)          (6)
  Accumulated earnings (deficit).......................................      (33,715)     (34,234)
  Cumulative translation adjustment....................................            0          218
                                                                            --------     --------
       TOTAL SHAREHOLDERS' EQUITY......................................        2,597        2,296
                                                                            --------     --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............................    $  78,300     $ 97,962
                                                                            ========     ========



  The Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             AM INTERNATIONAL, INC.



                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS


                             (DOLLARS IN THOUSANDS)



                                                                           THREE MONTHS ENDED
                                                                      -----------------------------
                                                                      NOVEMBER 2,       OCTOBER 28,
                                                                          1996             1995
                                                                      ------------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME (LOSS)..................................................     $    519          $(3,770)
Adjustments to reconcile net income to cash flow from operating activities:
  Depreciation of property, plant and equipment....................          511              331
  Amortization and writedown of other assets.......................           --              110
  Discontinued operations..........................................           --              303
  Change in assets and liabilities:
     Accounts receivable, net......................................        3,801            5,494
     Inventory, net................................................       (3,050)            (685)
     Prepaid expenses and other assets.............................          588             (446)
     Accounts payable and accruals.................................      (12,506)          (7,384)
     Other, net....................................................         (611)             654
                                                                        --------         --------
CASH FLOW FROM OPERATING ACTIVITIES................................      (10,748)          (5,393)
                                                                        --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.............................................         (263)          (2,287)
  Net proceeds from divested operations............................       50,638               --
  Discontinued operations..........................................           --             (561)
                                                                        --------         --------
CASH FLOW FROM INVESTING ACTIVITIES................................       50,375           (2,848)
                                                                        --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) under short-term borrowing
     agreements....................................................       (5,794)           8,877
  Principal borrowings (payments) on long-term debt................       (1,270)            (881)
  Discontinued operations..........................................           --           (7,676)
                                                                        --------         --------
CASH FLOW FROM FINANCING ACTIVITIES................................       (7,064)             320
                                                                        --------         --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...................       32,563           (7,921)
Cash and cash equivalents at beginning of period...................        2,560           12,563
                                                                        --------         --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.........................     $ 35,123          $ 4,642
                                                                        ========         ========



  The Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             AM INTERNATIONAL, INC.



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



NOTE 1 -- BASIS OF PRESENTATION



     The Condensed Consolidated Financial Statements included here have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the Condensed Consolidated Financial Statements reflect all adjustments, which are of a recurring nature, necessary for fair presentation. Certain prior year amounts have been reclassified to conform with the current year presentation. The accompanying Condensed Consolidated Financial Statements and the related notes should be read in conjunction with the Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Proxy Statement.



NOTE 2 -- DISCONTINUED OPERATIONS



     The results of operations, net of taxes, and the net assets of Sheridan Systems and the divested AM Multigraphics -- International operations are presented in the consolidated financial statements as discontinued operations.



     The results of the discontinued operations are not necessarily indicative of the results of operations which may have been obtained had the continuing and discontinued operations been operating independently.



NOTE 3 -- BORROWING ARRANGEMENTS



     The Company's short and long-term borrowings are comprised of the following:



                                                                           NOVEMBER 2,    JULY 31,
                                                                              1996          1996
                                                                           -----------    --------
Revolving Credit Facility...............................................     $    --      $  5,430
General Unsecured Claims & Priority Tax Claims..........................      12,941        13,795
Capital Leases..........................................................       2,903         3,683
                                                                             -------       -------
     Total..............................................................     $15,844      $ 22,908
                                                                             =======       =======
Classified in the Consolidated Balance Sheet as follows:
  Short-term............................................................     $ 8,587      $ 14,381
  Long-term.............................................................       7,257         8,527
                                                                             -------       -------
     Total..............................................................     $15,844      $ 22,908
                                                                             =======       =======



     Through October 12, 1996, the date the facility expired, the Company maintained a $25,000 three year secured domestic Revolving Credit Facility (subject to borrowing base limitations) with BT Commercial Corporation and LaSalle National Bank. The Revolving Credit Facility included a $10,000 sub-facility for the issuance of letters of credit. As security for utilization of the Revolving Credit Facility, the Company granted a security interest and general lien upon its domestic assets. As of July 31, 1996 the Company had borrowings of $5,430 under the Revolving Credit Facility and was utilizing $3,347 of the facility to secure outstanding letters of credit.



     In August 1996, the Company completed the sale of substantially all of the assets and liabilities of the Sheridan Systems division for gross proceeds of $50,100. The proceeds of the sale were used in part to pay off all outstanding borrowings on the Revolving Credit Facility and to cash collateralize outstanding letters of credit. At November 2, 1996, the Company had restricted cash on deposit of $3,703 to cover outstanding letters of credit. The Company is presently operating its business with existing cash reserves which are sufficient to finance current operations.

                             AM INTERNATIONAL, INC.



        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



     On October 13, 1993 the Company concluded a reorganization when the United States Bankruptcy Court for the District of Delaware confirmed the Company's Plan of Reorganization (the "Plan"). The Plan provides that holders of allowed general unsecured claims receive cash payments toward satisfaction of the full amount of their claims in equal quarterly payments payable on the last business day of each calendar quarter ending after October 13, 1993 over a five-year period, together with interest at 5% per annum. Holders of priority tax claims are paid 10% of the allowed claim together with accrued and unpaid interest at 8% per annum on the then outstanding amount on each anniversary of October 13, 1993 which occurs prior to the sixth anniversary of the date of assessment and the balances of such claims along with accrued and unpaid interest on the sixth anniversary. For financial reporting purposes, interest on general unsecured claims has been imputed at 9% per annum. At November 2, 1996, the Company had $834 of restricted cash which pertains to the settlement of disputed claims in accordance with the Plan.



NOTE 4 -- CAPITAL STRUCTURE



     The Company's charter authorizes 50 million shares of stock, of which 40 million shares are reserved for issuance as Common Stock and 10 million shares are reserved for issuance as Preferred Stock. The Board of Directors has authorized the issuance of 7,010,000 of such shares of $.01 par value Common Stock. The Company's 1994 Long Term Incentive Plan provides for the issuance of 1,400,000 shares of new $0.01 par value Common Stock. Options to purchase the Common Stock are awarded at a price not less than 100% of the market price on the date of the grant, become excersiable at various dates generally from one to four years after the date of grant, and expire ten years after the date of grant. At November 2, 1996, options to purchase 334,200 shares were outstanding at option prices ranging from $4.440 to $12.125. The Company has not issued any Preferred Stock. The Common Stock and all other equity securities issued under the new charter are voting securities (although the voting rights of any preferred stock issued would differ from those of the Common Stock) and will not have any preemptive rights to subscribe for additional shares. The Common Stock is not subject to conversion or redemption and when issued is fully paid and non-assessable. The Company's warrants that were issued in accordance with the Plan expired unexercised.



NOTE 5 -- COMMITMENTS AND CONTINGENCIES



     The Company received creditor claims during its bankruptcy proceedings which the Company believes are duplicative, erroneous or exaggerated and to which the Company believes it has valid defenses. The Company has filed objections to these disputed claims in the United States Bankruptcy Court in Delaware. As of November 2, 1996, disputed claims amounted to $20,900. During the first quarter, the Company expunged or settled approximately $10,400 in disputed claims for amounts within previously established reserves. The disputed claims are primarily comprised of environmental and product liability claims. The Company has been notified of various environmental matters in connection with certain current or former Company locations in Illinois, Ohio, Indiana, Pennsylvania, and Rhode Island. The Company is also involved in various other administrative and legal proceedings incidental to its business, including product liability and general liability lawsuits against which the Company is partially insured. The disputed claims are in many cases in excess of recorded reserves. At the present time, it is management's opinion, based on information available to the Company and management's experience in such matters, that the resolution of these legal proceedings is not expected to have a material adverse effect on the Company's financial condition, results of operations or liquidity.

                             AM INTERNATIONAL, INC.



        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



NOTE 6 -- COMPONENTS OF CERTAIN BALANCE SHEET ACCOUNTS



     The components of certain balance sheet accounts are as follows:



                                                                           NOVEMBER 2,    JULY 31,
                                                                              1996          1996
                                                                           -----------    --------
ACCOUNTS RECEIVABLE:
  Accounts receivable...................................................     $16,583      $ 20,596
  Allowance for doubtful accounts.......................................        (610)         (822)
                                                                             -------       -------
     Total accounts receivable, net.....................................     $15,973      $ 19,774
                                                                             =======       =======
INVENTORIES:
  Raw materials.........................................................     $   140      $  1,407
  Work-in-process.......................................................         198         2,959
  Finished goods........................................................      14,314         7,236
                                                                             -------       -------
     Total investments, net.............................................     $14,652      $ 11,602
                                                                             =======       =======



     Inventories and cost of goods sold reported in the interim financial statements are based, in part, on accounting estimates relating to inventory obsolescence and differences resulting from periodic and physical inventories.



     Accumulated depreciation deducted from property, plant and equipment was $6,144 at November 2, 1996 and $5,399 at July 31, 1996.



NOTE 7 -- UNUSUAL ITEMS, NET



     On September 20, 1996 the Company completed the sale of its 2,148,000 shares of AM Japan Co., Ltd. ("AM Japan") and the Company received proceeds of approximately $10,600, net of certain costs. At July 31, 1996, the Company's investment in AM Japan amounted to $7,698 and was reflected as "Net assets held for sale" in the Consolidated Balance Sheet. This amount consisted primarily of receivables, inventory, property and equipment, intangible assets, net of accounts payable and accrued liabilities. A gain of approximately $2,600 was recorded by the Company in the quarter ended November 2, 1996 after providing for expenses related to the sale.



     On October 17, 1996, the Company's Canadian subsidiary filed for a voluntary assignment in bankruptcy. Reserves for the cost to exit Canada, which had been established in the fiscal year ended July 31, 1996, were adequate and no additional costs were recognized in the quarter ended November 2, 1996.



     On December 2, 1996, the Company and Xeikon, N. V. entered into an agreement under which the parties agreed not to renew the present distribution agreement. The distribution agreement provided for the Company to sell and service digital color presses in North America. As part of this agreement, Xeikon America, Inc. has acquired certain assets from the Company and assumed certain liabilities of the Company. The divestiture of the assets resulted in a net loss of approximately $500 which the Company recorded in the quarter ended November 2, 1996.



NOTE 8 -- SIGNIFICANT EVENTS



     On October 29, 1996 the Company entered into a definitive Merger Purchase Agreement with a corporation newly formed by affiliates of Pacholder Associates, Inc., a Cincinnati-based provider of investment management, financial advisory and investment banking services to institutional clients. The agreement provides for the merger of a subsidiary of the purchaser with and into the Company pursuant to which the current shareholders of the Company will receive $5.00 per common share and the Company will become a

                             AM INTERNATIONAL, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


wholly-owned subsidiary of the purchaser. On November 26, 1996, the Company announced that the corporation formed by affiliates of Pacholder Associates, Inc. had obtained a financing commitment to provide debt financing, subject to certain conditions, in connection with the proposed transaction from The Provident Bank. The transaction remains subject to certain closing conditions, including approval by a majority of the stockholders of the Company at a meeting tentatively scheduled for early 1997.



     It is expected that if the merger agreement and the merger are not approved by the Company's stockholders, or if certain other conditions to the consummation of the transaction are not satisfied or waived, the Company's management, under the general direction of the Board, will seek to manage the Company as an ongoing business and may seek other purchasers for the Company or another strategic alternative.

                                                                      APPENDIX I

                           MERGER PURCHASE AGREEMENT
                                     AMONG

                            AM INTERNATIONAL, INC.,

                             8044 ACQUISITION, INC.
                                      AND
                           8044 ACQUISITION SUB INC.
                          DATED AS OF OCTOBER 29, 1996

                               TABLE OF CONTENTS

                                                                                            PAGE
  1.  Definitions........................................................................     1
  2.  Basic Transaction..................................................................     3
      (a) The Merger.....................................................................     3
      (b) The Closing....................................................................     3
      (c) Actions at the Closing and on the Closing Date.................................     3
      (d) Effect of Merger...............................................................     3
      (e) Procedure for Payment..........................................................     4
      (f) Closing of Transfer Records....................................................     5
  3.  Representations and Warranties of the Target.......................................     5
      (a) Organization, Qualification, and Corporate Power...............................     5
      (b) Capitalization.................................................................     5
      (c) Authorization of Transaction...................................................     6
      (d) Noncontravention...............................................................     6
      (e) Filings with the SEC...........................................................     6
      (f) Financial Statements...........................................................     7
      (g) Events Subsequent to July 31, 1996.............................................     7
      (h) Undisclosed Liabilities........................................................     7
      (i) Brokers' Fees..................................................................     7
      (j) Insurance......................................................................     7
      (k) Litigation.....................................................................     7
      (l) Product Warranty...............................................................     8
      (m) Product Liability..............................................................     8
      (n) Employees......................................................................     8
      (o) Employee Benefits..............................................................     8
      (p) Guaranties.....................................................................    10
      (q) Environment, Health and Safety.................................................    10
      (r) Disclosure.....................................................................    10
      (s) Opinion of Financial Advisor...................................................    10
  4.  Representations and Warranties of the Buyer and the Transitory Subsidiary..........    10
      (a) Organization...................................................................    10
      (b) Financing......................................................................    11
      (c) Authorization of Transaction...................................................    11
      (d) Noncontravention...............................................................    11
      (e) Brokers' Fees..................................................................    11
      (f) Disclosure.....................................................................    11
      (g) Litigation.....................................................................    12
      (h) Solvency.......................................................................    12
      (i) Undertaking....................................................................    12
  5.  Covenants..........................................................................    12
      (a) General........................................................................    12
      (b) Notices and Consents...........................................................    12
      (c) Regulatory Matters and Approvals...............................................    12
      (d) Financing......................................................................    13
      (e) Operation of Business..........................................................    13
      (f) Access.........................................................................    14
      (g) Notice of Developments.........................................................    14
      (h) Exclusivity....................................................................    14
      (i) Insurance and Indemnification..................................................    15
      (j) Target Stock Options...........................................................    15

                                                                                            PAGE
      (k) Deferred Compensation Shares...................................................    15
  6.  Conditions to Obligation to Close..................................................    16
      (a) Conditions to Each Party's Obligation To Effect the Merger.....................    16
      (b) Conditions to Obligation of the Buyer and the Transitory Subsidiary............    16
      (c) Conditions to Obligation of the Target.........................................    17
  7.  Termination........................................................................    18
      (a) Termination of Agreement.......................................................    18
      (b) Effect of Termination..........................................................    19
  8.  Miscellaneous......................................................................    19
      (a) Survival.......................................................................    19
      (b) Press Releases and Public Announcements........................................    19
      (c) No Third Party Beneficiaries...................................................    19
      (d) Entire Agreement...............................................................    19
      (e) Successors and Assignment......................................................    19
      (f) Counterparts...................................................................    20
      (g) Headings.......................................................................    20
      (h) Notices........................................................................    20
      (i) Governing Law..................................................................    20
      (j) Amendments and Waivers.........................................................    20
      (k) Severability...................................................................    21
      (l) Expenses.......................................................................    21
      (m) Construction...................................................................    21
      (n) Incorporation of Exhibits and Schedules........................................    21

                                LIST OF EXHIBITS

Exhibit A  --   Certificate of Merger
Exhibit B  --   Permitted Investments for Payment Fund
Exhibit C  --   Legal Opinion of Counsel to the Target
Exhibit D  --   Legal Opinion of Counsel to the Buyer

                           MERGER PURCHASE AGREEMENT

     THIS MERGER PURCHASE AGREEMENT ("Agreement") is entered into as of October 29, 1996 among AM INTERNATIONAL, INC., a Delaware corporation (the "Target"), 8044 ACQUISITION, INC., a Delaware corporation (the "Buyer"), and 8044 ACQUISITION SUB INC., a Delaware corporation and a wholly-owned Subsidiary of the Buyer (the "Transitory Subsidiary"). The Buyer, the Transitory Subsidiary and the Target are individually referred to as a "Party" and collectively as the "Parties."

                                R E C I T A L S:

     This Agreement contemplates a transaction in which the Buyer will acquire all of the outstanding capital stock of the Target for cash through a reverse subsidiary merger of the Transitory Subsidiary with and into the Target.

     Now, therefore, in consideration of the premises and the mutual covenants and undertakings contained hereinafter, and the Parties agree as follows.

     1. Definitions.

     Unless the context otherwise requires, capitalized terms used in this Agreement shall have the respective meanings ascribed to them in this Section 1.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Buyer" has the meaning set forth in the preface above.

     "Buyer-owned Share" means any Target Share that the Buyer or the Transitory Subsidiary owns of record or beneficially.

     "Certificate of Merger" has the meaning set forth in Section below.

     "Certificates" has the meaning set forth in Section 2(e) below.

     "Closing" has the meaning set forth in Section 2(e) below.

     "Closing Date" has the meaning set forth in Section 2(b) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already available to the public or generally known in the businesses in which the Target and its Subsidiaries are engaged.

     "Confidentiality Agreement" has the meaning set forth in Section 5(f) below.

     "Controlled Group of Corporations" has the meaning set forth in Section 1563 of the Code.

     "Deferred Compensation Consideration" has the meaning set forth in Section 5(k) below.

     "Deferred Compensation Shares" has the meaning set forth in Section 3(b) below.

     "Definitive Financing Agreements" has the meaning set forth in Section 5(d) below.

     "Definitive Proxy Materials" means the definitive proxy materials relating to the Special Meeting.

     "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

     "Disclosure Schedule" has the meaning set forth in Section 3 below.

     "Dissenting Share" means any Target Share held of record by a stockholder who or which has exercised his or its appraisal rights under the Delaware General Corporation Law.

     "Effective Time" has the meaning set forth in Section 3 below.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Fairness Opinion" has the meaning set forth in Section 3(s) below. "Financing Commitments" has the meaning set forth in Section 5(d) below. "Financing Proposals" has the meaning set forth in Section 4(b) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Indemnified Parties" has the meaning set forth in Section 5(i) below.

     "Knowledge" means, with respect to Target, the actual knowledge of Jerome Brady, Thomas Rooney, Gregory Knipp, David Rutherford and Steven Andrews after reasonable investigation (unless stated otherwise).

     "Merger" has the meaning set forth in Section below.

     "Merger Consideration" has the meaning set forth in Section 2(d)(v) below.

     "1996 10-K" has the meaning set forth in Section 3(e) below.

     "Option Consideration" has the meaning set forth in Section 5(j) below.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" and "Parties" have the respective meanings set forth in the preface above.

     "Paying Agent" has the meaning set forth in Section 2(e) below.

     "Payment Fund" has the meaning set forth in Section 2(e) below.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

     "Public Reports" has the meaning set forth in Section 3(e) below.

     "Requisite Stockholder Approval" means the affirmative vote of the holders of a majority of the outstanding Target Shares entitled to vote thereon in respect of this Agreement and the Merger.

     "SEC" means the Securities and Exchange Commission.

     "SEC Filings" has the meaning set forth in Section 5(c)(i) below.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, excepting only (a) mechanic's, materialman's and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Solvency Opinion" has the meaning set forth in Section 6(a)(iv) below.

     "Special Meeting" has the meaning set forth in Section 5(c)(ii) below.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of securities entitled to vote generally in the election of directors sufficient to elect a majority of the directors.

     "Surviving Corporation" has the meaning set forth in Section 2(a) below.

     "Target" has the meaning set forth in the preface above.

     "Target Preferred Stock" has the meaning set forth in Section 3(b) below.

     "Target Share" means any share of the Common Stock, $.01 par value per share, of the Target.

     "Target Stock Options" has the meaning set forth in Section 3(b) below.

     "Target Stockholder" means any Person who or which is a holder of record of any Target Shares.

     "Third Party Offer" has the meaning set forth in Section 5(h) below.

     "Transitory Subsidiary" has the meaning set forth in the preface above.

     2. Basic Transaction.

     (a) The Merger. On and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Target (the "Merger") at the Effective Time. The Target shall be the corporation surviving the Merger (in this capacity, the "Surviving Corporation").

     (b) The Closing. The closing of the Merger (the "Closing") shall take place at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions set forth in Section 6 (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine in writing (the "Closing Date").

     (c) Actions at the Closing and on the Closing Date. At the Closing, (i) the Target will deliver to the Buyer and the Transitory Subsidiary the certificates, instruments and documents referred to in Section 6(b) below, (ii) the Buyer and the Transitory Subsidiary will deliver to the Target the certificates, instruments and documents referred to in Section 6(c) below. On the Closing Date, (i) the Target and the Transitory Subsidiary will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger"), and (ii) the Buyer will deliver the Payment Fund to the Paying Agent in the manner provided below in this Section.

     (d) Effect of Merger.

          (i) General. The Merger shall become effective at the time (or at such later time as the Parties shall agree and specify in the Certificate of Merger) (the "Effective Time") the Target and the Transitory Subsidiary file the Certificate of Merger with the Secretary of State of the State of Delaware.

     The Merger shall have the effects set forth in the Delaware General Corporation Law. Subject to the terms and conditions of this Agreement, the Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

          (ii) Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be identical to the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time except that the name of the Surviving Corporation will be changed to "Multigraphics, Inc.". Bylaws. The Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be identical to the Bylaws of the Transitory Subsidiary immediately prior to the Effective Time except that the name of the Surviving Corporation will be changed to "Multigraphics, Inc.".

          (iii) Directors and Officers. The directors of the Transitory Subsidiary shall become the directors of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office). The officers of the Target shall, subject to Section 6(b)(vii) hereof, become the officers of the Surviving Corporation at and as of the Effective Time.

          (iv) Conversion of Target Shares. At and as of the Effective Time, (A) each Target Share then issued and outstanding (other than any Dissenting Share or Buyer-owned Share) shall be converted into the right to receive an amount equal to Five Dollars ($5.00) in cash (without interest) (the "Merger Consideration") (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto to the extent provided by, and in accordance with, the provisions of the Delaware General Corporation Law, and (C) each Buyer-owned Share shall be canceled; provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding. After the Effective Time, no Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section.

          (v) Conversion of Capital Stock of the Transitory Subsidiary. At and as of the Effective Time, each share of Common Stock, $.01 par value per share, of the Transitory Subsidiary shall be converted into one share of Common Stock, $.01 par value per share, of the Surviving Corporation.

     (e) Procedure for Payment.

          (i) Immediately after the Effective Time, (A) the Buyer will deposit with a commercial bank or such other Person as shall be reasonably acceptable to the Target (the "Paying Agent") a corpus (the "Payment Fund") consisting of cash sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration to the holders of record immediately prior to the Effective Time of all of the outstanding Target Shares (other than any Dissenting Shares and Buyer-owned Shares) and (B) the Buyer will cause the Paying Agent to mail a letter of transmittal in customary and reasonable form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates (the "Certificates") which represented his or its Target Shares shall pass only upon actual delivery thereof to the Paying Agent and shall contain instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration). Upon surrender of a Certificate to the Paying Agent for cancellation, together with a duly executed letter of transmittal and such other documents as may be reasonably requested by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, without interest, into which the Target Shares theretofore represented by such Certificate shall have been converted at the Effective Time pursuant to Section 2(d)(v); and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Target Shares that is not registered in the transfer records of the Surviving Corporation, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the

     Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by Section 2(e)(i), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Target Shares theretofore represented by such Certificate shall have been converted at the Effective Time pursuant to this Section 2(d)(v). No interest will accrue or be paid to the holder of any outstanding Target Shares.

          In the event a Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Surviving Corporation, upon the posting by such person of a bond in such amount as Buyer or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate and upon such person's compliance with the other requirements set forth in this Section 2(e)(i), the Paying Agent will issue in respect of such lost, stolen or destroyed Certificate, the Merger Consideration to be received by virtue of the Merger with respect to the Target Shares represented thereby.

          (ii) The Buyer may cause the Paying Agent to invest the Payment Fund in one or more of the permitted investments set forth on Exhibit B attached hereto; provided, however, that the terms and conditions of the investments shall be such as to permit the Paying Agent to make prompt payment of the Merger Consideration as necessary. The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and the Buyer will deposit promptly with the Paying Agent any portion of the Payment Fund which is lost through investments.

          (iii) The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining one hundred eighty (180) days after the Effective Time, and thereafter all former stockholders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates.

          (iv) The Buyer shall pay all charges and expenses of the Paying Agent.

     (f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Target Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

     3. Representations and Warranties of the Target. The Target represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Section are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section), except as set forth in the disclosure schedule delivered by the Target simultaneously with the execution and delivery of this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

     (a) Organization, Qualification, and Corporate Power. Each of the Target and its Subsidiaries is a corporation duly organized, validly existing and in good standing (or the local law equivalent) under the laws of the jurisdiction of its incorporation. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing (or the local law equivalent) under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Each of the Target and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     (b) Capitalization. The entire authorized capital stock of the Target consists of 40,000,000 Target Shares and 10,000,000 shares of Preferred Stock, $.01 par value per share ("Target Preferred Stock"). As of the date hereof, 7,010,000 Target Shares are issued and outstanding and 1,579 Target Shares are held in treasury. As of the date hereof, no shares of Target Preferred Stock are outstanding. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid and non-assessable. Other than the Target's EICP deferred compensation awards ("Deferred Compensation Shares") described in the Disclosure Schedule and as set forth in the Disclosure Schedule, which sets forth information regarding options to purchase 396,000 Target Shares ("Target Stock Options") issued pursuant to the Target's stock option and similar benefit plans, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

     (c) Authorization of Transaction. The Board of Directors of the Target, at a meeting duly called and held, has duly adopted resolutions approving this Agreement and the Merger, determining that the terms of the Merger are fair to, and in the best interests of the Target's stockholders and recommending that the Target's stockholders approve and adopt this Agreement and the Merger. The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; subject to approval and adoption of this Agreement and the Merger by the Requisite Stockholder Approval. The execution, delivery and performance of this Agreement and the consummation by the Target of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Target and no other corporate proceedings on the part of the Target are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to this Agreement and the Merger, the Requisite Stockholder Approval). This Agreement has been duly executed and delivered by the Target and, assuming this Agreement constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, constitutes a valid and binding obligation of the Target enforceable against the Target in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     (d) Noncontravention. Except as set forth in of the Disclosure Schedule, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act (including the filing with the SEC of Definitive Proxy Materials relating to the Requisite Stockholder Approval), the Hart-Scott-Rodino Act, the laws of the State of Delaware, the laws of other states in which the Target is qualified to do or is doing business and state takeover laws, and except for the Requisite Stockholder Approval and the filing with the Secretary of State of the State of Delaware and the Recorder of Deeds of the applicable county in the State of Delaware of the Certificate of Merger following receipt of the Requisite Stockholder Approval, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Target and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (e) Filings with the SEC. Since May 17, 1993, the Target has made all filings with the SEC that it has been required to make under Sections 13(a) and 14(a) of the Securities Exchange Act (collectively, including the Target Annual Report on Form 10-K for the fiscal year ended July 31, 1996 (the "1996 10-K"), the "Public Reports"). At the time filed with the SEC, each of the Public Reports complied in all material respects with the Securities Exchange Act and the applicable rules and regulations of the SEC thereunder. At the time filed with the SEC, the Public Reports, as of their respective filing dates, did not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Target has delivered to the Buyer a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).

     (f) Financial Statements. The Target has filed the 1996 10-K with the SEC. The financial statements included in or incorporated by reference into the 1996 10-K (including the related notes and any schedule(s)) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto), and present fairly the financial condition of the Target and its Subsidiaries as of the indicated dates and the results of operations and cash flows of the Target and its Subsidiaries for the indicated periods.

     (g) Events Subsequent to July 31, 1996. Except as disclosed in the Public Reports, since July 31, 1996 there has not been any material adverse change in the business, financial condition, operations or results of operations of the Target and its Subsidiaries, taken as a whole.

     (h) Undisclosed Liabilities. Except as set forth in the Disclosure Schedule, none of the Target and its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any material liability for taxes, except for (i) liabilities set forth in the Public Reports or for which reasonable reserves are maintained and (ii) liabilities which have arisen after July 31, 1996 in the Ordinary Course of Business.

     (i) Brokers' Fees. Except as set forth in the Disclosure Schedule, none of the Target and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (j) Insurance. Section 3(j) of the Disclosure Schedule sets forth the following information with respect to each insurance policy in effect on the date hereof (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which any of the Target and its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage.

          (i) the name, address and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder and the name of each covered insured;

          (iii) the policy number and the period of coverage;

          (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, to the Target's Knowledge: (A) the policy is legal, valid, binding, enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Merger;
(C) neither any of the Target and its Subsidiaries nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Target and its Subsidiaries has been covered since May 17, 1993 by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 3(j) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Target and its Subsidiaries.

     (k) Litigation. Section 3(k) of the Disclosure Schedule sets forth, as of the date hereof, each instance in which any of the Target and its Subsidiaries
(i) is subject to any outstanding injunction, judgment, order,

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

decree, ruling or charge or (ii) is a party or is, to the Target's Knowledge, threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings and investigations set forth in Section 3(k) of the Disclosure Schedule is reasonably expected to result in any material adverse change in the business, financial condition, operations or results of operations of the Target and its Subsidiaries, taken as a whole. The Target has no reason to believe that any action, suit, proceeding, hearing or investigation that could reasonably be expected to result in any such material adverse change may be brought or threatened against any of the Target and its Subsidiaries.

     (l) Product Warranty. Except as set forth in the Disclosure Schedule, none of the Target and its Subsidiaries has any liabilities in excess of the liabilities set forth in the Public Reports or for which reasonable reserves are maintained for any guaranty, warranty or other indemnity arising from products manufactured, sold, leased or delivered by any of the Target and its Subsidiaries, except for (i) liabilities which are not reasonably expected to result in any material adverse change in the business, financial condition, operations or results of operations of the Target and its Subsidiaries, taken as a whole, and (ii) liabilities which have arisen after July 31, 1996 in the Ordinary Course of Business.

     (m) Product Liability. Except as reserved for in the financial statements contained in the 1996 10-K, to the Target's Knowledge, none of the Target and its Subsidiaries has any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivery by any of the Target and its Subsidiaries except for any such liabilities which are not reasonably expected to result in any material adverse change in the business, financial condition, operations or results of operations of the Target and its Subsidiaries, taken as a whole.

     (n) Employees. Except as set forth in the Disclosure Schedule, to Target's Knowledge, no executive, key employee or group of employees has any plans to terminate employment with any of the Target and its Subsidiaries other than such terminations, the effect of which is not reasonably expected to result in any material adverse change in the business, financial condition, operations or results of operations of the Target and its Subsidiaries, taken as a whole. None of the employees of Target or its Subsidiaries are subject to any collective bargaining agreement. Since May 17, 1993, none of the Target and its Subsidiaries has committed any unfair labor practice (as such term is defined in Federal labor law) or experienced any strikes, claims of unfair labor practices or other collective bargaining disputes, except for any such practices, strikes, claims or disputes which are not reasonably expected to result in any material adverse change in the business, financial condition, operations or results of operations of the Target and its Subsidiaries, taken as a whole. The Target has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Target and its Subsidiaries.

     (o) Employee Benefits.

          (i) Section 3(o) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Target and its Subsidiaries maintains or to which any of the Target and its Subsidiaries contributes.

             (A) Each such Employee Benefit Plan (and each related trust, insurance contract or fund) substantially complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable laws.

             (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Section 4980B have materially been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

             (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due prior to the date of this Agreement have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions which are due for any period ending on or before the Closing Date will have been paid on or before the Closing

        Date to each such Employee Pension Benefit Plan or will have been accrued in accordance with the past custom and practice of the Target and its Subsidiaries. All premiums or other payments which are due for all periods ending on or before the Closing Date will have been paid on or before the Closing Date with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

             (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan substantially meets the requirements of a "qualified plan" under Code Section 401(a) and has received a favorable determination letter form the Internal Revenue Service or has pending an application for a determination letter which was timely filed.

             (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any multiemployer plan) equals or exceeds (or does not fail by an amount which is material to the Target to equal or exceed) the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

             (F) The Target has delivered to the Buyer correct and complete copies of the plan documents and summary plan description, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan.

          (ii) With respect to each Employee Benefit Plan that any of the Target, its Subsidiaries and the Controlled Group of Corporations which includes the Target and its Subsidiaries maintains or ever has maintained, within the seven years ending on the Closing Date, or to which any of them contributes, contributed within the seven years ending on the Closing Date, or ever has been required to contribute, within the seven years ending on the Closing Date.

             (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC (except for Reportable Events for which PBGC has waived the 30 day notice requirement). No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Target's Knowledge, threatened.

             (B) There have been no prohibited transactions (as defined in ERISA
        Section 406 and Code Section 4975) with respect to any such Employee Benefit Plan. No Fiduciary (as defined in ERISA Section 3(21)) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Target's Knowledge, threatened. The Target has no Knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

             (C) None of the Target and its Subsidiaries has incurred, and the Target and has no reason to expect that any of the Target and its Subsidiaries will incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

          (iii) None of the Target, its Subsidiaries and the other members of the Controlled Group of Corporations that includes the Target and its Subsidiaries contributes to, has, within the seven years ending on the Closing Date, contributed to, or been required to contribute to any multiemployer plan or has any liability (including withdrawal liability) under any multiemployer plan.

          (iv) None of the Target and its Subsidiaries contributes or is required to contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B).

     (p) Guaranties. Except as set forth in the Disclosure Schedule or the Public Reports, none of the Target and its Subsidiaries is a guarantor or otherwise is liable for any material liability or obligation (including indebtedness) of any other Person.

     (q) Environment, Health and Safety.

          (i) Each of the Target and its Subsidiaries are in compliance in all material respects with all Environmental, Health and Safety Laws. Without limiting the generality of the preceding sentence, each of the Target and its Subsidiaries has obtained and since May 17, 1993 been in compliance in all material respects with the terms and conditions of all permits, licenses and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health and Safety Laws.

          (ii) To the Target's Knowledge, none of the Target and its Subsidiaries has any material liability for damage to any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health and Safety Law.

          (iii) To the Target's Knowledge, all properties and equipment used in the business of the Target and its Subsidiaries have been free of asbestos, PCBs, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans and Extremely Hazardous Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended) except for such uses, the effect of which is not reasonably expected to result in any material adverse change in the business, financial condition, operations or results of operations of the Target and its Subsidiaries, taken as a whole.

     (r) Disclosure. The Definitive Proxy Materials will comply in all material respects with the Securities Exchange Act and the applicable rules and regulations thereunder. None of the information that the Target will supply that is included in the Definitive Proxy Materials will, at the time the Definitive Proxy Materials are first mailed to the Target's stockholders or at the time of the Special Meeting, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Target makes no representation or warranty with respect to any information that the Buyer and the Transitory Subsidiary supply that is included in the Definitive Proxy Materials.

     (s) Opinion of Financial Advisor. The Target has received the opinion of Bear Stearns & Co., Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be paid in the Merger is fair, from a financial point of view, to the stockholders of the Target (other than the Buyer and its affiliates) (the "Fairness Opinion"), and the Fairness Opinion has not been withdrawn.

     4. Representations and Warranties of the Buyer and the Transitory Subsidiary. Each of the Buyer and the Transitory Subsidiary represents and warrants to the Target that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule delivered by the Buyer simultaneously with the execution and delivery of this Agreement and initialed by the Parties. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

     (a) Organization. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Buyer and the Transitory

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

Subsidiary were each formed solely for the purpose of engaging in the transactions contemplated hereby, have engaged in no other business activities and have conducted their operations only as contemplated hereby.

     (b) Financing. The Buyer has furnished to the Target correct and complete copies of a written proposal or proposals from third parties (the "Financing Proposals") proposing to provide the Buyer and the Transitory Subsidiary with all of the financing necessary to purchase all of the Target Shares pursuant to the Merger, pay all fees and expenses related to the transactions contemplated by this Agreement and fund the working capital needs of the Surviving Corporation and its Subsidiaries after the Closing. As of the date hereof, the Buyer and the Transitory Subsidiary, in the aggregate, have valid and binding cash and funding undertakings (copies of which have been delivered to the Target) of at least $2.0 million and equity (assuming the funding undertakings are performed) of at least $2.0 million. At the Closing Date, the Buyer and the Transitory Subsidiary, in the aggregate, will have equity of at least $2.0 million.

     (c) Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Buyer and the Transitory Subsidiary and the consummation by the Buyer and the Transitory Subsidiary of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary and no other corporate proceedings on the part of the Buyer and the Transitory Subsidiary are necessary to authorize this Agreement or to consummate the transactions so contemplated. No further vote of the Buyer's stockholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and the Transitory Subsidiary and, assuming this Agreement constitutes a valid and binding obligation of the Target, constitutes a valid and binding obligation of each of the Buyer and the Transitory Subsidiary enforceable against the Buyer and the Transitory Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     (d) Noncontravention. Except as set forth in the Disclosure Schedule, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act (including the filing with the SEC of the Definitive Proxy Materials relating to the Requisite Stockholder Approval), the Hart-Scott-Rodino Act, the laws of the State of Delaware, the laws of other states in which the Target is qualified to do or is doing business and state takeover laws, and except for the Requisite Stockholder Approval and the filing with the Secretary of State of the State of Delaware and the Recorder of Deeds of the applicable county in the State of Delaware of the Certificate of Merger following receipt of the Requisite Stockholder Approval neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or the Transitory Subsidiary is subject or any provision of the charter or bylaws of either the Buyer or the Transitory Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either the Buyer or the Transitory Subsidiary is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (e) Brokers' Fees. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any of the Target and its Subsidiaries could become liable or obligated.

     (f) Disclosure. None of the information that the Buyer and the Transitory Subsidiary will supply specifically for use in the Definitive Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

     (g) Litigation. As of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Buyer and the Transitory Subsidiary, threatened against Buyer or any of its Subsidiaries that could reasonably be expected to prevent or materially delay the consummation of the Merger. As of the date of this Agreement, neither the Buyer nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to prevent or materially delay the consummation of the Merger.

     (h) Solvency. Assuming that the representations and warranties in Section 3 above are true and correct as of the Effective Time, (i) the Surviving Corporation and its Subsidiaries will be solvent on the date of the Effective Time, (ii) neither the Surviving Corporation nor any of its Subsidiaries will become insolvent as a result of the Merger and the payment of the Merger Consideration, (iii) at the time of the payment of the Merger Consideration, the Surviving Corporation will not be engaged in a business or transaction, or about to engage in a business or transaction, for which the property remaining with the Surviving Corporation constitutes an unreasonably small capital and (iv) the Surviving Corporation does not, and at the time of the payment of the Merger Consideration will not, intend to incur, or believe that it would incur, debts that would be beyond its ability to pay as such debts mature.

     (i) Undertaking. The Buyer and the Transitory Subsidiary have received an Undertaking dated the date hereof from PM Delaware Inc. and Pacholder Associates Inc. relating to a covenant and undertaking to invest in, or otherwise provide equity contributions or funds in the form of equity for, the Buyer and the Transitory Subsidiary in an amount equal to Two Million Dollars ($2,000,000). A correct and complete copy of such Undertaking has been delivered by the Buyer to the Target. Each of PM Delaware Inc. and Pacholder Associates Inc. has full power and authority (including full corporate power and authority) to execute and deliver the Undertaking and to perform its obligations thereunder. The execution, delivery and performance of the Undertaking by PM Delaware Inc. and Pacholder Associates Inc. of the Undertaking have been duly authorized by all necessary corporate action on the part of PM Delaware Inc. and Pacholder Associates Inc. The Undertaking has been duly executed and delivered by PM Delaware Inc. and Pacholder Associates Inc. and constitutes a valid and binding obligation of each of PM Delaware Inc. and Pacholder Associates Inc. enforceable against each of PM Delaware Inc. and Pacholder Associates Inc. in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

     (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

     (b) Notices and Consents. The Target will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties and will use its reasonable best efforts to obtain (and will cause each of its Subsidiaries to use its reasonable best efforts to obtain) any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section (d) above.

     (c) Regulatory Matters and Approvals. Each of the Parties will (and the Target will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4(d) above. Without limiting the generality of the foregoing:

          (i) Securities Exchange Act. The Parties will promptly after the execution of this Agreement prepare and file with the SEC preliminary proxy materials and any other statements or filings required under the Securities Exchange Act relating to the Special Meeting and the transactions contemplated hereunder (the "SEC Filings"). The Target will use its reasonable best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper or advisable. The Buyer and the Transitory Subsidiary will provide the Target, and the Target will provide the Buyer and the Transitory Subsidiary, with whatever information and assistance in connection with the SEC Filings that Target, the Buyer or the Transitory Subsidiary reasonably may request. Each of the Target, the Buyer and the Transitory Subsidiary shall correct promptly any information specifically provided by it which is included in the Definitive Proxy Materials and SEC Filings which shall have become false or misleading in any material respect. Each of the Target, the Buyer and the Transitory Subsidiary shall take all steps necessary to file or to cause to be filed with the SEC and have cleared by the SEC any amendment or supplement to the Definitive Proxy Materials so as to correct the same and to cause the Definitive Proxy Materials as so corrected to be disseminated to the Target Stockholders, in each case as and to the extent required by applicable law.

          (ii) Delaware General Corporation Law. The Target will call a special meeting of its stockholders (the "Special Meeting"), as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law. The Target will mail the Definitive Proxy Materials to its stockholders as soon as reasonably practicable after clearance thereof by the SEC. The Target shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and approval of the Merger and shall not withdraw such recommendation; provided, however, that Target's Board of Directors shall not be required to make and shall be entitled to withdraw such recommendation if Target's Board of Directors reasonably concludes in good faith after consultation with, and based on the advice of, its outside counsel, that the making of or the failure to withdraw, such recommendation would be inconsistent with the fiduciary obligations of Target's Board of Directors under applicable law.

          (iii) Hart-Scott-Rodino Act. If required, each of the Parties will file (and the Target will cause each of its Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain (and the Target will cause each of its Subsidiaries to use its reasonable best efforts to obtain) an early termination of the applicable waiting period, and will make (and the Target will cause each of its Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable.

     (d) Financing. During the thirty (30) day period beginning on the date this Agreement is executed and delivered by all Parties hereto, the Buyer and the Transitory Subsidiary shall use their reasonable best efforts to obtain a written commitment or commitments from third parties (the "Financing Commitments") committing, subject only to customary closing conditions, to provide the Buyer and the Transitory Subsidiary with all of the financing necessary to purchase all of the Target Shares pursuant to the Merger, pay all fees and expenses related to the transactions contemplated by this Agreement and fund the working capital needs of the Surviving Corporation and its Subsidiaries after the Closing. The Buyer shall furnish correct and complete copies of the Financing Commitments to the Target no later than November 29, 1996. Thereafter, the Buyer and the Transitory Subsidiary will use their reasonable best efforts to enter into definitive agreements (the "Definitive Financing Agreements") as soon as reasonably practicable on terms and conditions substantially in accordance with the Financing Commitments. The Buyer will furnish correct and complete copies of the Definitive Financing Agreements to the Target. In the event any or all of the financing becomes unavailable for any reason, the Buyer will use its reasonable best efforts to obtain replacement financing on substantially equivalent terms and conditions from alternative sources. Any provision of this Agreement to the contrary notwithstanding, the Target will not have any obligation to mail the Definitive Proxy Materials to its stockholders until the Buyer has delivered copies of the Definitive Financing Agreements to the Target.

     (e) Operation of Business. The Target will (and will cause its Subsidiaries to) engage only in practices, and only take actions, or enter into transactions in the Ordinary Course of Business. During the period from the date of this Agreement through the Effective Time, the Target will not (and will not cause or permit any of its Subsidiaries to) do any of the following without, in each instance, the prior written consent of the Buyer (which consent shall not be withheld unreasonably):

          (i) none of the Target and its Subsidiaries will authorize or effect any change in its charter or bylaws;

          (ii) none of the Target and its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

          (iii) none of the Target and its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

          (iv) none of the Target and its Subsidiaries will issue any note, bond, or other debt security or, other than in the Ordinary Course of Business, create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation;

          (v) none of the Target and its Subsidiaries will impose (or permit or cause to be imposed) any Security Interest upon any of its assets outside the Ordinary Course of Business;

          (vi) none of the Target and its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person;

          (vii) none of the Target and its Subsidiaries will make any change in employment terms, policies or practices for any of its directors or officers or make any change in employment terms, policies or practices for its non-officer employees outside the Ordinary Course of Business;

          (viii) none of the Target and its Subsidiaries will commit to any of the foregoing.

Notwithstanding anything to the contrary elsewhere in this Section 5(e), the Target shall be permitted to take the action set forth in the Disclosure Schedule and such action shall not constitute a breach of this Agreement.

     (f) Access. The Target will (and will cause each of its Subsidiaries to) permit representatives of the Buyer to have reasonable access at reasonable times upon reasonable notice to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Target and its Subsidiaries. All information obtained by the Buyer or the Transitory Subsidiary pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement dated January 3, 1996 between Bear, Stearns & Co. Inc., on behalf of the Target, and Winton Associates, Inc. (the "Confidentiality Agreement"). Each of the Target, the Buyer and the Transitory Subsidiary hereby expressly affirms the terms of, and acknowledges that it is bound by such Confidentiality Agreement and agrees and acknowledges that such terms and the Confidentiality Agreement shall survive the termination of this Agreement.

     (g) Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     (h) Exclusivity. The Target will not (and will not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to a tender or exchange offer, a merger, consolidation or other business combination involving the Target or any of its Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or substantial portion of the assets of, the Target or any of its Subsidiaries (a "Third Party Offer")); provided, however, that the Target, its Subsidiaries, and their directors and officers may engage in discussions or negotiations with, or furnish information concerning the Target and its properties, assets and business to any Person which makes a Third Party Offer if the Board of Directors of the Target reasonably concludes in good faith after consultation with, and based on the advice of, its outside counsel, that the failure to take such action would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law; and provided further, that notwithstanding anything to the contrary herein contained, the Board of Directors of the Target may take and disclose to the Target's stockholders a position contemplated by Rule 14e-2 promulgated under the Securities Exchange Act, comply with Rule 14d-9 thereunder and make all disclosures required by applicable law in connection therewith and such actions shall not be considered a breach of this
Section 5(h) or any other provision of this Agreement. The Target shall promptly (but in no case later than 48 hours) notify the Buyer (i) of the receipt of any Third Party Offer (providing the Buyer with a summary of the material terms thereof) or (ii) of a decision by the Target to engage in discussions or negotiations with, or furnish information concerning the Target or its properties, assets or business to, any Person.

     (i) Insurance and Indemnification. The Buyer will provide each individual who served as a director or officer of the Target at any time prior to the Effective Time with liability insurance providing coverage for events occurring at or prior to the Effective Time for a period of six (6) years after the Effective Time no less favorable in coverage and amount that the insurance in effect immediately prior to the Effective Time.

     The charter and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and Bylaws of the Target on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of Persons who at any time prior to the Effective Time were prospective indemnitees under the Certificate of Incorporation or Bylaws of the Target in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

     From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, agents and employees of the Target and its Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Buyer and the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation, based in whole or in part on the fact that such Person is or was such an officer, director, agent or employee of the Target or any Subsidiary and arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), in each case to the fullest extent permitted under the laws of the State of Delaware (and, from and after the Effective Time, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by the laws of the State of Delaware).

     (j) Target Stock Options. On the Closing Date and in accordance with the Target's 1994 Long-Term Incentive Plan, each holder of a then outstanding Target Stock Option, whether or not then exercisable, shall, in settlement thereof and without any action by such holder, be deemed to have made a disposition of such Target Stock Option to the Target and shall receive from the Target for each Target Share subject to such Target Stock Option an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Merger Consideration over the per Target Share exercise price of such Target Stock Option (such amount being hereinafter referred to as the "Option Consideration"). Upon receipt of the Option Consideration, the related Target Stock Option shall be automatically canceled.

     (k) Deferred Compensation Shares. On the Closing Date, each holder of a Deferred Compensation Share, whether or not then vested, shall, in settlement thereof and without any action by such holder, be deemed to have made a disposition of such Deferred Compensation Share to the Target and shall receive from the Target for each Deferred Compensation Share an amount (subject to any applicable withholding tax) in cash equal to the Merger Consideration (such amount being hereinafter referred to as the "Deferred Compensation Consideration"). Upon receipt of the Deferred Compensation Consideration, the related Deferred Compensation Share shall be automatically canceled. Prior to the Closing Date, the Target shall obtain all necessary consents or releases from holders of Deferred Compensation Shares and to take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 5(k) (except for such action that may require the approval of the Target's stockholders).

     (l) Buyer and Transitory Subsidiary Equity. The Buyer and the Transitory Subsidiary shall take such actions as may be necessary to ensure that the Buyer and the Transitory Subsidiary shall, in the aggregate, have at least $2.0 million in equity at the Closing Date.

     6. Conditions to Obligation to Close.

     (a) Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions:

          (i) the Requisite Stockholder Approval shall have been obtained;

          (ii) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated;

          (iii) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the Parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered;

          (iv) each of the Parties shall have received a solvency opinion (the "Solvency Opinion") from a nationally recognized valuation firm reasonably acceptable to each of the Parties, dated the date of the Effective Time, in a form reasonably acceptable to each of the Parties; and

          (v) There shall not have been instituted or be pending, or threatened, any suit, action or proceeding by any governmental entity as a result of this Agreement or any of the transactions contemplated hereby which, if such governmental entity were to prevail, would reasonably be expected to prevent the consummation of the Merger or have a material adverse effect on the business, financial condition or results of operations of the Target and its Subsidiaries, taken as a whole.

     (b) Conditions to Obligation of the Buyer and the Transitory
Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to satisfaction of the following conditions:

          (i) the Target and its Subsidiaries shall have procured all of the third party consents specified on the date of this Agreement pursuant to
     Section 5(b) above;

          (ii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects (other than representations and warranties having materiality qualifiers, which shall be true and correct in all respects) at and as of the Closing Date (other than to the extent that any such representation and warranty is, by its terms, expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date);

          (iii) the Target shall have performed and complied with all of its covenants hereunder required to be performed or complied with on or prior to the Closing Date in all material respects through the Closing;

          (iv) since the date of this Agreement, there shall not have been or occurred any material adverse change in the business, financial condition or results of operations of the Target and its Subsidiaries, taken as a whole, other than changes relating to the Target's industry or the economy in general and not specifically related to the Target and its Subsidiaries. Each of the Buyer and the Transitory Subsidiary acknowledges that there may be disruptions to the Target's business as a result of the announcement of the Merger and any changes primarily attributable to the announcement of the Merger shall not constitute a material adverse change;

          (v) the Target shall have delivered to the Buyer and the Transitory Subsidiary a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iv) is satisfied in all respects;

          (vi) the Buyer and the Transitory Subsidiary shall have received from counsel to the Target an opinion in form and substance substantially as set forth in Exhibit C attached hereto, addressed to the Buyer and the Transitory Subsidiary, and dated as of the Closing Date;

          (vii) the Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Closing, of each director of the Target and of each of the officers of the Target and its Subsidiaries set forth in Paragraph 6(b)(vii) of the Disclosure Schedule delivered by Buyer to the Target;

          (viii) all Target Stock Options and all Deferred Compensation Shares shall have been canceled; and

          (ix) the Target shall have furnished to the Buyer and the Transitory Subsidiary such other customary documents, certificates or instruments as Buyer may reasonably request evidencing compliance by the Target with the terms of this Agreement.

          The Buyer and the Transitory Subsidiary may waive any condition specified in this Section 6(b) if they execute a writing so stating at or prior to the Closing.

     (c) Conditions to Obligation of the Target. The obligation of the Target to consummate the Merger is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects (other than representations and warranties having materiality qualifiers, which shall be true and correct in all respects), at and as of the Closing Date (other than to the extent that any such representation and warranty is, by its terms, expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date);

          (ii) each of the Buyer and the Transitory Subsidiary shall have performed and complied with all of its covenants hereunder required to be performed or complied with on or prior to the Closing Date in all material respects through the Closing;

          (iii) the Buyer, the Transitory Subsidiary and the other parties thereto shall have executed and delivered the Definitive Financing Statements;

          (iv) each of the Buyer and the Transitory Subsidiary shall have delivered to the Target a certificate to the effect that each of the conditions specified above in Section 6(c)(i)-(iii) and is satisfied in all respects;

          (v) the Fairness Opinion shall not have been withdrawn;

          (vi) the Target shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion in form and substance substantially as set forth in Exhibit D attached hereto, addressed to the Target, and dated as of the Closing Date; and

          (vii) the Buyer and the Transitory Subsidiary shall have furnished to the Target such other customary documents, certificates or instruments as Target may reasonably request evidencing compliance by the Buyer and the Transitory Subsidiary with the terms of this Agreement.

          The Target may waive any condition specified in this Section 6(c) if it executes a writing so stating at or prior to the Closing.

     (d) Notwithstanding anything contained herein but subject to Section 7(a)(vii), no condition involving performance of covenants, the accuracy of the representations and warranties as of the Closing Date or the furnishing of officers' certificates or legal opinions shall be deemed not fulfilled, and the party to whom such condition runs shall not be entitled to terminate this Agreement on such basis, if the respects in which such covenants have not been performed, or the representations and warranties are untrue, or the certificates or opinions do not conform to what is prescribed by this Agreement, in the aggregate, are not materially adverse to the business, financial condition, operations or results of operations of the Target (including the Surviving Corporation) and its Subsidiaries, taken as a whole, or the consummation of the transactions contemplated hereby, provided, however, that the foregoing shall not constitute a waiver of any other rights a party may have in such circumstances.

     7. Termination.

     (a) Termination of Agreement. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the Requisite Stockholder Approval) by:

          (i) the Parties by mutual written consent;

          (ii) the Buyer and the Transitory Subsidiary by giving written notice to the Target (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer or the Transitory Subsidiary has notified the Target of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 30, 1997, unless the failure to consummate the Merger results from the failure to satisfy conditions set forth in Section 6(c)(i)-(iii);

          (iii) the Target by giving written notice to the Buyer and the Transitory Subsidiary (A) in the event the Buyer or the Transitory Subsidiary has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer and the Transitory Subsidiary of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 30, 1997, unless the failure to consummate the Merger results from the failure to satisfy the conditions set forth in Section 6(b)(ii)-(iii);

          (iv) the Target, if notwithstanding the Target's compliance with
     Section 5(h) hereof, the Target receives and accepts prior to the Closing Date a Third Party Offer; provided, however, that, in the event of such acceptance of a Third Party Offer the Target shall immediately pay to the Buyer the sum of the Expenses and One Million and 00/100 Dollars ($1,000,000.00) as liquidated damages and not as a penalty, any such payment to be made in immediately available funds;

          (v) the Target or the Buyer notwithstanding the Target's compliance with Section 5(h) hereof, if the Target's Board of Directors prior to the Closing Date withdraws its recommendation to the Target's stockholders of this Agreement and the Merger; provided, however, that in the event of such withdrawal the Target shall immediately pay to the Buyer the Expenses; in addition, if within twelve (12) months after such termination, the Target shall consummate a Third Party Offer, the Target shall pay the Buyer the additional sum of One Million and 00/100 Dollars ($1,000,000.00), as liquidated damages and not as a penalty, any such payment to be made in immediately available funds;

          (vi) any Party by giving written notice to the other Parties (A) at any time after the Special Meeting in the event this Agreement and the Merger fail to receive the Requisite Stockholder Approval or (B) if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable; or

          (vii) any Party by giving written notice to the other Parties at any time during the period commencing November 29, 1996 through 5:00 p.m., Chicago time, Friday, December 6, 1996 in the event Buyer and the Transitory Subsidiary shall not have entered into the Financing Commitments or the Buyer shall not have furnished copies of the Financing Commitments to Target in accordance with Section 5(d) (except to the extent that such failure to obtain and enter into the Financing Commitments is materially attributable to a breach by Target of any warranty or representation herein or any material adverse change after October 29, 1996 in the business financial condition, operations or results of operations of the Target and its Subsidiaries, taken as a whole, in which event the liquidated damages provisions in the following provisos shall be inapplicable); provided, however, that in the event the Buyer and the Transitory Subsidiary (or either of them) shall be the Party giving the notice of termination, the notice of termination shall not be effective unless the Buyer and the Transitory Subsidiary shall concurrently with such notice of termination (or in any event no later than 5:00 p.m., Chicago time, Friday, December 6, 1996) pay to the Target the sum of Five Hundred Thousand and 00/100 Dollars ($500,000) as liquidated damages and not as a penalty, any such payment to be made in immediately available funds; provided, further, that in the event the Target shall be the Party giving the notice of termination, the Buyer and the Transitory Subsidiary shall within two (2) business days after receipt of such notice of termination, pay to the Target the sum of Five Hundred Thousand and 00/100 Dollars ($500,000) as liquidated damages and not as a penalty, any such payment to be made in immediately available funds.

     "Expenses" shall mean documented out-of-pocket fees and expenses of the Buyer and the Transitory Subsidiary: (i) up to an aggregate One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000.00) incurred or paid after the date hereof but prior to any termination of this Agreement if the termination occurs prior to the time that the Buyer and/or the Transitory Subsidiary pay fees to third parties with respect to the Financing Commitments; and (ii) up to an aggregate of Three Hundred Seventy Five Thousand and 00/100 Dollars ($375,000.00) incurred or paid after the date hereof but prior to any termination of this Agreement if the termination occurs after the time that the Buyer and/or the Transitory Subsidiary pay fees to third parties with respect to the Financing Commitments, in the case of each of (i) and (ii), in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to the Buyer or the Transitory Subsidiary. In no event shall more than one termination fee be payable.

     (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach or as set forth in Section 7(a)); provided, however, that Section 3(i), the last sentence of Section 4(b), Section 4(e), the confidentiality provisions contained in Section 5(f), Section 5(l), this Section 7(b) and Section 8 shall survive any such termination.

     8. Miscellaneous.

     (a) Survival. None of the representations, warranties and covenants of the Parties (other than the provisions in Section 2 above concerning payment of the Merger Consideration, the provisions in Section 5(i) above concerning insurance and indemnification and any covenant which by its terms contemplates performance after the Effective Time) will survive the Effective Time.

     (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or by any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

     (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in
Section 2 above concerning payment of the Merger Consideration are intended for the benefit of, and shall be enforceable by the Target Stockholders, their heirs and their respective legal representatives and (ii) the provisions in Section 5(i), Section 5(j) and Section 5(k) above are intended for the benefit of, and shall be enforceable by the individuals specified therein and their heirs and their respective legal representatives and, with respect to the foregoing clauses (i) and (ii), shall be binding on the Buyer, the Transitory Subsidiary, the Surviving Corporation, their respective Subsidiaries and their respective successors and assigns.

     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or contemporaneous understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (e) Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties provided, however, that the Buyer may assign its rights hereunder to an affiliated entity without the prior written consent of the Target provided Buyer executes a written guarantee of the obligations of any such assignee in a form reasonably acceptable to Target.

     (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h) Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be addressed to the intended recipient as set forth below:

    If to the Target:              AM International, Inc.
                                   9899 West Higgins
                                   Suite 900
                                   Rosemont, Illinois 60018
                                   Attention: Steven R. Andrews
                                              Vice President, General Counsel & Secretary
    With a required copy to:       SIDLEY & AUSTIN
                                   One First National Plaza
                                   Chicago, Illinois 60603
                                   Attention: Jim L. Kaput, Esq.
    If to the Buyer or the
    Transitory Subsidiary:         c/o Pacholder Associates, Inc.
                                   8044 Montgomery Road
                                   Suite 382
                                   Cincinnati, Ohio 45236
                                   Attention: James P. Shanahan, Jr.
    Copy to:                       KEATING, MUETHING & KLEKAMP
                                   1800 Provident Tower
                                   One East Fourth Street
                                   Cincinnati, Ohio 45202
                                   Attention: J. David Rosenberg, Esq.

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using personal delivery, expedited courier, messenger service, telecopy, telex, registered mail, certified mail, ordinary mail, or electronic mail, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or result in the application of the laws of any jurisdiction other than the State of Delaware.

     (j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective Boards of Directors; provided, however, that any amendment effected subsequent to obtaining the Requisite Stockholder Approval will be subject to the restrictions contained in the Delaware General Corporation Law; provided, further, that any decrease in the Merger Consideration per Target Share shall be submitted to the Target's stockholders for approval. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

     (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                   * * * * *

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

                                          AM INTERNATIONAL, INC.

                                          By /s/  Jerome D. Brady

                                            ------------------------------------
                                            Name: Jerome D. Brady
                                            Title: Chairman, CEO and President

                                          8044 ACQUISITION INC.

                                          By /s/  James P. Shanahan, Jr.

                                            ------------------------------------
                                            Name: James P. Shanahan, Jr.
                                            Title: Treasurer

                                          8044 ACQUISITION SUB INC.

                                          By /s/  James P. Shanahan, Jr.

                                            ------------------------------------
                                            Name: James P. Shanahan, Jr.
                                            Title: Treasurer

Bear Stearns Letterhead

                                                                     APPENDIX II

                                October 29, 1996

AM International, Inc.
9399 West Higgins Road
Rosemont, IL 60018

Attention: Jerome D. Brady
        Chairman, President and
        Chief Executive Officer

Dear Sirs:

We understand that AM Acquisition, Inc. (the "Buyer"), a corporation formed by affiliates of Pacholder Associates, Inc. intends to acquire all outstanding shares of common stock of AM International, Inc. ("AMI") in exchange for cash consideration of $5.00 per share (the "Acquisition Consideration"). You have provided us with the Merger Agreement among AM Acquisition, Inc., Acquisition Sub. Co. and AMI in substantially final form (the "Merger Agreement") which provides for the merger of Acquisition Sub. Co. with and into AMI (the "Merger").

You have asked us to render our opinion as to whether the Acquisition Consideration to be paid in the Merger is fair, from a financial point of view, to the stockholders of AMI (other than the Buyer and its affiliates, including shareholders of the Buyer).

In the course of our analyses for rendering this opinion we have:

     1.   reviewed the Merger Agreement;

     2. reviewed AMI's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended July 31, 1995; Quarterly Reports on Form 10-Q for the periods ended October 28, 1995; January 27, 1996 and April 27, 1996; the Form 8-K filed by AMI dated August 27, 1996; the Form 8-K filed by AMI dated September 20, 1996; the Proxy Statement filed by AMI dated August 2, 1996; and the Proxy Statement Amendment filed by AMI dated August 12, 1996;

     3. reviewed a draft of AMI's Form 10-K for the fiscal year ended July 31, 1996;

     4.   reviewed certain financial projections provided to us by management;

     5. reviewed AMI's recent balance sheets, including the current and non-current liabilities reflected therein;

     6. reviewed AMI's preliminary Fiscal 1997 budget provided to us by management;

     7. reviewed certain other operating and financial information provided to us by management relating to AMI's business and prospects;

     8. reviewed the trading history, including recent trading prices, for AMI's common stock;

     9. met with certain members of AMI's senior management to discuss its operations, historical financial statements and future prospects;

   10. visited AMI's facilities in Arlington Heights, IL; Mt. Prospect, IL and Rosemont, IL;

   11. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to AMI;

   12. reviewed the terms of recent acquisitions of companies which we deemed generally comparable to AMI;

   13. solicited indications of interest from companies and other parties that we believed may have an interest in acquiring AMI; and

   14. considered and conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by AMI. With respect to the projections provided to us, we determined not to rely on the estimates of AMI's future financial performance in our analyses because of, among other factors, the inherent uncertainty of projections, the changes in strategic focus at AMI, the numerous revisions made by management to their projections for fiscal 1996 and the fact that actual results for fiscal year 1996 have differed materially from past projections for such periods for AMI. We have not assumed any responsibility for the information provided to us and we have further relied upon the assurances of the management of AMI that they are unaware of any facts that would make the information provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of AMI. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

Based on the foregoing, it is our opinion that the Acquisition Consideration to be paid in the Merger is fair, from a financial point of view, to the stockholders of AMI (other than the Buyer and its affiliates).

In the past we have acted as financial advisor to AMI, have provided investment banking services to AMI, and we have been paid fees for such services. In addition, we have also provided investment banking services for affiliates of Lion Advisors, L.P. and AIF II, L.P., significant stockholders of AMI, which may be deemed to be affiliates of AMI, and we have been paid fees for such services.

It is understood that this letter is intended for the benefit and use of the Board of Directors of AMI and does not constitute a recommendation to AMI stockholders as how to vote on the Merger. This letter may be included in its entirety in any proxy statement or other document distributed to shareholders of AMI in connection with the solicitation of proxies in favor of the Merger (but any reference to or description of the opinion expressed herein in any such proxy statement or other document or any other public reference to this letter shall be subject to our prior written consent).

This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By:
                                            /s/ STEVEN WINOGRAD

                                            -------------------
                                              Senior Managing
                                                  Director

                                                                    APPENDIX III

                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

sec.262 Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                      AM INTERNATIONAL, INC.
                                      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                   THE COMPANY FOR THE SPECIAL MEETING ON _____________  ____, 1997


      The undersigned hereby constitutes and appoints Jerome D. Brady, Thomas D. Rooney and Steven R. Andrews
      and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Stockholders of AM INTERNATIONAL, INC., to be held
P     at _____________________________, __________________________, Illinois on __________________ ___, 1997,
      and at any adjournment or postponement thereof, on all matters coming before said meeting.
R

O                                             COMMENTS:  (change of address)
                                              ___________________________________________
X                                             ___________________________________________
                                              ___________________________________________
Y                                             ___________________________________________
                                              (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

      You are encouraged to specify your choice by marking the appropriate box ON THE REVERSE SIDE.   If you do not mark any box,
      your proxy will be voted in accordance with the Board of Directors' recommendation.  The Proxies cannot vote your shares unless you sign and return this card.

                                                                                                          SEE REVERSE
                                                                                                             SIDE
------------------------------------------------------------------------------------------------------------------------------------

/X/   Please mark your
      vote as in the example.

        This proxy when properly executed will be voted in the manner directed herein.  If no direction is made, this proxy will be voted FOR the proposal to approve and adopt the Merger Agreement and the Merger.

------------------------------------------------------------------------------------------------------------------------------------
                      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL
                      TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER
------------------------------------------------------------------------------------------------------------------------------------

                        FOR        AGAINST       ABSTAIN
1. Approval of the      / /          / /           / /                           Change of Address/           / /
   proposal to approve                                                           Comments on Reverse Side
   and adopt the
   Merger Agreement
   and the Merger

                                                                                 Please mark this Box if      / /
                                                                                 you will personally be
                                                                                 attending the meeting.

------------------------------------------------------------------------------------------------------------------------------------

                                                         Please date and sign exactly as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, name of guardian, please give full title as such.

                                                         _____________________________________________________


                                                         _____________________________________________________
                                                               SIGNATURE(S)                      DATE